Exhibit 10.1

$65,000,000

CREDIT AGREEMENT

among

AV HOMES, INC., as Borrower,

and

The Several Lenders from Time to Time Parties Hereto,

and

JPMORGAN CHASE BANK, N.A.,

as Swingline Lender, an Issuing Lender, Administrative Agent and Collateral Agent

Dated as of April 7, 2014

J.P. MORGAN SECURITIES LLC,

as Lead Arranger and Lead Bookrunner

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS	1

1.1	Defined Terms	1

1.2	Other Definitional Provisions	28

SECTION 2.	AMOUNT AND TERMS OF COMMITMENTS	29

2.1	Commitments	29

2.2	Procedure for Revolving Loan Borrowing	29

2.3	Swingline Commitment	29

2.4	Procedure for Swingline Borrowing; Refunding of Swingline Loans	30

2.5	Commitment Fees, etc	31

2.6	Termination or Reduction of Commitments	31

2.7	Optional Prepayments	31

2.8	Mandatory Prepayments	32

2.9	Conversion and Continuation Options	32

2.10	Limitations on Eurodollar Tranches	33

2.11	Interest Rates and Payment Dates	33

2.12	Computation of Interest and Fees	33

2.13	Inability to Determine Interest Rate	33

2.14	Pro Rata Treatment and Payments	34

2.15	Requirements of Law	35

2.16	Taxes	36

2.17	Indemnity	40

2.18	Change of Lending Office	40

2.19	Replacement of Lenders	40

2.20	Defaulting Lenders	41

2.21	Increase in Commitments	43

SECTION 3.	LETTERS OF CREDIT	44

3.1	L/C Commitment	44

3.2	Procedure for Issuance of Letter of Credit	44

3.3	Fees and Other Charges	45

3.4	L/C Participations	45

3.5	Reimbursement Obligation of the Borrower	46

3.6	Obligations Absolute	46

3.7	Letter of Credit Payments	47

3.8	Applications	47

3.9	Cash Collateral	47

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SECTION 4.	REPRESENTATIONS AND WARRANTIES	48

4.1	Financial Statement	48

4.2	No Material Adverse Change	48

4.3	Organization, Powers, and Capital Stock	48

4.4	Authorization; and Validity of this Agreement; Consents; etc.	48

4.5	Compliance with Laws and Other Requirements	49

4.6	Litigation	49

4.7	No Default	50

4.8	Title to Properties	50

4.9	Tax Liability	50

4.10	Regulations U and X; Investment Company Act	50

4.11	ERISA Compliance	50

4.12	Subsidiaries; Joint Ventures	51

4.13	Environmental Matters	52

4.14	No Misrepresentation	52

4.15	Solvency	52

4.16	Foreign Direct Investment Regulations	52

4.17	Relationship of the Loan Parties	52

4.18	Insurance	52

4.19	Anti-Corruption Laws and Sanctions	53

4.20	Intellectual Property; Licenses, Etc.	53

4.21	Security Documents	53

4.22	Regulation H	53

SECTION 5.	CONDITIONS PRECEDENT	54

5.1	Conditions to Initial Extension of Credit	54

5.2	Conditions to Each Extension of Credit	55

SECTION 6.	AFFIRMATIVE COVENANTS	57

6.1	Reporting Requirements	57

6.2	Payment of Obligations, Taxes and Other Potential Liens	59

6.3	Preservation of Existence	59

6.4	Maintenance of Properties	60

6.5	Access to Premises and Books	60

6.6	Notices	60

6.7	Addition or Release of Guarantors; Additional Collateral, Etc	60

6.8	Compliance with Laws and Other Requirements	61

6.9	Use of Proceeds	62

2

6.10	Further Assurances	62

6.11	Borrowing Base Account, Interest Reserve Account, Collateral Proceeds Account and Operating Accounts	62

6.12	Appraisals	63

SECTION 7.	NEGATIVE COVENANTS	63

7.1	Financial Condition Covenants	63

7.2	Liens and Encumbrances	64

7.3	Fundamental Changes; Asset Sales; Acquisitions	64

7.4	Investments	65

7.5	Secured Indebtedness	66

7.6	No Margin Stock	66

7.7	Burdensome Agreements	66

7.8	Restricted Payments	67

7.9	Prepayments of Indebtedness	67

7.10	Pension Plan	67

7.11	Transactions with Affiliates	68

7.12	Use of Proceeds	68

SECTION 8.	EVENTS OF DEFAULT; REMEDIES	68

SECTION 9.	THE AGENTS	71

9.1	Appointment	71

9.2	Delegation of Duties	71

9.3	Exculpatory Provisions	71

9.4	Reliance by Agents	72

9.5	Notice of Default	72

9.6	Non-Reliance on Agents and Other Lenders	72

9.7	Indemnification	73

9.8	Agents in Their Individual Capacity	73

9.9	Successor Agents	73

SECTION 10.	MISCELLANEOUS	74

10.1	Amendments and Waivers	74

10.2	Notices	75

10.3	No Waiver; Cumulative Remedies	76

10.4	Survival of Representations and Warranties	76

10.5	Payment of Expenses and Taxes	76

10.6	Successors and Assigns; Participations and Assignments	77

10.7	Adjustments; Set off	80

10.8	Counterparts	80

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10.9	Severability	80

10.10	Integration	81

10.11	GOVERNING LAW	81

10.12	Submission To Jurisdiction; Waivers	81

10.13	Acknowledgements	81

10.14	Releases of Guarantees; Release of Security	82

10.15	Modifications to Mortgaged Property	83

10.16	Confidentiality	83

10.17	WAIVERS OF JURY TRIAL	84

10.18	USA Patriot Act	84

4

SCHEDULES:

1.1A	Commitments
1.1B	Existing Liens
1.1C	Initial Guarantors
1.1D	Issuing Lender Addresses
4.11	Pension Plans
4.12	Subsidiaries
4.21(a)	Financing Statements
6.1(f)	Format of Joint Venture Reporting
7.5	Secured Indebtedness

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Borrowing Base Certificate
D	Form of Assignment and Assumption
E	Form of New Lender Supplement
F	Forms of Legal Opinions
G	Form of Exemption Certificates
H	Administration of Security and Borrowing Base

5

CREDIT AGREEMENT (this “Agreement”), dated as of April 7, 2014, among AV HOMES, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as Swingline Lender, an Issuing Lender, Administrative Agent and Collateral Agent (each as hereinafter defined).

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acceptable Appraisal”: an appraisal (reasonably acceptable to each Lender as to form, assumptions, substance and appraisal date that is addressed to the Administrative Agent and was commissioned by the Administrative Agent) prepared on a fair market value basis by a qualified licensed professional appraiser reasonably acceptable to the Administrative Agent and complying in all material respects with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989. The procedure for review and acceptance by each Lender of an Acceptable Appraisal shall be as described in Exhibit H.

“Acquisition”: any transaction, or any series of related transactions, by which the Borrower or any Guarantor (i) acquires all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes or by percentage of voting power) of the Voting Stock of another Person.

“Adjusted Appraised Value”: with respect to any Unit Under Contract, the lesser of (a) the Appraised Value of such Unit Under Contract and (b) the cash consideration for such Unit Under Contract set forth in the bona fide contract of sale for such Unit.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, successors and assigns, as the administrative agent for the Lenders under this Agreement and the other Loan Documents.

“Affiliate”: as to any Person, any Person (a) which directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with such Person, or (b) which directly, or indirectly through one or more intermediaries, owns beneficially or of record twenty percent (20%) or more of the Voting Stock of such Person.

“Agents”: the Administrative Agent and the Collateral Agent.

“Agent Indemnitee”: as defined in Section 9.7.

“Agreement”: as defined in the preamble hereto.

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin”: (a) 2.25%, in the case of ABR Loans and (b) 3.25%, in the case of Eurodollar Loans.

“Application”: an application, in such customary form as an Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Appraised Value”: with respect to any Real Property Inventory or any portion thereof, the appraised value of such Real Property Inventory or portion thereof set forth on an “as is” basis in the most-recent Acceptable Appraisal received by the Administrative Agent pursuant to this Agreement. The Appraised Value of Real Property Inventory shall be adjusted to take into account any portion that has been sold or otherwise transferred. The Appraised Value of a portion of Real Property Inventory shall be calculated based on the Acceptable Appraisal for such Real Property Inventory and allocated to such portion of such Real Property Inventory by the Borrower based on the methodology described in Exhibit H. The Appraised Value of all or any portion of any Real Property Inventory shall be adjusted from time to time to take into account the book value of ongoing or completed construction of Units and improvements to Real Property Inventory based on the methodology described in Exhibit H or as otherwise approved by the Administrative Agent in its reasonable discretion.

“Approved Fund”: any entity that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger”: J.P. Morgan Securities LLC.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D.

“Authorized Financial Officer”: any of the chief financial officer, treasurer, assistant treasurer or controller of the Borrower.

“Available Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect over (b) such Lender’s Percentage Interest of the Borrowing Base Debt.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Basel III”: the third of the so-called Basel Accords issued by the Basel Committee on Banking Supervision.

“Benefitted Lender”: as defined in Section 10.7(a).

“Blocked Account Control Agreement”: a blocked account control agreement by and among the relevant Loan Party, the relevant depositary bank and/or securities intermediary (which shall be JPMorgan Chase Bank, N.A. or another financial institution reasonably acceptable to the Collateral Agent), and the Collateral Agent, which agreement shall be in form and substance reasonably satisfactory to the Collateral Agent.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Base”: as of any date, an amount calculated as follows (with each of the following included only to the extent such assets are wholly-owned assets of Loan Parties and are not encumbered by Liens (other than, to the extent any of the following constitute Qualified Real Property Inventory, those Permitted Liens specified in the definition of “Qualified Real Property Inventory”)):

(a) 100% of Borrowing Base Cash to the extent the amount of such Borrowing Base Cash exceeds the Interest Reserve; plus

(b) 100% of the amount of Escrow Proceeds Receivable; plus

(c) 85% of the Adjusted Appraised Value of Units Under Contract; plus

(d) subject to the limitations set forth below, 85% of the Appraised Value of Speculative Units; plus

(e) subject to the limitations set forth below, 85% of the Appraised Value of Model Units; plus

(f) 65% of the Appraised Value of Finished Lots; plus

(g) 65% of the Appraised Value of Lots Under Development; plus

(h) subject to the limitation set forth below, 50% of the Appraised Value of Entitled Land that is not included in the Borrowing Base clauses (a) through (g).

Notwithstanding the foregoing:

(i) the advance rate for Speculative Units shall decrease to 65% for any Unit that has been a Speculative Unit for more than 360 days;

(ii) the advance rate for Model Units shall decrease to 65% for any Unit that has been a Model Unit for more than 360 days following the sale of the last production Unit in the applicable project relating to such Model Unit; and

(iii) the Borrowing Base shall not include any amount under clause (h) under the Borrowing Base to the extent that such amount exceeds 40% of the total Borrowing Base.

The Borrowing Base shall be administered by the Administrative Agent in accordance with the procedures described on Exhibit H. Such procedures may be modified with the consent of the Administrative Agent and the Borrower.

“Borrowing Base Account”: one or more deposit accounts or securities accounts maintained by the Borrower with the Collateral Agent or its designee or such other financial institution reasonably acceptable to the Collateral Agent in which the Collateral Agent has (for the ratable benefit of the Lenders and the Agents) a first priority security interest and Lien, perfected by control pursuant to a Blocked Account Control Agreement, as collateral security for the Obligations.

“Borrowing Base Availability”: as of any date, the lesser of (a) the Commitments minus the Borrowing Base Debt on such date and (b) the excess, if positive, of the Borrowing Base calculated in the most recently delivered Borrowing Base Certificate minus the Borrowing Base Debt on such date.

“Borrowing Base Cash”: Unrestricted Cash held by the Loan Parties in the Borrowing Base Account.

“Borrowing Base Certificate”: a certificate setting forth the Borrowing Base duly executed by an Authorized Financial Officer substantially in the form of Exhibit C.

“Borrowing Base Debt”: as of any date, the aggregate principal amount of Loans outstanding after giving effect to any borrowings, repayments and prepayments on such date plus the amount of L/C Obligations outstanding on such date after giving effect to any issuance, reimbursements or terminations made on such date.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: the business of owning, developing and selling single-family residential real estate (including Real Property Inventory), acquiring real estate for such purposes and, in connection therewith, providing the required services, credit and other facilities related thereto.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Stock”: any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of any Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease”: with respect to any Person, any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations”: any obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of any such obligations shall be the capitalized amount thereof determined in accordance with GAAP at the time any determination thereof is to be made.

“Cash Collateralize”: to pledge and deposit with or deliver to the Collateral Agent, for the benefit of one or more of the Issuing Lenders or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Collateral Agent and each applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Collateral Agent and each applicable Issuing Lender. “Cash Collateralized” and “Cash Collateralization” shall have a meaning correlative to the foregoing. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (1) securities, certificates and notes with maturities of 364 days or less from the date of acquisition that are within one of the following classifications: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) mortgage-backed securities issued or fully guaranteed or insured by the Federal Home Loan Mortgage Corporation, Federal National Mortgage Association, or a similar government sponsored enterprise or mortgage agency, (c) securities issued by States, territories and possessions of the United States and their political subdivisions (municipalities), with ratings of at least “A” or the equivalent thereof by Standard & Poor’s Financial Services LLC (“S&P”) or Moody’s Investors Services, Inc. (“Moody’s”), (d) time deposits, certificates of deposit, bankers’ acceptances, or similar short-term notes issued by a commercial bank domiciled and registered in the United States which has (or the holding company of which has) a commercial paper rating of at least A-l or the equivalent thereof by S&P or P-l or the equivalent thereof by Moody’s or (e) commercial paper of a domestic issuer rated at least A-l or the equivalent thereof by S&P or P-l or the equivalent thereof by Moody’s; and (2) money market mutual funds which invest in securities listed in (a) through (e) above with a weighted average maturity of less than one year.

“CDD”: a Community Development District and/or Community Development Authority or similar governmental or quasi-governmental entity created under state or local statutes to encourage planned community development and to allow for the construction and maintenance of long-term infrastructure through alternative financing sources, including the tax-exempt and/or the taxable bond markets.

“Change in Status”: the occurrence of any of the following events with respect to a Subsidiary that, immediately prior to such event, is a Loan Party: (a) all of the assets of such Subsidiary are sold or otherwise disposed of in a transaction in compliance with the terms of this Agreement; (b) all of the Capital Stock of such Subsidiary held by the Borrower or any Restricted Subsidiary is sold or otherwise disposed of to any Person other than a Borrower or a Restricted Subsidiary in a transaction in compliance with the terms of this Agreement; or (c) such Subsidiary is designated an Unrestricted Subsidiary (or otherwise ceases to be a Restricted Subsidiary, including by way of liquidation or merger) in compliance with the terms of this Agreement.

“Change of Control”: (a) any Person or group (as that term is understood under Section 13(d) of the Exchange Act and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of the Borrower equal to at least fifty percent (50%); or (b) as of any date a majority of the board of directors of the Borrower consists of individuals who were not either (i) directors of the Borrower as of the corresponding date of the previous year, (ii) selected or nominated to become directors by the board of directors of the

Borrower of which a majority consisted of individuals described in clause (b)(i) above or (iii) selected or nominated to become directors by the board of directors of the Borrower of which a majority consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii) above.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.2 shall have been satisfied (which in no event shall be later than May 15, 2014).

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Documents.

“Collateral Agent”: JPMorgan Chase Bank, N.A.

“Collateral Proceeds Account”: one or more deposit accounts or securities accounts (to which are credited only cash and Cash Equivalents representing or arising from proceeds of the sale or other disposition of Qualified Real Property Inventory) maintained by the Borrower with the Collateral Agent or its designee or such other financial institutions reasonably acceptable to the Collateral Agent in which the Collateral Agent has (for the ratable benefit of the Lenders and the Agents) a first priority security interest and Lien, perfected by control pursuant to a Contingent Account Control Agreement, as collateral security for the Obligations.

“Commitment”: as to any Lender, the obligation of such Lender to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Commitments is $65,000,000.

“Commitment Fee Rate”: 0.50% per annum.

“Commitment Period”: the period from and including the Closing Date to the Termination Date.

“Competitor”: any Person that is itself, or is owned or Controlled by, a Person that is (i) listed on the most recent Builder 100 list published by Builder magazine, ranked by revenues or closings (or if such list is no longer published, identified in such other published list or through such other means as is mutually agreed by the Administrative Agent and the Borrower) or any Affiliate of such Person or (ii) engaged primarily in the Business or the business of investing in distressed real estate and is not a banking institution, life insurance company, fund or other similar financial institution that ordinarily is engaged in the business of making real estate loans in the ordinary course of business.

“Compliance Certificate”: a certificate duly executed by an Authorized Financial Officer substantially in the form of Exhibit B.

“Consolidated Debt”: at any date, without duplication:

(a) all funded Indebtedness (other than Contingent Obligations) of the Loan Parties and their respective Subsidiaries (other than Unrestricted Subsidiaries) determined on a consolidated basis in accordance with GAAP; plus

(b) funded Indebtedness of each Joint Venture to the extent that it has recourse to or is guaranteed by the Borrower or any other Loan Party; plus

(c) Contingent Obligations of the Loan Parties and their respective Subsidiaries (other than Unrestricted Subsidiaries), regardless of whether amounts are then due and payable in respect thereof; plus

(c) the sum of all reimbursement obligations with respect to drawn Performance Letters of Credit and Financial Letters of Credit (excluding any portion of the actual or potential reimbursement obligations that are secured by cash collateral), in each case for which the applicant is a Loan Party or any of its Subsidiaries (other than Unrestricted Subsidiaries); plus

(d) funded Indebtedness of Unrestricted Subsidiaries or third parties to the extent that it has recourse to or is guaranteed by any Loan Party or any of its Subsidiaries (other than Unrestricted Subsidiaries); plus

(e) the net aggregate Swap Termination Value of all agreements relating to Hedging Obligations of the Loan Parties and their respective Subsidiaries (other than Unrestricted Subsidiaries).

Notwithstanding the foregoing, “Consolidated Debt” shall exclude (i) Indebtedness of a Loan Party to another Loan Party, (ii) except as otherwise provided in the foregoing clauses (b), (c) and (d), Indebtedness of Unrestricted Subsidiaries and Joint Ventures that otherwise is consolidated under GAAP, (iii) (x) Capitalized Lease Obligations pertaining to Model Units and (y) at any time, up to $5,000,000 of Capitalized Lease Obligations not described in sub-clause (x) of this clause (iii) and (iv) liabilities relating to real estate not owned as determined under GAAP.

“Consolidated EBITDA”: for any period, (a) the Consolidated Net Income of the Loan Parties and their respective Subsidiaries plus (b) to the extent deducted from revenues in determining Consolidated Net Income of the Loan Parties and their respective Subsidiaries: (i) Consolidated Interest Expense, (ii) expense for income taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) non-cash (including impairment) charges, (vi) extraordinary losses, (vii) loss (gain) on early extinguishment of indebtedness and (viii) until the relevant period for which Consolidated EBITDA is measured no longer includes any period ending on or before June 30, 2014, one-time equity and/or debt issuance transaction costs and expenses in an amount not to exceed $682,000, minus (c) to the extent added to revenues in determining Consolidated Net Income, non-cash gains and extraordinary gains (including for the avoidance of doubt, gains relating to the release of any tax valuation asset reserves); provided, however, that Consolidated EBITDA shall include net income of any Unrestricted Subsidiary or Joint Venture only to the extent distributed to Loan Parties.

“Consolidated Interest Expense”: for any period, the consolidated interest expense and capitalized interest and other interest charges amortized to cost of sales of Loan Parties and their respective Subsidiaries (other than Unrestricted Subsidiaries) for such period, determined on a consolidated basis in accordance with GAAP; provided, however, “Consolidated Interest Expense” shall exclude Consolidated Interest Expense of Joint Ventures (but only to the extent that any corresponding Indebtedness does not have recourse to, and is not guaranteed by, a Loan Party) that otherwise is consolidated under GAAP.

“Consolidated Interest Incurred”: for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of interest (excluding interest of a Loan Party to another Loan Party) incurred, whether such interest was expensed or capitalized, paid, accrued, or scheduled to be paid or accrued during such period by the Loan Parties and their respective Subsidiaries during such period, including (a) the interest portion of all deferred payment obligations, and (b) all commissions, discounts, and other fees and charges (excluding premiums) owed with respect to bankers’ acceptances and letter of credit financings (including, without limitation, letter of credit fees) and Hedging Obligations, in each case to the extent attributable to such period; provided, however, that (x) the Consolidated Interest Incurred of any Subsidiary shall only be included in the amount of the Loan Parties’ pro-rata share of interest, (y) for the avoidance of doubt, Consolidated Interest Incurred shall not include the amortization of deferred financing costs or expenses, and (z) “Consolidated Interest Incurred” shall exclude Consolidated Interest Incurred of Joint Ventures and Unrestricted Subsidiaries (but (i) only to the extent that any corresponding Indebtedness does not have recourse to, and is not guaranteed by, a Loan Party and (ii) Consolidated Interest Incurred of Joint Ventures and Unrestricted Subsidiaries shall be included to the extent any such interest is paid by any Loan Party) that otherwise is consolidated under GAAP. For purposes of this definition, interest on Capital Leases shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Leases in accordance with GAAP.

“Consolidated Net Income”: for any period, the net income (or loss) attributable to the Loan Parties and their respective Subsidiaries (other than Unrestricted Subsidiaries) for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Net Worth”: at any date, the consolidated stockholders equity, less Intangible Assets, of the Loan Parties and their respective Subsidiaries (other than Unrestricted Subsidiaries) determined in accordance with GAAP on a consolidated basis, all determined as of such date.

“Contingent Account Control Agreement”: a contingent account control agreement by and among the relevant Loan Party, the relevant depositary bank and/or securities intermediary (which shall be JPMorgan Chase Bank, N.A. or another financial institution reasonably acceptable to the Collateral Agent) and the Collateral Agent, which agreement shall be in form and substance reasonably satisfactory to the Collateral Agent.

“Contingent Obligation”: with respect to any Person, any agreement, undertaking or arrangement by which such Person assumes, guarantees (which, for the avoidance of doubt, shall include payment guarantees), endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the monetary obligation or monetary liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including any comfort letter, operating agreement, take-or-pay contract, “put” agreement or other similar arrangement; provided that Contingent Obligations shall not include (w) re-margin guarantees, (x) obligations (including indemnity obligations, but excluding Indebtedness for borrowed money) incurred in the ordinary course of business, including in respect of land acquisition contracts, (y) endorsements of instruments for deposit or collection in the ordinary course of business and (z) the development liability for sold land described in Note 8 to the consolidated financial statements of the Borrower as of December 31, 2013 included in the Form 10-K of the Borrower for the period ended December 31, 2013 and similar obligations. The amount of any Contingent Obligation shall be equal to the amount so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Contractual Obligation”: any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party”: the Agents, the Issuing Lenders, the Swingline Lender or any other Lender and, for the purposes of Section 10.13 only, any other Agent and the Arranger.

“Default”: any event or circumstance that, with the giving of notice or passage of time, or both, would become an Event of Default.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Effective Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date shall be the date of this Agreement.

“Eligible Assignee”: any of (i) a Lender or a Lender Affiliate, (ii) a commercial bank organized under the laws of the United States, or any State thereof, and having (x) total assets in excess of $1,000,000,000 and (y) a combined capital and surplus of at least $250,000,000; (iii) a commercial bank organized under the laws of any other country which is a member of OECD, or a political subdivision of any such country, and having (x) total assets in excess of $1,000,000,000 and (y) a combined capital and surplus of at least $250,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of OECD; (iv) a life insurance company organized under the laws of any State of the United States, or organized under the laws of any country and licensed as a life insurer by any State within the United States and having admitted assets of at least $1,000,000,000; (v) a nationally or internationally recognized investment banking company or other financial institution in the business of making, investing in or purchasing loans, or an Affiliate thereof organized under the laws of any State of the United States or any other country which is a member of OECD, and licensed or qualified to conduct such business under the laws of any such State and having (1) total assets of at least $1,000,000,000 and (2) a net worth of at least $250,000,000; or (vi) an Approved Fund. Notwithstanding the foregoing, the following shall not be “Eligible Assignees”: (a) any Defaulting Lender, (b) the Borrower or any of its Affiliates and (c) Competitors identified to the Administrative Agent and the Lenders from time to time.

“Entitled Land”: Qualified Real Property Inventory comprised of land where all requisite zoning requirements and land use requirements have been satisfied, and all requisite approvals have been obtained from all applicable Governmental Authorities (other than approvals which are simply ministerial and non-discretionary in nature or otherwise not material) in order to develop the land as a residential housing project.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or safety, or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: (a) any entity, whether or not incorporated, that is under common control with a Loan Party within the meaning of Section 4001(a)(14) of ERISA; (b) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which a Loan Party is a member; (c) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which a Loan Party is a member; and (d) with respect to any Loan Party, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Loan Party, any corporation described in clause (b) above or any trade or business described in clause (c) above is a member. Any former ERISA Affiliate of any Loan Party shall continue to be considered an ERISA Affiliate of the Loan Party within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Loan Party and with respect to liabilities arising after such period for which the Loan Party could be liable under the Code or ERISA.

“ERISA Event”: (a) the failure of any Plan to comply with any material provisions of ERISA and/or the Code (and applicable regulations under either) or with the material terms of such Plan; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any Reportable Event; (d) the failure of any Loan Party or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA; (e) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (g) the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (h) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (i) the failure by any Loan Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (j) the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Pension Plan or Multiemployer Plan; (k) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, in “endangered” or “critical” status (within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA) or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (l) the failure by any Loan Party or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; (m) the withdrawal by any Loan Party or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Loan Party or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (n) the imposition of liability on any Loan Party or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (o) the occurrence of an act or omission which could give rise to the imposition on any Loan Party or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Plan; (p) the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against any Loan Party or any of their respective ERISA Affiliates in connection with any Plan; (q) receipt from the IRS of notice of the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan (or any other Plan) to qualify for exemption from taxation under Section 501(a) of the Code; or (r) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan.

“Escrow Proceeds Receivable”: (a) funds unconditionally due to the Borrower or any Guarantor held in escrow following the sale and conveyance of title of a Unit to a buyer and (b) non-refundable deposits held in escrow for the benefit of the Borrower or any Guarantor.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to any Eurodollar Loan for any Interest Period, the London interbank offered rate as administered by the British Bankers Association (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period; provided, that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars then the Eurodollar Base Rate shall be the Interpolated Rate. “Interpolated Rate” means the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case at such time.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to those Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same date).

“Event of Default”: any of the events specified in Section 8.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by PNC Bank, National Association from three federal funds brokers of recognized standing selected by it.

“Financial Letter of Credit”: a letter of credit that is not a Performance Letter of Credit.

“Financial Letter of Credit Sublimit”: at any time, a dollar amount equal to the lesser of (a) 50% of the aggregate Commitments outstanding at such time and (b) the L/C Commitments.

“Financial Services Subsidiary”: a Subsidiary engaged exclusively in mortgage banking (including mortgage origination, loan servicing, mortgage broker and title and escrow businesses), master servicing and related activities, including, without limitation, a Subsidiary which facilitates the financing of mortgage loans and mortgage-backed securities and the securitization of mortgage-backed bonds and other activities ancillary thereto. Any Financial Services Subsidiary may execute and deliver to the Administrative Agent a supplement to the Guarantee and Collateral Agreement and become a Guarantor.

“Finished Lots”: Entitled Land with respect to which (a) work has been completed in relation to such Entitled Land to such an extent that building permits at each Unit on such Entitled Land may be obtained and (b) vertical construction has not commenced.

“Flood Laws” means, collectively, (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994, and (iv) the Flood Insurance Reform Act of 2004, in each case, as now or hereinafter in effect, and any successor statute thereto.

“Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non-US law that is maintained or contributed to by any Group Member, any ERISA Affiliate or any other entity related to a Group Member on a controlled group basis.

“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Group Member, or ERISA Affiliate or any other entity related to a Group Member on a controlled group basis.

“Foreign Plan Event”: with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Fronting Exposure”: at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Percentage Interest of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Percentage Interest of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, taxing, regulatory, or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by each Guarantor, substantially in the form of Exhibit A.

“Guarantors”: each direct or indirect Subsidiary of the Borrower except Unrestricted Subsidiaries. The initial Guarantors are indicated on Schedule 1.1C to this Agreement.

“Hazardous Substances”: all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, infectious or medical wastes and all other substances or wastes of any nature that are regulated pursuant to, or would give rise to liability under, any Environmental Law.

“Hedging Obligations”: with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), (a) under any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities, or exchange transaction, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Increased Facility Closing Date”: as defined in Section 2.21.

“Indebtedness”: with respect to any Person, at any date, without duplication, (a) all liabilities and obligations, contingent or otherwise, of such Person, (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors (but specifically excluding from such exception the deferred purchase price of Real Property Inventory), (iv) evidenced by bankers’ acceptances, (v) consisting of obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, except Liens described in clauses (b) through (f) of the definition of “Permitted Liens”, so long as the obligations secured thereby are not more than sixty (60) days delinquent, (vi) consisting of Capitalized Lease Obligations (including any Capitalized Leases entered into as a part of a sale/leaseback transaction), (vii) consisting of liabilities and obligations under any receivable sales transactions, (viii) consisting of a Financial Letter of Credit (but excluding Performance Letters of Credit and performance or surety bonds) or a reimbursement obligation of such Person with respect to any Financial Letter of Credit (but excluding Performance Letters of Credit and performance or surety bonds), (ix) consisting of the net obligations of such Person with respect to any Hedging Obligations, (x) consisting of Off-Balance Sheet Liabilities or (xi) consisting of Contingent Obligations; and (b) obligations of such Person to purchase Securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

“Intangible Assets”: assets that are considered to be intangible assets under GAAP, including, to the extent considered to be intangible assets under GAAP, customer lists, goodwill, copyrights, trade names, trademarks, patents, franchises and licenses.

“Interest Coverage Ratio”: as of any date, for a rolling period of the most recent four fiscal quarters for which financial statements are available, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Incurred.

“Interest Payment Date”: (a) as to any ABR Loan (other than any Swingline Loan), the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, and a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter (or, such other period as may be agreed to by all Lenders), as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter (or, such other period as may be agreed to by all Lenders), as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period that would extend beyond the Termination Date; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Interest Reserve”: (a) at any time that the Interest Coverage Ratio, as of the last day of the most recently ended fiscal quarter, is less than 1.5 to 1.0, the Minimum Liquidity Amount and (b) at any time that the Interest Coverage Ratio, as of the last day of the most recently ended fiscal quarter, is more than 1.5 to 1.0, zero.

“Interest Reserve Account”: one or more deposit accounts or securities accounts (to which are credited only cash and Cash Equivalents representing the Interest Reserve) maintained by the Borrower with the Collateral Agent or its designee or such other financial institution reasonably acceptable to the Collateral Agent in which the Collateral Agent has (for the ratable benefit of the Lenders and the Agents) a first priority security interest and Lien, perfected by control pursuant to a Blocked Account Control Agreement, as collateral security for the Obligations.

“Interpolated Rate”: as defined in the definition of “Eurodollar Base Rate”.

“Investment”: (a) the purchase or other acquisition of Capital Stock or other securities of another Person, (b) a loan, advance, extension of credit (by way of guarantee or otherwise) or capital contribution to another Person or (c) the purchase or other acquisition of assets of another Person that constitute a business unit. For purposes hereof, the book value of any Investment shall be calculated in accordance with GAAP unless otherwise specified herein.

“Issuance Date”: the date of issuance of a Letter of Credit by an Issuing Lender.

“Issuing Lender”: JPMorgan Chase Bank, N.A., in its capacity as issuer of any Letter of Credit, and any other Lender approved by the Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or, in each case, any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit and with respect to all or a portion of the L/C Commitment (as agreed separately in writing with the Borrower). Each reference herein to “the Issuing Lenders” shall be the collective reference to each Issuing Lender.

“Joint Venture”: any Person, other than a Subsidiary, in which the Borrower or a Subsidiary holds any stock, partnership interest, joint venture interest, limited liability company interest or other equity interest.

“L/C Commitment”: at any time, an amount equal to the amount of the Total Commitments then in effect.

“L/C Exposure”: at any time, the total L/C Obligations. The L/C Exposure of any Lender at any time shall be its Percentage Interest of the total L/C Exposure at such time.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: the collective reference to all the Lenders other than the applicable Issuing Lender.

“Lenders”: as defined in the preamble hereto and, as the context requires, includes the Swingline Lender.

“Letters of Credit”: as defined in Section 3.1(a).

“Leverage Ratio”: the ratio, as of any date, of (a) Consolidated Debt minus Unrestricted Cash, to the extent Unrestricted Cash exceeds the Interest Reserve, divided by (b) Consolidated Debt plus Consolidated Tangible Net Worth minus Unrestricted Cash, to the extent Unrestricted Cash exceeds the Interest Reserve.

“Lien”: any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, encumbrance, lien (statutory or other), preference, priority or other security agreement or similar preferential arrangement of any kind or nature whatsoever (including without limitation any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the authorized filing by or against a Person of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction). For the avoidance of doubt, a restriction, covenant, easement, right of way, or similar encumbrance affecting any interest in real property owned by any Loan Party and which does not secure an obligation to pay money is not a Lien.

“Liquidity”: at any time, the sum of all Unrestricted Cash held by the Loan Parties and their respective Subsidiaries (other than Unrestricted Subsidiaries).

“Loan”: any Revolving Loan made by any Lender or Swingline Loan made by the Swingline Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes (if any), all other documents (if any) from time to time executed and delivered by a Loan Party that evidence, secure or guarantee any of the Obligations and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: as of any date, collectively, the Borrower and the Guarantors. A “Loan Party” shall mean, the Borrower or any Guarantor, individually.

“Lots Under Development”: Entitled Land where physical site work has commenced but which is not a Finished Lot, Unit Under Construction or Unit Under Contract.

“Material Adverse Effect”: (a) a change, event or circumstance that could reasonably be expected to result in a material adverse effect on the financial condition of the Loan Parties and their respective Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Borrower or any other Loan Party to perform its payment or other material obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect, or enforceability against the Borrower or any other Loan Party of any payment or material obligations of the Borrower or such other Loan Party under any Loan Document to which it is a party.

“Minimum Liquidity Amount”: as defined in Section 7.1(b).

“Model Unit”: a Unit Under Construction to be used as a model home in connection with the sale of Units in a residential housing project. “Mortgage”: each of the mortgages, deeds of trust and similar instruments (including any spreader, amendment, restatement or similar modification of any existing Mortgage) made by any Loan Party in favor or for the benefit of Collateral Agent for the benefit of itself and the Lenders, in form and substance reasonably satisfactory to Collateral Agent and the Borrower.

“Mortgaged Property”: the Real Property Inventory of the Loan Parties, as to which there has been granted, for the benefit of the Agents and the Lenders, a Lien pursuant to a Mortgage. Mortgaged Property includes Qualified Real Property Inventory.

“Multiemployer Plan”: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“New Lender”: as defined in Section 2.21.

“New Lender Supplement”: as defined in Section 2.21.

“Non-Excluded Taxes”: as defined in Section 2.16(a).

“Non-Recourse Indebtedness”: Indebtedness of a Loan Party for which its liability is limited to the Real Property Inventory upon which it grants a Lien to the holder of such Indebtedness as security for such Indebtedness (including, in the case of Indebtedness of a Subsidiary that holds title to Real Property Inventory, liability of that Subsidiary and liabilities secured by a pledge of the equity interests of such Subsidiary (if such Real Property Inventory constitutes all or substantially all the assets of such Subsidiary)).

“Non-U.S. Lender”: as defined in Section 2.16(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Agents or to any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Agents or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“OECD”: the Organization of Economic Cooperation and Development.

“Off-Balance Sheet Liabilities”: (a) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries or (b) any liability of such Person or any of its Subsidiaries under any financing lease, any synthetic lease (under which all or a portion of the rent payments made by the lessee are treated, for tax purposes, as payments of interest, notwithstanding that the lease may constitute an operating lease under GAAP) or any other similar lease transaction.

“Other Taxes”: any and all present or future stamp or documentary taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (including any interest, additions to tax or penalties applicable thereto), except any such taxes that are described under clause (ii) of the first sentence of Section 2.16(a) and that are imposed with respect to an assignment or transfer (other than an assignment or transfer made pursuant to Section 2.19).

“Operating Accounts”: one or more deposit accounts or securities accounts maintained by the Borrower with the Collateral Agent or its designee or such other financial institutions reasonably acceptable to the Collateral Agent in which the Collateral Agent has for the ratable benefit of the Lenders and the Collateral Agent a first priority security interest and Lien, perfected by control pursuant to a Contingent Account Control Agreement, as collateral security for the Obligations; provided that the Operating Accounts shall not include (a) deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s salaried employees, and (b) to the extent not subject to a control agreement after exercise of commercially reasonable efforts by the Borrower, zero balance accounts.

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation established under Section 4002 of ERISA and any successor entity performing similar functions.

“Pension Plan”: any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Percentage Interest”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding; provided, that, in the event that the Loans are paid in full prior to the reduction to zero of the Borrowing Base Debt, the Percentage Interests shall be determined in a manner designed to ensure that the remaining Borrowing Base Debt shall be held by the Lenders on a comparable basis.

“Performance Letter of Credit”: any letter of credit issued: (a) on behalf of a Person in favor of a Governmental Authority, including any utility, water, or sewer authority, or other similar entity, for the purpose of assuring such Governmental Authority that such Person or an Affiliate of such Person will properly and timely complete work it has agreed to perform for the benefit of such Governmental Authority; (b) in lieu of cash deposits to obtain a license, in place of a utility deposit, or for land option contracts; (c) in lieu of other contract performance, to secure performance warranties payable upon breach, and to secure the performance of labor and materials, including construction, bid, and performance bonds; or (d) to secure refund or advance payments on contractual obligations where default of a performance-related contract has occurred.

“Permitted Acquisition”: any Acquisition (other than by means of a hostile takeover, hostile tender offer or other similar hostile transaction) of a business or entity engaged primarily in the Business or a business reasonably related thereto or a reasonable extension thereof, in respect of which the majority of shareholders (or other equity interest holders), the board of directors or other governing body thereof approves such Acquisition, provided that, immediately before and after giving effect to such Acquisition, no Default or Event of Default has occurred and is continuing.

“Permitted Liens”:

(a) Liens existing on the date of this Agreement and described on Schedule 1.1B hereto and Liens, if any, granted to secure the Obligations;

(b) Liens imposed by Governmental Authorities for taxes, assessments or other charges (other than any such obligation imposed pursuant to Section 430(k) of the Code or 303(k) of ERISA) not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP;

(c) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law (even if pursuant to additional notices or filings authorized by statute) in the ordinary course of business provided that (i) the underlying obligations are not overdue or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; provided that the aggregate amount of Liens outstanding at any time pursuant to this clause (ii) shall in no event exceed the lesser of (x) $20,000,000 and (y) from and after the Closing Date, 15% of the Borrowing Base (with the Borrowing Base calculated without including any amounts pursuant to clause (a) of the definition of “Borrowing Base”) at such time;

(d) Liens securing the performance of bids, trade contracts (other than borrowed money or the purchase price of property or services), leases, statutory obligations, surety and appeal bonds, performance bonds (including Construction Bonds) and other obligations of a like nature incurred in the ordinary course of business;

(e) Liens in favor of surety bond companies pursuant to indemnity agreements to secure the reimbursement obligations of any of the Loan Parties on Construction Bonds, provided (A) the Liens securing Construction Bonds shall be limited to the assets of, as appropriate, the applicable Loan Parties at, and the rights of, as appropriate, the applicable Loan Parties arising out of, the projects that are the subject of the Construction Bonds, (B) the Liens shall not attach to any real estate and (C) the aggregate amount of such Liens at any time shall not exceed the dollar amount of Construction Bonds then outstanding;

(f) easements, rights-of-way, zoning restrictions, assessment district or similar Liens in connection with municipal financing or community development bonds, and similar restrictions, encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the real estate subject thereto (as such real estate is used by any Loan Party) or interfere with the ordinary conduct of the business of the Loan Parties or, for any particular property, which are identified in a Title Insurance Policy covering such property;

(g) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation;

(h) Liens securing Indebtedness of a Person existing at the time such Person becomes a Loan Party or is merged with or into a Loan Party and Liens on assets or properties at the time of acquisition thereof, provided that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof and do not extend to any other assets;

(i) Liens securing Non-Recourse Indebtedness and other Liens securing Secured Indebtedness permitted under this Agreement, including, without limitation, any Liens (and associated Secured Indebtedness) pursuant to development agreements or land contracts for the purchase or sale of real property, which secure (i) the return of a land deposit from another builder and/or developer, (ii) development obligations, (iii) the deferred purchase price of land or other payments due to the seller pursuant to a contract for the purchase of real property and (iv) other similar Liens in connection with development agreements or land contracts for the purchase or sale of real property; provided that, in each case, such Liens do not extend to assets other than such real property;

(j) Liens securing obligations of any Loan Party to any third party in connection with (i) Profit and Participation Agreements, (ii) any option or right of first refusal to purchase real property or marketing deed of trust granted to the master developer or the seller of real property that arises as a result of the non-use or non-development of such real property by such Loan Party or relates to the coordinated marketing and promotion by the master developer, or (iii) joint development agreements with third parties to perform and/or pay for or reimburse the costs of construction and/or development related to or benefiting any Loan Party’s property and property belonging to such third parties, in each case entered into in the ordinary course of such Loan Party’s business;

(k) Liens securing Indebtedness incurred to refinance any Indebtedness that was previously so secured by a Lien and permitted hereunder (which refinancing Indebtedness may exceed the amount refinanced, provided such refinancing Indebtedness is otherwise permitted under this Agreement) upon terms and conditions substantially similar to the terms of the Lien securing such refinanced Indebtedness immediately prior to it having been so refinanced;

(l) Liens arising pursuant to vexatious, frivolous or meritless claims, suits, actions or filings, or other similar bad faith actions, taken by a Person not an Affiliate of the Borrower; provided that a Loan Party is disputing such Lien in good faith and by appropriate proceedings;

(m) Liens securing Hedging Obligations arising in the ordinary course of business of a Loan Party and not for speculative purposes;

(n) Liens securing obligations of a Loan Party arising in connection with letters of credit and/or letter of credit facilities;

(o) Liens securing Capitalized Lease Obligations entered into in the ordinary course of business and that do not extend to assets other than the assets that are the subject of the applicable Capital Lease;

(p) Liens of landlords, arising solely by operation of law, on fixtures and moveable property located on premises leased in the ordinary course of business; provided, however, that the rental payments secured thereby are not yet due;

(q) Liens arising as a result of a judgment or judgments against the Borrower or any of the Guarantors which do not in the aggregate exceed $2,500,000 at any one time outstanding, which are being diligently contested in good faith, which are not the subject of any attachment, levy or enforcement proceeding, and as to which appropriate reserves have been established in accordance with GAAP;

(r) Liens securing payments required to be made by Loan Parties to CDDs with respect to bonds issued by such CDDs; and

(s) Liens securing other Indebtedness or obligations in an amount not in excess of $15,000,000 in the aggregate.

“Permitted Refinancing”: with respect to all or any portion of any Indebtedness, any modification, refinancing, refunding, renewal or extension of such Indebtedness; provided that (i) the principal amount thereof does not exceed the principal amount of the Indebtedness so modified, refinanced, refunded, renewed or extended (plus any accrued but unpaid interest, fees and redemption premiums payable by the terms of such Indebtedness thereon and reasonable expenses incurred in connection therewith), (ii) such modification, refinancing, refunding, renewal or extension has (x) a final maturity date equal to or later than the later of (A) the final maturity date of the Indebtedness being modified, refinanced, refunded, renewed or extended and (B) the date that is six months after the Termination Date and (y) has a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Indebtedness being modified, refinanced, refunded, renewed or extended, (iii) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable on the whole to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (iv) the terms and conditions of any such modified, refinanced, refunded, renewed or extended Indebtedness are market terms on the date of issuance (as determined in good faith by the Borrower) or are not, taken as a whole, materially more restrictive than the covenants and events of default contained in this Agreement (as determined in good faith by the Borrower), (v) such modification, refinancing, refunding, renewal or extension shall not be incurred by a Person who is not a Guarantor (unless such Indebtedness being refinanced was originally incurred or guaranteed by a Person who was not a Guarantor) and (vi) at the time thereof, no Default or Event of Default shall have occurred and be continuing.

“Person”: any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan”: any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA but excluding any Multiemployer Plan), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).

“Profit and Participation Agreement”: an agreement, secured by a deed of trust, mortgage or other Lien against a property or asset, with respect to which the purchaser of such property or asset agrees to pay the seller of such property or asset a profit, price, premium participation or other similar amount in respect of such property or asset.

“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(c) of the Code.

“Property”: any right or interest in or to property of any kind whatsoever, whether real property, personal or mixed and whether tangible or intangible.

“Qualified Real Property Inventory”: as of any date, Real Property Inventory that is owned solely by Loan Parties, is not subject to or encumbered by any deed of trust, mortgage, judgment Lien, or any other Lien (other than the Permitted Liens described in clauses (b), (c), (f) or (p) of the definition of “Permitted Liens”) and with respect to which:

(a) the Administrative Agent shall have received an Acceptable Appraisal;

(b) the Collateral Agent shall have received environmental assessment reports, in form and substance reasonably satisfactory to the Collateral Agent from an environmental consulting firm reasonably satisfactory to the Collateral Agent, and within 15 days after such reports are made available to the Collateral Agent, the Collateral Agent shall not have received notice from the Required Lenders that such reports or firm are (is) not satisfactory to the Required Lenders;

(c) the Collateral Agent shall have received, upon its request, a copy of all recorded documents referred to, or listed as exceptions to title in, the Title Insurance Policy (as defined in clause (e) below) and a copy of all other material documents affecting such Real Property Inventory;

(d) the Collateral Agent shall have received (i) a Mortgage covering such Real Property Inventory duly executed and delivered by a duly authorized officer of each party thereto that is recorded and filed in the appropriate offices in order to create valid and perfected first priority Liens on such Real Property Inventory in favor of the Collateral Agent, (ii) a Title Insurance Policy with respect to such Qualified Real Property Inventory, or (iii) other evidence reasonably satisfactory to the Collateral Agent that such Mortgage has been recorded and filed and the Collateral Agent shall have received such other evidence that all other actions that the Collateral Agent may reasonably deem necessary or desirable in order to create valid and perfected first priority Liens on such Real Property Inventory have been taken;

(e) the Collateral Agent shall have received from a title insurance company acceptable to the Collateral Agent (the “Title Insurance Company”) in respect of such Real Property Inventory a Title Insurance Policy in form and substance reasonably satisfactory to the Collateral Agent;

(f) the Collateral Agent shall have received evidence satisfactory to it that such Real Property Inventory is covered by property and liability insurance that is reasonably satisfactory to the Collateral Agent and, in the case of property insurance, names the Collateral Agent an additional insured and as mortgagee;

(g) the Collateral Agent shall have received evidence satisfactory to it that all premiums in respect of the policies referred to in clause (e) above, all charges for mortgage recording tax, documentary tax, intangible tax, recording charges and all related expenses, if any, have been paid or have been provided for;

(h) the Collateral Agent shall have received (i) a life of loan standard flood hazard determination, (ii) a policy of flood insurance to the extent improvements on such Real Property Inventory are located in a federally designated “special flood hazard area”, which policy provides coverage in an amount reasonably satisfactory to the Collateral Agent, (iii) to the extent improvements on such Real Property Inventory are located in a federally designated “special flood hazard area”, confirmation that the Borrower or the applicable Guarantor has received the notice required pursuant to applicable Flood Laws and (iv) evidence satisfactory to the Collateral Agent that all actions relating such Real Property Inventory as are required by applicable Flood Laws with respect to loans secured by property located in areas having special flood hazards have been accomplished;

(i) the Collateral Agent shall have received an opinion letter from local counsel reasonably requested by the Collateral Agent addressed to the Agents and the Lenders (i) in the jurisdiction in which such Real Property Inventory is located with respect to the enforceability, validity and form of the Mortgage in respect of such Real Property Inventory and any related fixture filings and such other matters as are reasonably requested by the Collateral Agent and (ii) in the jurisdiction where the applicable owner of such Real Property Inventory is organized covering such matters with respect to the transactions contemplated hereby as each Lender and the Agents or their respective counsel may reasonably require, all in form and substance reasonably satisfactory to the Collateral Agent;

(j) the Borrower shall have executed and delivered or caused to be executed and delivered at Borrower’s sole cost and expense, any reports, financing or continuation statements and other agreements, amendments, documents, assignments, statements or instruments in each case in form and substance satisfactory to the Collateral Agent as may be reasonably necessary to evidence, perfect or otherwise implement and maintain the Lien on such Real Property Inventory as collateral security for the Obligations; and

(k) except for (i) Real Property Inventory owned as of the Closing Date and (ii) Real Property Inventory purchased with Borrowing Base Cash or proceeds from the Collateral Proceeds Account, 90 days shall have passed from the date on which the applicable mortgage is properly recorded in the applicable real property records.

“Real Property Inventory”: as of any date, land (including improvements under construction on such land) that is owned by any Loan Party, which land is being developed or held for future development or sale, together with the right, title and interest of such Loan Party in and to the streets, the land lying in the bed of any streets, roads or avenues, open or proposed, in or of, the air space and development rights pertaining thereto and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging in or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting such land and all royalties and rights appertaining to the use and enjoyment of such land necessary for the residential development of such land, together with all of the buildings and other improvements now or hereafter erected on such land, and any fixtures appurtenant thereto and all related personal property.

“Recent Balance Sheet”: as defined in Section 4.8.

“Refunded Swingline Loans”: as defined in Section 2.4(b).

“Register”: as defined in Section 10.6(b).

“Regulations U and X”: Regulations U and X of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the applicable Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders”: subject to Section 2.20(a)(i), at any time, the holders of more than fifty percent (50%) of the Total Commitments then in effect or, if the Commitments have been terminated, the Borrowing Base Debt at such time; provided that at any time when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the “Required Lenders” shall in no event mean fewer than two Lenders.

“Requirement of Law”: any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payments”: with respect to any Person, any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or any payment on account of, including any sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Person or any of its Subsidiaries, or any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of such Person or any of its Subsidiaries.

“Restricted Subsidiaries”: as of any date, the Subsidiaries of the Borrower and any other Loan Party which are not Unrestricted Subsidiaries.

“Revolving Credit Exposure”: with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans then outstanding, (b) such Lender’s Swingline Exposure at such time and (c) such Lender’s L/C Exposure at such time.

“Revolving Loans”: as defined in Section 2.1(a).

“Sanctioned Country”: at any time, a country or territory that is the subject or target of any Sanctions.

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“SEC”: the Securities and Exchange Commission, any successor thereto.

“Secured Indebtedness”: as of any date, any Indebtedness of a Loan Party (excluding Indebtedness (i) owing to the Borrower or any Guarantor or (ii) owing under the Loan Documents) that is secured by a Lien on assets of the Borrower or any Loan Party, valued at the lower of the value of such assets or the aggregate principal amount of such Indebtedness outstanding.

“Security Documents”: collectively, the Guarantee and Collateral Agreement, the Mortgages, the Blocked Account Control Agreements, the Contingent Account Control Agreements and all other security documents hereafter delivered to the Collateral Agent granting a Lien on any property of the Borrower or a Guarantor to secure the Obligations (in the case of the Borrower), or of the amounts guaranteed by the Guarantee and Collateral Agreement (in the case of a Guarantor), as the same shall be amended, amended and restated, or supplemented in accordance herewith or therewith.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Cash Management Agreement”: any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrower or any Guarantor and any Lender or affiliate thereof, which has been designated by such Lender and the Borrower, by notice to the Administrative Agent not later than 90 days after the execution and delivery by the Borrower or such Guarantor, as a “Specified Cash Management Agreement”.

“Specified Swap Agreement”: any Swap Agreement in respect of interest rates entered into by the Borrower or any Guarantor and any Person that is a Lender or an affiliate of a Lender at the time such Swap Agreement is entered into.

“Speculative Unit”: any Unit Under Construction that is not a Unit Under Contract and excluding all Model Units.

“Subsidiary”: as to any Person, a corporation, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person, and including all Subsidiaries of Subsidiaries of such Person.

“Swap Termination Value”: in respect of any one or more agreements relating to Hedging Obligations, after taking into account the effect of any legally enforceable netting agreement relating to such agreements, (a) for any date on or after the date such agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date of determination prior to the date referenced in clause (a), the amounts(s) determined as the mark to market values(s) for such agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such agreements.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.3 in an aggregate principal amount at any one time outstanding not to exceed $30,000,000.

“Swingline Exposure”: at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender in respect of any Swingline Loan shall be its Percentage Interest of the principal amount of such Swingline Loan.

“Swingline Lender”: JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 2.3.

“Swingline Participation Amount”: as defined in Section 2.4.

“Termination Date”: the third anniversary of the Closing Date, subject, however, to earlier termination of the Total Commitment pursuant of the terms of this Agreement.

“Title Insurance Policy”: an ALTA 2006 loan policy of title insurance or marked up unconditional commitment for such insurance, or other mortgagee’s title insurance policy (or policies) in form and substance reasonably satisfactory to Collateral Agent and containing such endorsements as Collateral Agent may reasonably request, provided that: (a) with respect to any Real Property Inventory on which work has commenced, Borrower shall have no obligation to obtain mechanic’s lien coverage; (b) with respect to any Real Property Inventory located in Florida, notices of commencement filed against such Real Property Inventory shall be a permitted exception; and (c) with respect to any Real Property Inventory with respect to which a survey or a building plat does not exist, Borrower shall have no obligation to provide any of the following endorsements unless the Title Insurance Company can issue the same without a survey (and the Borrower agrees to execute any affidavit or certificate reasonably requested by the Title Insurance Company in order to issue any such endorsements): zoning, comprehensive, same as survey, access and entry, contiguity, location or utility access.

“Total Commitments”: at any time, the aggregate amount of the Commitments then in effect.

“TPG”: TPG Aviator, L.P., the record holder of approximately 42% of the Borrower’s Capital Stock as of the Effective Date.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Uniform Commercial Code”: the Uniform Commercial Code, as the same may, from time to time, be in effect in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any collateral provided pursuant to this Agreement is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority (but not attachment) and for purposes of definitions related to such provisions.

“Unit”: Qualified Real Property Inventory that is, or is planned to be, comprised of a single family residential housing unit.

“United States”: the United States of America.

“Unit Under Construction”: a Unit where on-site work has commenced as evidenced by the trenching of foundations for such Unit, other than a Unit Under Contract.

“Unit Under Contract”: a Unit as to which the Borrower or Guarantor owning such Unit has entered into a bona fide contract of sale (a) in a form customarily employed by the Borrower or such Guarantor, (b) not more than twelve (12) months after the date of such contract and (c) with a Person who is not a Subsidiary or Affiliate of the Borrower (other than any contract entered into with TPG or any other Affiliate of the Borrower (other than a Guarantor) in the ordinary course of business and pursuant to the reasonable requirements of the business of the Borrower or such Guarantor and upon fair and reasonable terms no less favorable to the Borrower or such Guarantor than the Borrower or such Guarantor would obtain in a comparable arms’-length transaction).

“Unrestricted Cash”: cash and Cash Equivalents of the Loan Parties that are free and clear of all Liens and not subject to any restrictions on the use thereof to pay Indebtedness and other obligations of the applicable Loan Party; provided that cash and Cash Equivalents included in the Interest Reserve shall be deemed Unrestricted Cash so long as such cash and Cash Equivalents are held in the Interest Reserve Account and are free and clear of all Liens other than Liens in favor of the Collateral Agent.

“Unrestricted Subsidiary”: (a) each of the Subsidiaries listed as an Unrestricted Subsidiary on Schedule 4.12 hereto and (b) any other Subsidiary hereafter designated by the Borrower (evidenced by resolutions of the board of directors or the executive committee of the board of directors of the Borrower, delivered to the Administrative Agent, certifying that such designation does not violate any provision of this Agreement (including Section 7.4(g)) as an Unrestricted Subsidiary; provided that no Subsidiary that guarantees any existing or future senior notes of the Borrower or any other Loan Party shall be designated as an Unrestricted Subsidiary.

“Voting Stock”: with respect to any Person, securities of any class of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors of such Person.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Loan Party not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, accounts, leasehold interests and contract rights, and (v) references to agreements or other Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Commitments.

(a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Credit Exposure, and after giving effect to the proposed Revolving Loan and application of the proceeds thereof to the repayment of any outstanding Obligations, (A) does not exceed the amount of such Lender’s Commitment and (B) does not cause the Borrowing Base Availability to become less than zero. During the Commitment Period, the Borrower may use the Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.9.

(b) The Borrower shall repay all outstanding Revolving Loans on the Termination Date.

2.2 Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (a) 1:00 p.m., New York City time, three (3) Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) 12 Noon, New York City time, on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Unless notice of one or more Eurodollar Loans is given at least three (3) Business Days prior to the Closing Date, any Loans made on the Closing Date shall initially be ABR Loans. Each borrowing under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $100,000 or any larger amount which is an even multiple of $100,000 (or, if the then aggregate Available Commitments are less than $100,000, such lesser amount) and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Commitments that are ABR Loans in other amounts pursuant to Section 2.4. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 2:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent or by otherwise transferring such amounts as the Borrower shall direct.

2.3 Swingline Commitment.

(a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Commitments from time to time during the Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect), (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Commitments would be less than zero, and (iii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the Borrowing Base Availability would be less than zero. During the Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(b) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Termination Date, the tenth (10th) Business Day after such Swingline Loan is made, or the date that the next Revolving Loan is borrowed.

2.4 Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice (or electronic mail notice in conformance with the Administrative Agent’s policies and advance documentation therefor in effect from time to time) confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof. On the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent or as otherwise directed by the Borrower on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may (and, not later than three (3) Business Days after the making of a Swingline Loan, shall), on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one (1) Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Lender to make, and each Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Lender’s Percentage Interest of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one (1) Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. If the amounts received from the Lenders are not sufficient to repay in full such Refunded Swingline Loans, then the Borrower shall pay such difference to the Administrative Agent within two (2) Business Days of notice from the Administrative Agent, which payments shall be made available by the Administrative Agent to the Swingline Lender to repay the Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.4(b), one of the events described in Section 8 shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.4(b), each Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.4(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Lender’s Percentage Interest times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Lender’s obligation to make the Loans referred to in Section 2.4(b) and to purchase participating interests pursuant to Section 2.4(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5 Commitment Fees, etc.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the date hereof to but excluding the last day of the Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears within three (3) Business Days of receipt of an invoice from the Administrative Agent; provided, however, pursuant to Section 2.20, the Borrower shall not be obligated to pay a commitment fee for the account of any Defaulting Lender; provided further that, solely for purposes of this Section 2.5(a), Swingline Loans shall not be considered outstanding Borrowing Base Debt for purposes of calculating the Available Commitment.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.6 Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than five (5) Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, (x) the Borrowing Base Debt would exceed the Total Commitments or (y) the L/C Obligations in respect of Letters of Credit that are Financial Letters of Credit would exceed the Financial Letter of Credit Sublimit, in each case giving effect to such termination or reduction. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Commitments then in effect.

2.7 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the

Administrative Agent no later than 1:00 p.m., New York City time, (a) three (3) Business Days prior thereto, in the case of Eurodollar Loans, and (b) on the same Business Day, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.17. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Loans shall be in an aggregate principal amount of (i) $1,000,000 or a whole multiple of $100,000 in excess thereof, with respect to Eurodollar Loans, and (ii) $100,000 or a whole multiple thereof, with respect to ABR Loans. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

2.8 Mandatory Prepayments. If, on any date, Borrowing Base Debt exceeds the Borrowing Base, the Borrower shall, on such date, prepay Loans and/or Cash Collateralize L/C Obligations in accordance with this Section 2.8 such that (a) Borrowing Base Debt is equal to or less than the Borrowing Base or (b) all Letters of Credit are Cash Collateralized and there are no Revolving Loans outstanding. Amounts to be applied in connection with prepayments made pursuant to this Section 2.8 shall be applied, first, to the prepayment of Swingline Loans, second, to the prepayment of Revolving Loans, and third, if the aggregate principal amount of Revolving Loans and Swingline Loans then-outstanding is less than the amount of such prepayments because L/C Obligations constitute a portion thereof, the Administrative Agent shall deposit the balance of such prepayments in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions reasonably satisfactory to the Administrative Agent to Cash Collateralize any L/C Obligations. The application of any prepayment of Revolving Loans pursuant to this Section 2.8 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this Section 2.8 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.9 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Required Lenders have determined in their sole discretion not to permit such conversions and have provided the Administrative Agent with written notice of such determination prior to such conversion request. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent within the timeframe established under Section 2.2 relating to an original request for a Eurodollar Loan, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Required Lenders have determined in their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.10 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, no more than six (6) Eurodollar Tranches shall be outstanding at any one time.

2.11 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus two percent (2%) or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans plus two percent (2%), and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), after giving effect to any applicable grace period, such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus two percent (2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full.

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 2.11 shall be payable from time to time on demand.

2.12 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Interest shall accrue for each period from and including the first day of such period but excluding the last day of such period. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

2.13 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that adequate and reasonable means (including, without limitation, by means of an Interpolated Rate) do not exist for ascertaining the Eurodollar Base Rate or the Eurodollar Rate, as applicable, for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Base Rate or the Eurodollar Rate, as applicable, determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

2.14 Pro Rata Treatment and Payments.

(a) Except as set forth in Section 2.20 below, each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Percentage Interests of the Lenders.

(b) Except as set forth in Section 2.20 below, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Lenders.

(c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. Except as set forth in Section 2.20 below, the Administrative Agent shall distribute such payments to each Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.

(e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption and, subject to Section 2.20, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(b), 2.4(c), 2.14(d), 2.14(e), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by the Administrative Agent, the Swingline Lender or the applicable Issuing Lender(s) for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.15 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by the Administrative Agent, the applicable Issuing Lender(s) or any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(A) shall subject the Administrative Agent, such Issuing Lender(s) or any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Loan made by it, or change the basis of taxation of payments to the Administrative Agent, the Issuing Lenders or such Lender in respect thereof (except for Non-Excluded Taxes or Other Taxes, in either case covered by Section 2.16, and changes in the rate of tax on the overall net income of the Administrative Agent, the Issuing Lenders or such Lender);

(B) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(C) shall impose on such Lender any other similar condition;

and the result of any of the foregoing is to increase the cost to the Administrative Agent, such Issuing Lender(s) or such Lender, by an amount that the Administrative Agent, such Issuing Lender(s) or such Lender deems to be material, of making, converting into, continuing or maintaining Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable by the Administrative Agent, such Issuing Lender(s) or such Lender hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay the Administrative Agent, such Issuing Lender(s) or such Lender, upon its demand, any additional amounts necessary to compensate the Administrative Agent, such Issuing Lender(s) or such Lender for such increased cost or reduced amount receivable. If the Administrative Agent, such Issuing Lender(s) or any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower by providing a certificate along with reasonably detailed calculations of such additional amounts (with a copy to the Administrative Agent, if applicable) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower by providing a certificate along with reasonably detailed calculations of such additional amounts (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted, issued or implemented.

(d) A certificate as to any additional amounts payable pursuant to this Section 2.15 submitted by the Administrative Agent, such Issuing Lender(s) or any Lender to the Borrower (with a copy to the Administrative Agent, if applicable) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 2.15, the Borrower shall not be required to compensate the Administrative Agent, such Issuing Lender(s) or a Lender pursuant to this Section 2.15 for any amounts incurred more than six months prior to the date that the Administrative Agent, such Issuing Lender(s) or such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 2.15 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.16 Taxes.

(a) All payments made by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (including any taxes or withholdings arising under FATCA), excluding taxes imposed on or measured by net income (however denominated) or franchise taxes, or branch profit taxes imposed (i) as a result of the Administrative Agent or any Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in the United States (or a political subdivision thereof) or any jurisdiction imposing such tax (or any political subdivision thereof) or (ii) on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), unless such a deduction or withholding is required by law, as determined in good faith by the applicable withholding agent. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased as necessary so that, after such withholding has been made (including such withholdings applicable to additional sums payable under this Section 2.16), the amounts received with respect to this Agreement or any other Loan Document equal the sum which would have been received had no such withholding been made, provided, however, that the applicable Loan Party shall not be required to increase any such amounts payable to any Lender or the Administrative Agent with respect to any Non-Excluded Taxes pursuant to this Section 2.16(a) (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d), (e) or (f) of this Section 2.16, (ii) that are United States withholding taxes imposed on amounts payable to or for the account of such Lender or the Administrative Agent at the time such Lender or the Administrative Agent becomes a party to this Agreement or such Lender changes its lending office, except to the extent that such Lender’s assignor (if any) or such Lender (in the case of a change in lending office) was entitled, at the time of assignment or immediately before it changed its lending office, to receive additional amounts from such Loan Party with respect to such Non-Excluded Taxes pursuant to this paragraph or (iii) any U.S. federal withholding taxes that are imposed pursuant to FATCA.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any taxes are payable by a Loan Party pursuant to this Section 2.16, as promptly as possible thereafter the applicable Loan Party shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a complete and correct copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower is required by law to deduct and/or withhold any taxes, levies, imposts, duties, charges, fees, deductions or withholdings, other than Non-Excluded Taxes and Other Taxes, then (i) the Borrower shall make such deductions, (ii) the Borrower shall pay the amount deducted to the relevant Governmental Authority or other authority in accordance with applicable law, and (iii) the amounts so deducted and paid to the relevant Governmental Authority shall be treated under this Agreement as made to the affected Lender.

(d) Each Lender (or Transferee) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (i) two copies of either U.S. Internal Revenue Service (“IRS”) Form W-8BEN, Form W-8ECI, or Form W-8IMY (together with any applicable underlying IRS forms), (ii) in the case of a

Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments under this Agreement and the other Loan Documents, or (iii) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower or the Administrative Agent. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Each Lender (or Transferee) that is a “United States person” as defined in Section 7701(a)(30) of the Code (a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of IRS Form W-9, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such U.S. Lender certifying an exemption from U.S. federal backup withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower or the Administrative Agent. In addition, each U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such U.S. Lender. Each U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender.

(f) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) The Loan Parties shall jointly and severally indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(h) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).

(i) If the Administrative Agent or any Lender determines, in its sole discretion (exercised in good faith), that it has received a refund of any tax as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.16 with respect to the tax giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.

(j) The agreements in this Section 2.16 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(k) For purposes of this Section 2.16, the term “Lender” includes the Issuing Lender and the Swingline Lender and the term “applicable law” includes FATCA.

2.17 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.18 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.15 or 2.16(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender (exercised in good faith), cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.15 or 2.16(a).

2.19 Replacement of Lenders. The Borrower shall be permitted to replace any Lender (a) to which the Borrower becomes required to pay additional amounts pursuant to Section 2.15 or 2.16(a), (b) that is a Defaulting Lender, or (c) that does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.18 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.15 or 2.16(a), (iv) the replacement Lender shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.17 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement shall be an Eligible Assignee reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.15 or 2.16(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.20 Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Voting. Such Defaulting Lender shall not be entitled to vote on any matter requiring the consent or approval of all Lenders or the Required Lenders, and the Commitment of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1), provided that (a) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender and (b) the Commitment of such Defaulting Lender may not be increased without the consent of such Defaulting Lender.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 3.9; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 3.9; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.3 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.20(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.20 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees:

(A) No Defaulting Lender shall be entitled to receive any commitment fee contemplated by Section 2.5(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive any fees pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Percentage Interest of the stated amount of Letters of Credit for which the Defaulting Lender has provided Cash Collateral pursuant to Section 2.20(a)(ii).

(C) With respect to any fees pursuant to Section 3.3 not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentage Interests (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 5.3 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 3.9.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Lenders agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.20(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.21 Increase in Commitments. The Borrower may, at its option, at any time or from time to time prior to the Termination Date, increase the Total Commitments (each such increase, a “Commitment Increase” and the additional Commitments pursuant to each such Commitment Increase, “Incremental Commitments”) to an aggregate principal amount not to exceed $175,000,000 (with each Commitment Increase being in a minimum aggregate principal amount of $5,000,000 (the “Minimum Increase Amount”) or a whole multiple of $1,000,000 in excess of the Minimum Increase Amount) by requesting that existing Lenders or new lenders commit to any such increase; provided that: (i) no Lender shall be required to commit to any such increase; (ii) no such increase shall become effective unless at the time thereof and after giving effect thereto (A) no Default or Event of Default shall have occurred and be continuing, (B) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects, provided, that, to the extent any such representation and warranty is already qualified by materiality or reference to Material Adverse Effect, such representation shall be true and correct in all respects and (C) the Administrative Agent shall have received a certificate from the Borrower to the effect of (A) and (B) of this clause (ii); and (iii) no new lender shall become a Lender pursuant to this Section 2.21 unless such lender is an Eligible Assignee and the Administrative Agent shall have given its prior written consent, which consent shall not be unreasonably withheld. The Borrower shall be entitled to pay upfront or other fees to such lenders who extend credit pursuant to this Section 2.21 as the Borrower and such lenders may agree. Each Commitment Increase shall become effective on the date (each such date, an “Increased Facility Closing Date”) specified in an activation notice delivered to the Administrative Agent no less than ten (10) Business Days prior to the effective date of such notice specifying the amount of the increase and the effective date thereof. Each new lender that provides any part of any such increase in the Commitments (a “New Lender”) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit E, whereupon such New Lender shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement to such extent. On any Increased Facility Closing Date, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Lenders shall be deemed to assign to each Person with Incremental Commitments (each, an “Incremental Lender”) and each of the Incremental Lenders shall be deemed to purchase from each of the Lenders, at the principal amount thereof, such interests in the Revolving Loans outstanding on such Increased Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Revolving Loans will be held by the Lenders (including Incremental Lenders) ratably in accordance with their respective Commitments after giving effect to the addition of such Incremental Commitments to the Commitments, (ii) each Incremental Commitment shall be deemed for all purposes a Commitment and each Revolving Loan made thereunder (an “Incremental Loan”) shall be deemed for all purposes a Revolving Loan and (iii) each Incremental Lender that is a New Lender shall become a Lender in accordance with the immediately preceding sentence. The terms and provisions of the

Incremental Loans and Incremental Commitments shall be substantially identical to the terms and conditions of the Revolving Loans and Commitments.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment.

(a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower (and on behalf of the Borrower or any of its Subsidiaries) on any Business Day during the Commitment Period in such customary form as may be approved from time to time by such Issuing Lender; provided that such Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the aggregate amount of the Available Commitments would be less than zero, (ii) the Borrowing Base Availability would be less than zero or (iii) the L/C Obligations in respect of Letters of Credit that are Financial Letters of Credit would exceed the Financial Letter of Credit Sublimit. Each Letter of Credit shall (A) be denominated in Dollars and (B) expire no later than the date that is 364 days after the Termination Date, provided (I) that any Letter of Credit with an expiry date prior to the Termination Date may provide for the renewal thereof for additional periods (which shall in no event extend beyond the date referred to in clause (B) above) and (II) with respect to any Letter of Credit that expires on or after the date that is five (5) Business Days prior to the Termination Date, at least 60 days prior to the Termination Date, the Borrower shall back-stop such Letter of Credit and/or deposit an amount in cash equal to 100% of the L/C Obligations in respect of such Letter of Credit in a cash collateral account established with the Collateral Agent for the benefit of the applicable Issuing Lender on terms and conditions satisfactory to the Collateral Agent and such Issuing Lender. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of a Subsidiary inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of each such Subsidiary. From time to time and upon reasonable request therefor, (i) each Issuing Lender shall confirm to the Administrative Agent the L/C Exposure in respect of Letters of Credit issued by it and its portion of the L/C Commitment and (ii) the Administrative Agent shall confirm to each Issuing Lender the aggregate amount of Available Commitments. For the avoidance of doubt, in no event shall the sum of the Issuing Lenders’ respective portions of the L/C Commitment exceed the L/C Commitment.

(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause any Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering (including via electronic delivery) an Application therefor to such Issuing Lender at its address specified on Schedule 1.1D or such other address as such Issuing Lender shall notify to the Borrower, completed to the satisfaction of such Issuing Lender, and such information describing the purpose of the Letter of Credit, whether such Letter of Credit is a Financial Letter of Credit or a Performance Letter of Credit and the location of the related project or development as such Issuing Lender may request. Upon receipt of any Application, such Issuing Lender will process such Application and such information describing the purpose of the Letter of Credit and the location of the related project or development delivered to it in connection therewith in accordance with its customary procedures and shall issue, unless such Issuing Lender has received written notice from any Lender, the Administrative Agent or the Borrower, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 5.3 shall not be satisfied, the Letter of Credit requested thereby within two (2) Business Days after its receipt of the Application therefor and all such requested information relating thereto by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. Such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower and the Administrative Agent promptly following the issuance thereof. Such Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3 Fees and Other Charges.

(a) The Borrower will pay a fee on the undrawn portion of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, shared ratably among the Lenders and payable quarterly in arrears on calendar quarters and within three (3) Business Days of receipt an invoice from Administrative Agent after the Issuance Date. In addition, the Borrower shall pay to each applicable Issuing Lender for its own account a fronting fee of 0.125% per annum on the aggregate undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on calendar quarters and within three (3) Business Days of receipt an invoice from Administrative Agent or such Issuing Lender after the Issuance Date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 L/C Participations.

(a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Percentage Interest in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (or in the event that any reimbursement received by such Issuing Lender shall be required to be returned by it at any time), such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address specified on Schedule 1.1D or such other address as such Issuing Lender shall notify to the L/C Participants an amount equal to such L/C Participant’s Percentage Interest of the amount that is not so reimbursed (or is so returned). Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against any Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three (3) Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to any Issuing Lender by such L/C Participant within three (3) Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under this Agreement. A certificate of an Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section 3.4 shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrower. If any draft is paid under any Letter of Credit, the Borrower shall, at its option, either (i) reimburse the applicable Issuing Lender through the Administrative Agent if so requested by the Administrative Agent on the Business Day next succeeding the Business Day on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender or (ii) (x) request an ABR Loan pursuant to Section 2.2 hereof (if otherwise permitted hereunder) to be made on the Business Day next succeeding the Business Day on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender and (y) direct that the proceeds of such ABR Loan be applied to reimburse the applicable Issuing Lender; in each case for the amount of (a) the draft so paid and (b) any costs and expenses described in Section 3.3(b) incurred by such Issuing Lender in connection with such payment. Each such payment shall be made to such Issuing Lender or the Administrative Agent at (x) in the case of such Issuing Lender, its address specified on Schedule 1.1D or such other address as such Issuing Lender shall notify to the Borrower and (y) in the case of the Administrative Agent, at the Funding Office, in each case in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.11(b) and (y) thereafter, Section 2.11(c).

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence, bad faith or willful misconduct, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Lender shall, within one (1) Business Day after receipt thereof, notify the Borrower and the Administrative Agent of the date and amount thereof together with a copy of such draft. The responsibility of any Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall apply.

3.9 Cash Collateral. At any time that there shall exist a Defaulting Lender, within three (3) Business Days following the written request of the Administrative Agent or any Issuing Lender (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Sections 2.20(a)(ii) and 2.20(a)(iv) and any Cash Collateral provided by such Defaulting Lender).

(a) Grant of Security Interest. The Borrower, and to the extent that Cash Collateral is provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Collateral Agent, for the benefit of the Issuing Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (b) below. If at any time the Collateral Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Collateral Agent and the Issuing Lenders as herein provided, the Borrower will, promptly upon demand by the Collateral Agent, pay or provide to the Collateral Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 3.9 or Section 2.20(a)(ii) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 3.9 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Collateral Agent and each Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.20 the Person providing Cash Collateral and each Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Agent and each Lender that:

4.1 Financial Statement. The Borrower has furnished to Lenders that are parties this Agreement on the Effective Date a copy of the Form 10-K of the Borrower for the period ended December 31, 2013; it being understood that such financial statements filed with or furnished to the SEC by the Borrower (and which are available online on the SEC website, SEC.gov) shall be deemed to have been provided by the Borrower. The financial statements and the notes thereto included in such Form 10-K fairly present in all material respects the consolidated financial position of the Loan Parties and their respective Subsidiaries as at the date specified therein and the consolidated results of operations and cash flows for the period then ended, all in conformity with GAAP.

4.2 No Material Adverse Change. There has been no material adverse change in the financial condition of the Loan Parties and their respective Subsidiaries, taken as a whole, since December 31, 2013.

4.3 Organization, Powers, and Capital Stock. Each of the Loan Parties (a) is a corporation, limited partnership or limited liability company (as applicable) duly organized or formed, validly existing and in good standing under laws of its state of incorporation or formation, (b) has the power and authority to own or hold under lease the properties it purports to own or hold under lease and to carry on its business as now conducted, (c) is duly qualified or licensed to transact business in every jurisdiction in which such qualification or licensing is necessary to enable it to enforce all of its contracts and other rights and to avoid any penalty or forfeiture except, in the case of this clause (c), to the extent the failure to do so would not have a Material Adverse Effect.

4.4 Authorization; and Validity of this Agreement; Consents; etc.

(a) Each of the Loan Parties has the power and authority to execute and deliver this Agreement, the Notes, the Guarantee and Collateral Agreement and the other Loan Documents to which it is a party and to perform all its obligations hereunder and thereunder. The execution and delivery by the Borrower of this Agreement, the Guarantee and Collateral Agreement and the Notes and by each of the Loan Parties of the Guarantee and Collateral Agreement and the other Loan Documents to which it is a party and its performance of its obligations hereunder and thereunder and any and all actions taken by the Loan Parties (i) have been duly authorized by all requisite corporate action or other applicable limited partnership or limited liability company action, (ii) will not violate or be in conflict with (A) any provisions of law (including, without limitation, any applicable usury or similar law), (B) any order, rule, regulation, writ, judgment, injunction, decree or award of any court or other agency of government, or (C) any provision of its certificate or articles of incorporation or regulations or by-laws, certificate of limited partnership or limited partnership agreement, or articles or certificate of formation or operating or limited liability company agreement (as applicable), (iii) will not violate, be in conflict with, result in a breach of or constitute (with or without the giving of notice or the passage of time or both) a default under any indenture, agreement or other instrument to which such Loan Party is a party or by which it or any of its properties or assets is or may be bound (including without limitation any indentures pursuant to which any debt securities of the Borrower have been issued), except in each case where such violation, conflict or breach would not reasonably be expected to have a Material Adverse Effect and (iv) except as contemplated by this Agreement, will not result in the creation or imposition of any lien, charge or encumbrance upon, or any security interest in, any of its properties or assets. Each of this Agreement, the Notes, the Guarantee and Collateral Agreement and the other Loan Documents has been duly executed and delivered by the Loan

Parties party thereto. The Loan Documents constitute legal, valid and binding obligations of the Loan Parties party thereto, enforceable against such Loan Parties in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(b) None of the Loan Parties nor any of their respective Subsidiaries is a party to any agreement or instrument or is subject to any charter or other restrictions that could reasonably be expected to have a Material Adverse Effect. None of the Loan Parties nor any of their respective Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party that could reasonably be expected to have a Material Adverse Effect, and consummation of the transactions contemplated hereby and in the other Loan Documents will not cause any Loan Party to be in material default under any material indenture, agreement or other instrument to which such Loan Party is a party or by which it or any of its properties or assets is or may be bound (including any indentures pursuant to which any debt securities of the Borrower have been issued).

(c) No order, license, consent, approval, authorization of, or registration, declaration, recording or filing (except for the filing of a Current Report on Form 8-K, and a quarterly report on Form 10-Q, in each case with the SEC) with, or validation of, or exemption by, any governmental or public authority (whether federal, state or local, domestic or foreign) or any subdivision thereof is required in connection with, or as a condition precedent to, the due and valid execution, delivery and performance by any Loan Party of any of the Loan Documents to which it is a party, or the legality, validity, binding effect or enforceability of any of the respective terms, provisions or conditions thereof. To the extent that any franchises, licenses, certificates, authorizations, approvals or consents from any federal, state or local (domestic or foreign) government, commission, bureau or agency are required for the acquisition, ownership, operation or maintenance by any Loan Party of properties now owned, operated or maintained by any of them, those franchises, licenses, certificates, authorizations, approvals and consents have been validly granted, are in full force and effect and constitute valid and sufficient authorization therefor, except in each case to the extent of omissions that would not have a Material Adverse Effect.

4.5 Compliance with Laws and Other Requirements. The Loan Parties are in compliance with and conform to all statutes, laws (including Environmental Laws), ordinances, rules, regulations, orders, restrictions and all other legal requirements of all domestic or foreign governments or any instrumentality thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, the violation of which would have a Material Adverse Effect, including regulations of the Board, the Federal Interstate Land Sales Full Disclosure Act, the Florida Land Sales Act or any comparable statute in any other applicable jurisdiction. None of the Loan Parties has received any notice to the effect that any of them are (a) in non-compliance with any of the requirements of applicable Environmental Laws or any applicable federal, state and local health and safety statutes and regulations or (b) the subject of any governmental investigation concerning the release of any Hazardous Substances, in either case, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

4.6 Litigation. There is no action, suit, proceeding, arbitration, inquiry or investigation (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) pending or, to the best knowledge of the Borrower, threatened against or affecting the Loan Parties or any of their respective Subsidiaries (including under or related to Environmental Laws) (a) with respect to this Agreement, the Notes, the Guarantee and Collateral Agreement, any other Loan Document or the transactions contemplated hereby or (b) which could reasonably be expected to have a Material Adverse Effect. None of the Loan Parties nor any of their respective Subsidiaries is in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (collectively, “Judgments”), except for Judgments with respect to which the liability does not exceed $5,000,000 in the aggregate.

4.7 No Default. No event has occurred and is continuing that is a Default or an Event of Default.

4.8 Title to Properties. Each of the Loan Parties has good and marketable fee title, or title insurable by a reputable and nationally recognized title insurance company, to the Real Property Inventory owned by it, and to all the other assets owned by it and either reflected on the balance sheet and related notes and schedules most recently delivered by the Borrower to the Lenders (the “Recent Balance Sheet”) or acquired by it after the date of the Recent Balance Sheet and prior to the date hereof, except for those properties and assets which have been disposed of since the date of the Recent Balance Sheet or which no longer are used or are useful in the conduct of its business or which are classified as real estate not owned under GAAP. All Qualified Real Property Inventory and other assets owned by the Loan Parties are free and clear of all mortgages, Liens, charges and other encumbrances (other than Permitted Liens and notices of commencement filed against Qualified Real Property Inventory located in Florida).

4.9 Tax Liability. There have been filed all federal, state and local tax returns with respect to the operations of the Loan Parties which are required to be filed, except where extensions of time to make those filings have been granted by the appropriate taxing authorities and the extensions have not expired or where failure to file would not have a Material Adverse Effect. The Loan Parties have paid or caused to be paid to the appropriate taxing authorities all taxes as shown on those returns and on any assessment received by any of them, to the extent that those taxes have become due, except for taxes the failure of which to pay does not violate the provisions of this Agreement.

4.10 Regulations U and X; Investment Company Act.

(a) Neither the Borrower nor any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U or Regulation X of the Board). Margin stock (as defined in Regulation U) constitutes less than 25% of those assets of the Loan Parties and their respective Subsidiaries on a consolidated basis which are subject to any limitation on sale, pledge, or other restriction hereunder.

(b) No part of the proceeds of any extension of credit hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. If requested by the Lenders, the Borrower shall furnish to the Lenders a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of said Board. No part of the proceeds of any extension of credit hereunder will be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation X of said Board.

(c) None of the Loan Parties nor any of their respective Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.11 ERISA Compliance. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) each Loan Party and its Subsidiaries and each of their respective ERISA Affiliates (and in the case of a Pension Plan or a Multiemployer Plan, each of their respective ERISA Affiliates) are in compliance with all applicable provisions and requirements of ERISA and the Code and other federal and state laws and the regulations and published interpretations thereunder with respect to each Plan and Pension Plan and have performed all their obligations under each Plan and Pension Plan; (b) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur; (c) each Plan or Pension Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS covering such plan’s most recently completed five (5)-year remedial amendment cycle in accordance with Revenue Procedure 2007-44, I.R.B. 2007-28, indicating that such Plan or Pension Plan is so qualified and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently pending before the IRS and, to the knowledge of the Borrower, nothing has occurred subsequent to the issuance of the most recent determination letter which would cause such Plan or Pension Plan to lose its qualified status; (d) no liability to the PBGC (other than required premium payments), the IRS, any Plan or Pension Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by any Loan Party or its Subsidiaries or any of their ERISA Affiliates; (e) no ERISA Event has occurred and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event; (f) each of the Loan Parties and their respective Subsidiaries’ ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan; (g) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Loan Party or its Subsidiaries or any ERISA Affiliate or to which any Loan Party or its Subsidiaries or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with ASC Topic 715-60; (h) as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, no Loan Party nor any of their respective Subsidiaries or ERISA Affiliates has any potential liability for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA; (i) there has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan or Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect; (j) neither any Loan Party nor any of its Subsidiaries nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Effective Date, those listed on Schedule 4.11 hereto and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement. The present value of all accumulated benefit obligations under each Pension Plan, did not, as of the close of its most recent plan year, exceed by more than an immaterial amount the fair market value of the assets of such Pension Plan allocable to such accrued benefits (determined in both cases using the applicable assumptions under Section 430 of the Code and the Treasury Regulations promulgated thereunder), and the present value of all accumulated benefit obligations of all underfunded Pension Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than an immaterial amount the fair market value of the assets of all such underfunded Pension Plans (determined in both cases using the applicable assumptions under Section 430 of the Code and the Treasury Regulations promulgated thereunder).

4.12 Subsidiaries; Joint Ventures. Schedule 4.12 contains a complete and accurate list of (a) all Subsidiaries of the Borrower, including, (i) with respect to each Subsidiary, its state of organization, (ii) with respect to each Restricted Subsidiary, all jurisdictions (if any) in which it is qualified as a foreign corporation, foreign limited liability company or foreign limited partnership, as applicable, (iii) with respect to each Subsidiary, the percentage of Capital Stock owned by the Borrower and/or by any other Subsidiary and (iv) whether such Subsidiary is a Guarantor or an Unrestricted Subsidiary (and, if it is an Unrestricted Subsidiary, whether it is a Financial Services Subsidiary), and (b) each Joint Venture, including, with respect to each such Joint Venture, (i) its jurisdiction of organization and (ii) the percentage of Capital Stock owned by the Borrower and/or by any other Subsidiary. All the outstanding Capital Stock of each Subsidiary of the Borrower is validly issued, and all of the outstanding shares of Capital Stock of each Subsidiary of the Borrower are fully paid and nonassessable, except as otherwise provided by state wage claim laws of general applicability. All of the outstanding Capital Stock of each Subsidiary owned by the Borrower or another Subsidiary as specified in Schedule 4.12 are owned free and clear of all Liens, security interests, equity or other beneficial interests, charges and encumbrances of any kind whatsoever, except for Permitted Liens. Neither the Borrower nor any other Loan Party owns of record or beneficially any Capital Stock or other equity interests of any Subsidiary that is not a Guarantor, except Unrestricted Subsidiaries.

4.13 Environmental Matters. Except as could not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect: (i) no Hazardous Substances are known to be (or should be known to be) present at, on or under any of the Real Property Inventory, or any other real property owned by a Loan Party, in each case, under circumstances which could reasonably be expected to give rise to liability under any applicable Environmental Law; (ii) none of the Loan Parties has received any notice or claim to the effect that any of the Real Property Inventory or any of their respective operations are not in compliance with any applicable Environmental Laws or are the subject of any investigation concerning the release or threatened release of any Hazardous Substance; (iii) each of the Loan Parties is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws, and none of the Loan Parties is aware of any reasonably anticipated future events or circumstances that could be expected to prevent continued compliance with Environmental Law; (iv) none of the Loan Parties has entered into any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law; and (v) none of the Loan Parties has assumed or retained, by contract or operation of law, any liabilities under any Environmental Law or with respect to any Hazardous Substances.

4.14 No Misrepresentation. No representation or warranty by any Loan Party made under this Agreement and no certificate, schedule, exhibit, report or other document provided or to be provided by any Loan Party in connection with the transactions contemplated hereby or thereby (including, without limitation, the negotiation of and compliance with the Loan Documents) contains or will contain a misstatement of a material fact or omit to state a material fact required to be stated therein in order to make the statements contained therein, in the light of the circumstances under which made, not misleading.

4.15 Solvency. The Loan Parties and their respective Subsidiaries are, on a consolidated basis, Solvent.

4.16 Foreign Direct Investment Regulations. Neither the making of the Loans or advances of credit nor the repayment thereof nor any other transaction contemplated hereby will involve or constitute a violation by any Loan Party of any provision of the Foreign Direct Investment Regulations of the United States Department of Commerce or of any license, ruling, order, or direction of the Secretary of Commerce thereunder.

4.17 Relationship of the Loan Parties. The Loan Parties are engaged as an integrated group in the Business. The Loan Parties require financing on such a basis that funds can be made available from time to time to such entities, to the extent required for the continued successful operation of their integrated operations. The Loans and other advances of credit to be made to the Borrower under this Agreement are for the purpose of financing the integrated operations of the Loan Parties, and the Loan Parties expect to derive benefit, directly or indirectly, from the Loans and other advances, both individually and as a member of the integrated group, since the financial success of the operations of the Loan Parties is dependent upon the continued successful performance of the integrated group as a whole.

4.18 Insurance. The properties of the Loan Parties and their respective Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties and their respective Subsidiaries operate.

4.19 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees, and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by the Credit Agreement will violate Anti-Corruption Laws or applicable Sanctions.

4.20 Intellectual Property; Licenses, Etc.The Borrower and its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person.

4.21 Security Documents.

(a) The Security Documents are effective to create in favor of the Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the certificated securities described in the Security Documents, when stock certificates representing such securities are delivered to the Collateral Agent (together with properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Security Documents (other than Collateral in which a security cannot be perfected by the filings specified on Schedule 4.21(a)), when financing statements specified on Schedule 4.21(a) in appropriate form are filed in the offices specified on Schedule 4.21(a), the Security Documents shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Security Documents), in each case prior and superior in right to any other Person (except, in the case of Collateral other than certificated securities, Liens permitted by Section 7.2).

(b) Each of the Mortgages, when filed or recorded, is or will be in form sufficient to create in favor of the Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices where such Mortgaged Properties are located and, if required, mortgage registry tax is paid, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than for Liens permitted by Section 7.2).

4.22 Regulation H. No Mortgage encumbers real property upon which a “building” (as defined under the National Flood Insurance Act of 1968, as amended) has been constructed that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and for which required flood insurance has been made available under the National Flood Insurance Act of 1968, as amended, unless such insurance has been obtained and is being maintained in accordance with the terms of this Agreement.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

(a) Credit Agreement; Guarantee and Notes. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Borrower, each Lender listed on Schedule 1.1A, the Administrative Agent and the Collateral Agent, which shall be in full force and effect and (ii) the Guarantee and Collateral Agreement, executed and delivered by each Guarantor and the Collateral Agent, which shall be in full force and effect.

(b) Financial Statements. The Lenders shall have received the Form 10-K for the Borrower filed for the fiscal year ended December 31, 2013 (which financial statements were deemed delivered when filed with the SEC).

(c) Fees. The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel to the Agents) on or before the Effective Date.

(d) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The following supporting documents with respect to the Borrower and the other Loan Parties: (i) a copy of its certificate or articles of incorporation, formation, organization or certificate of limited partnership (as applicable), certified as of a date reasonably close to the Effective Date to be a true and accurate copy by the Secretary of State (or similar Governmental Authority) of its state of incorporation or formation; (ii) a certificate of that Secretary of State (or similar Governmental Authority), dated as of a date reasonably close to the Effective Date, as to its existence and (if available) good standing; (iii) a copy of its regulations or by-laws, partnership agreement, or operating agreement or limited liability company agreement (as applicable), certified by its secretary or assistant secretary, general partner, manager or other appropriate Person (as applicable) to be a true and accurate copy of its regulations or by-laws, partnership agreement, or operating agreement or limited liability company agreement (as applicable) in effect on the Effective Date; (iv) a certificate of its secretary or assistant secretary, general partner, manager or other appropriate Person (as applicable), as to the incumbency and signatures of its officers or other Persons who have executed any documents on behalf of such Loan Party in connection with the transactions contemplated by this Agreement; (v) a copy of resolutions of its board of directors or the executive committee of the board of directors, certified by its secretary or assistant secretary to be a true and accurate copy of resolutions duly adopted by such board of directors or the executive committee of the board of directors, or other appropriate resolutions or consents of its general partner, manager or members certified by its secretary, assistant secretary, general partner or manager (as applicable) to be true and correct copies thereof duly adopted, approved or otherwise delivered by its general partner, manager or members (to the extent necessary and applicable), each of which is certified to be in full force and effect on the Effective Date, authorizing the execution and delivery by it of this Agreement and any Notes, the Guarantee and Collateral Agreement and other Loan Documents delivered on the Effective Date or to be delivered on the Closing Date to which it is a party and the performance by it of all its obligations thereunder; and (vi) such additional supporting documents and other information with respect to its operations and affairs as the Administrative Agent may reasonably request.

(e) Legal Opinions. The Administrative Agent shall have received favorable legal opinions of Faegre Baker Daniels LLP, counsel to the Borrower and its Subsidiaries, as to matters of Delaware and New York law, and of Melisa Boross, Vice President and Associate General Counsel of the Borrower, as to matters of Arizona and Florida law, substantially in the form of Exhibit F, which legal opinions shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(f) Representations and Warranties; No Defaults. Certificates signed by a duly authorized officer of the Borrower stating that: (i) the representations and warranties of the Borrower contained in Section 4 hereof are correct and accurate in all material respects on and as of the Effective Date, provided, that, to the extent any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect, such representation shall be true and correct in all respects, and (ii) no event has occurred and is continuing which constitutes an Event of Default or Default hereunder as of the Effective Date.

(g) Compliance Certificate. Delivery of a Compliance Certificate, substantially in the form of Exhibit B, as of December 31, 2013.

(h) Lien Searches. The Administrative Agent shall have received the results of recent Uniform Commercial Code Lien searches in each relevant jurisdiction of the Loan Parties as requested by the Administrative Agent, and such searches shall reveal no Liens on any Collateral, except for Permitted Liens.

(i) Pledged Stock; Stock Powers; Pledged Notes. The Collateral Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Collateral Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof; provided that the pledgors shall only be required to deliver promissory notes pursuant to this clause (ii) to the extent the aggregate principal amount of such pledged promissory notes exceeds $1,000,000.

(j) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation.

(k) No Indebtedness. The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that the Loan Parties shall have no outstanding Secured Indebtedness other than Indebtedness permitted under Section 7.

(l) Insurance. The Collateral Agent shall have received certificates of insurance, together with the endorsements thereto that reflect the status of the Collateral Agent as a loss payee and the Collateral Agent as additional insured in such certificates of insurance, as are required by Section 6.4, the form and substance of which shall be reasonably satisfactory to Collateral Agent.

(m) Additional Documents. The Administrative Agent shall have received such other agreements, instruments and documents as any Agents, their counsel or any Lender may reasonably request.

5.2 Conditions to Initial Extension of Credit. The agreement of each Lender (including the Swingline Lender and Issuing Lenders) to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit, of the following conditions precedent:

(a) Account Control Agreements; Notes. The Administrative Agent shall have received (i) Contingent Account Control Agreements covering the Operating Accounts and the Collateral Proceeds Account, in each case executed and delivered by each party thereto, which shall be in full force and effect, (ii) Blocked Account Control Agreements covering the Borrowing Base Account and the Interest Reserve Account, in each case executed and delivered by each party thereto, which shall be in full force and effect, and (iii) Notes, if requested, payable to the order of each requesting Lender, which shall be in full force and effect.

(b) Fees. The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel to the Agents) on or before the Closing Date.

(c) Closing Certificate; Good Standing Certificates. The following supporting documents with respect to the Borrower and the other Loan Parties: (i) a certificate certifying that (x) its certificate or articles of incorporation, formation, organization or certificate of limited partnership (as applicable), (y) its regulations or by-laws, partnership agreement or operating agreement or limited liability company agreement (as applicable) and (z) the resolutions previously adopted by it authorizing the execution and delivery of this Agreement, any Notes, the Guarantee and Collateral Agreement and the other Loan Documents delivered on the Effective Date or to be delivered on the Closing Date to which it is a party and performance by it of all of its obligations thereunder have, in each case, not been amended since the Effective Date and (ii) confirmation (to the extent applicable in such Loan Party’s jurisdiction of organization) that it is good standing.

(d) Legal Opinions. The Administrative Agent shall have received (i) favorable legal opinions of Faegre Baker Daniels LLP, counsel to the Borrower and its Subsidiaries, as to matters of Delaware and New York law, and of Melisa Boross, Vice President and Associate General Counsel of the Borrower, as to matters of Arizona and Florida law, which legal opinions shall cover the Contingent Account Control Agreements, the Blocked Account Control Agreements and any Notes to be issued on the Closing Date, and such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require and (ii) favorable legal opinions of Arizona and Florida special counsel to the Borrower, which legal opinions shall cover the enforceability of the Mortgages under Arizona and Florida law and such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require, in each case the form and substance of which shall be reasonably satisfactory to the Administrative Agent.

(e) Borrowing Base Certificate. Delivery of a Borrowing Base Certificate, substantially in the form of Exhibit C, as of the Closing Date.

(f) Additional Documents. The Administrative Agent shall have received such other agreements, instruments and documents as any Agents, their counsel or any Lender may reasonably request.

5.3 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Borrowing Request. The Administrative Agent shall have received notice of the Borrower’s request for Revolving Loan as provided in Section 2.2, Swingline Loan as provided in Section 2.3 or Application as provided in Section 3.2.

(b) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except any representations and warranties which are qualified by materiality, which shall be true and correct in all respects) on and as of such date as if made on and as of such date, provided if any such representations and warranties are expressly made only as of a prior date, such representations and warranties shall be true as of such prior date.

(c) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(d) Availability. Giving effect to such extension of credit, Borrowing Base Debt shall not be greater than the Borrowing Base; provided that the condition precedent in this Section 5.3(d) shall be deemed to be satisfied if the Borrower shall, substantially concurrently with such extension of credit, take actions as required by Section 2.8 so that Borrowing Base Debt is equal to or less than the Borrowing Base.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.3 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit for which 100% of the L/C Obligations thereunder has not been Cash Collateralized remains outstanding or any Loan or other amount (other than contingent obligations such as indemnities or increased costs) is owing to any Lender or Agent hereunder, the Borrower shall and shall cause each Loan Party to:

6.1 Reporting Requirements. Maintain a standard system of accounting established and administered in accordance with GAAP and shall cause to be delivered to the Administrative Agent (for prompt distribution by the Administrative Agent to Lenders):

(a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Loan Parties and their respective Subsidiaries as of the end of that fiscal year and the related consolidated statements of operations, stockholders’ equity and cash flows for that fiscal year, all with accompanying notes and schedules, prepared in accordance with GAAP consistently applied and audited and reported upon by Ernst & Young LLP or another firm of independent certified public accountants of similar recognized standing selected by the Borrower and acceptable to the Administrative Agent (such audit report shall not contain a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit or qualification which would affect the computation of financial covenants contained herein other than a qualification for consistency due to a change in the application of GAAP with which Borrower’s independent certified public accountants concur); the financial statements filed with or furnished to the SEC by the Borrower (and which are available online) shall be deemed to have been provided by the Borrower under this reporting requirement;

(b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Loan Parties and their respective Subsidiaries as of the end of that quarter, and the related consolidated statement of operations and cash flows of the Loan Parties and their respective Subsidiaries for the period from the beginning of the fiscal year to the end of that quarter, all prepared in accordance with GAAP consistently applied, unaudited but certified to be true and accurate, subject to normal year-end audit adjustments, by an Authorized Financial Officer of the Borrower; the financial statements filed with or furnished to the SEC by the Borrower (and which are available online) shall be deemed to have been provided by the Borrower under this reporting requirement;

(c) concurrently with the delivery of the financial statements described in subsections (a) and (b) above, a certificate signed by (i) the Chief Executive Officer, President or Executive Vice President or (ii) an Authorized Financial Officer of the Borrower, to the effect that, having read this Agreement, and based upon an examination which he or she deemed sufficient to enable him or her to make an informed statement, there does not exist any Event of Default or Default, or if any Event of Default or Default has occurred, specifying the facts with respect thereto;

(d) within 90 days after the beginning of each fiscal year of the Borrower, a projection, in reasonable detail and in form and substance satisfactory to the Administrative Agent, on a quarterly basis, of the earnings, cash flow, balance sheet and covenant calculations (with assumptions for all of the foregoing) of the Loan Parties and their respective Subsidiaries for that fiscal year;

(e) promptly upon becoming available, copies of all financial statements, reports, notices and proxy statements sent by the Borrower to its stockholders, and of all regular and periodic reports and other material (including copies of all registration statements and reports under the Securities Act of 1933, as amended, and the Exchange Act) filed by the Borrower with or furnished to any securities exchange or any Governmental Authority or commission, except material filed with or furnished to governmental authorities or commissions relating to the development of Real Property Inventory in the ordinary course of the business of the Loan Parties and which does not relate to or disclose any Material Adverse Effect; the reports and financial statements filed with or furnished to the SEC by the Borrower (and which are available online) shall be deemed to have been provided by the Borrower under these reporting requirements;

(f) as soon as available and in any event within 90 days after the end of the fourth quarter of each fiscal year for each Joint Venture, a statement of earnings, assets, liabilities and net worth, indicating the Borrower’s and each Loan Party’s pro rata share of such Joint Venture, in the form attached as Schedule 6.1(f);

(g) the following reports: (i) within 30 days after the end of each calendar month, (beginning with the first calendar month ending at least 15 days after the Closing Date), a Borrowing Base Certificate as of the end of such month and promptly upon demand by the Administrative Agent, the Borrower shall provide the Administrative Agent with all documentation and other data supporting such calculations as the Administrative Agent may reasonably require. In the event that the Administrative Agent notifies the Borrower in writing of any inaccuracy in a Borrowing Base Certificate, the Borrower and the Administrative Agent shall work in good faith to resolve such discrepancy, but pending such resolution, the amount calculated as the Borrowing Base in such Borrowing Base Certificate shall be revised as reasonably determined by the Administrative Agent and (ii) within 45 days after the end of each of the first three quarters, and within 90 days after the end of each fiscal year of the Borrower, a report which shall include the information and calculations provided for in the Compliance Certificate attached to this Agreement, which shall be in reasonable detail and in form and substance satisfactory to the Administrative Agent, with calculations indicating that the Borrower is in compliance, as of the last day of such quarterly or annual period, as the case may be, with the provisions of the financial covenants in Section 7.1 of the Borrower and the Loan Parties and with the provisions of Sections 7.4(g). The reports furnished pursuant to this subsection (g) shall each be certified to be true and correct by an Authorized Financial Officer of the Borrower;

(h) as soon as possible and in any event within 10 Business Days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by an Authorized Financial Officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto;

(i) as soon as possible and in any event within 10 Business Days after receipt thereof by any of the Loan Parties or any of their respective Subsidiaries, a copy of (i) any notice or claim to the effect that any of the Loan Parties or their respective Subsidiaries is or may be liable to any Person as a result of the release or threatened release by any of the Loan Parties, any of their respective Subsidiaries or any other Person of any Hazardous Substance into the indoor or outdoor environment, and (ii) any notice or claim alleging any violation of any Environmental Law or any federal, state or local health or safety law or regulation by any of the Loan Parties or any of their respective Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect;

(j) promptly following receipt thereof, copies of (i) any documents described in Section 101(f), 101(k) or 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan or Pension Plan; provided, that if the relevant Loan Party or ERISA Affiliate have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans or Pension Plans, then, upon reasonable request of the Administrative Agent, such Loan Party or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and

(k) such supplements to the aforementioned documents and additional information and reports as the Administrative Agent or any Lender may from time to time reasonably require.

6.2 Payment of Obligations, Taxes and Other Potential Liens. Pay all its debts and perform all its obligations promptly and in accordance with the terms governing such debts or other obligations, and pay and discharge or cause to be paid and discharged promptly all taxes, assessments and governmental charges or levies imposed upon any Loan Party or upon any of their respective incomes or receipts or upon any of their respective properties before the same shall become in default or past due, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might result in the imposition of a Lien or charge upon such properties or any part thereof; provided, however, that it shall not constitute a violation of the provisions of this Section 6.2 if any Loan Party shall fail to (x) perform any such obligation or to pay any such debt (except for obligations for money borrowed), tax, assessment, governmental charge or levy or claim for labor, materials or supplies which is being contested in good faith, by proper proceedings diligently pursued, and as to which adequate reserves have been provided in conformity with GAAP, or (y) pay a debt secured by a mortgage, deed of trust or comparable Lien on real estate if such debt is, by its terms, Non-Recourse Indebtedness.

6.3 Preservation of Existence. Except as permitted by Section 7.3, do or cause to be done all things or proceed with due diligence with any actions or courses of action which may be necessary to preserve and keep in full force and effect its existence under the laws of its state of incorporation or formation and all qualifications or licenses in jurisdictions in which such qualification or licensing is required for the conduct of its business, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted. The primary business of the Loan Parties and their respective Subsidiaries shall at all times be the Business.

6.4 Maintenance of Properties. Maintain all its personal property in good working order and condition, ordinary wear and tear excepted, and, with respect to real and personal property, make all necessary repairs, renewals and replacements thereof so that its business carried on in connection therewith may be properly conducted at all times in all material respects; and maintain or require to be maintained (a) reasonably adequate insurance, by financially sound and reputable insurers, on all properties of the Loan Parties which are of a character usually insured by Persons engaged in the same or a similar business in the same general geographic area (including, without limitation, all Real Property Inventory encumbered by mortgages securing mortgage loans made by any Loan Party, to the extent normally required by prudent mortgagees, and all Real Property Inventory which is the subject of an equity investment by any Loan Party, to the extent normally carried by prudent builder-developers) against loss or damage resulting from fire, defects in title or other risks insured against by extended coverage and of the kind customarily insured against by those Persons, (b) reasonably adequate public liability insurance against tort claims which may be incurred by any Loan Party, and (c) such other insurance as may be required by law, in each case, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Upon the request of the Administrative Agent, the Borrower will furnish to the Lenders full information as to the insurance carried. All certificates of insurance are to be delivered to the Collateral Agent, with the additional loss payable and additional insured endorsement in favor of the Collateral Agent.

6.5 Access to Premises and Books. At all reasonable times upon reasonable notice to the Borrower and as often as any Lender may reasonably request, permit authorized representatives and agents (including accountants) designated by that Lender to (a) have access to and inspect the premises and properties (including for purposes of appraising and/or re-appraising properties) of the Borrower and each Subsidiary and their respective corporate books and financial records, and all other records relating to their respective operations and procedures, (b) make copies of or excerpts from those books and records and (c) discuss the respective affairs, finances and operations of the Loan Parties and their respective Subsidiaries with, and to be advised as to the same by, their respective officers and directors.

6.6 Notices. Give prompt written notice to the Administrative Agent (who promptly shall furnish the same to the Lenders) of (a) any proceeding instituted by or against the Borrower or any of the Loan Parties in any federal or state court or before any commission or other regulatory body, federal, state or local or other governmental agency, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on any Loan Party, (b) any other event which could reasonably be expected to lead to or result in a Material Adverse Effect on any Loan Party or result in an Event of Default, (c) (i) upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event or Foreign Plan Event, a written notice specifying the nature thereof, what action Borrower, any of the Loan Parties or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, upon Administrative Agent’s request, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of the Loan Parties or any of their respective ERISA Affiliates with the IRS with respect to each Pension Plan; (2) all notices received by Borrower, any of the Loan Parties or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event or Foreign Plan Event; and three (3) copies of such other documents or governmental reports or filings relating to any Plan or Pension Plan as Administrative Agent shall reasonably request, and (d) the occurrence of any Default or Event of Default.

6.7 Addition or Release of Guarantors; Additional Collateral, Etc.

(a) Give the Administrative Agent prompt written notice of the formation or acquisition of any Subsidiary. Such Subsidiary shall be required to become and continue to be a Loan Party, unless such Subsidiary is designated as an Unrestricted Subsidiary as permitted by this Agreement. Notwithstanding anything to the contrary, if at any time or from time there occurs a Change in Status of a Loan Party, the Borrower shall deliver notice thereof to the Administrative Agent, including a reasonably detailed description of the Change in Status and a statement of the effective date of the Change in Status. Each Change in Status event shall be effective as of the effective date of such Change in Status, automatically, without any further action by any party to this Agreement, and the Subsidiary that is subject to such Change in Status shall no longer be a Loan Party and shall be released from the Guarantee and Collateral Agreement. In connection with each Change in Status, the Administrative Agent, on behalf of Lenders, shall promptly following receipt of written notice of Change in Status, execute and deliver to the Borrower a written confirmation of such Change in Status. A newly formed or acquired Subsidiary which the Borrower does not designate as an Unrestricted Subsidiary and any Unrestricted Subsidiary that the Borrower elects to re-designate as a Restricted Subsidiary will become a Loan Party under this Agreement, and the Borrower shall promptly deliver to the Administrative Agent (which, in the case of such a newly formed or acquired Subsidiary, shall be delivered within forty-five (45) days) (i) an Assumption Agreement, substantially in the form provided for in the Guarantee and Collateral Agreement, executed by a duly authorized officer of such Subsidiary (which shall provide that the Borrower and such Subsidiary shall make the representations and warranties in Section 4 of this Agreement with respect to such Subsidiary); (ii) a copy of the certificate or articles of incorporation or other organizational document of such Subsidiary, certified by the Secretary of State or other official of the state or other jurisdiction of its incorporation or formation; (iii) such amendments to the Guarantee and Collateral Agreement as the Collateral Agent deems necessary to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest (subject to Permitted Liens) in the Capital Stock of such Subsidiary; (iv) if applicable, deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by duly authorized officers of the owner of such Capital Stock; (v) evidence that such Subsidiary has become a party to the Guarantee and Collateral Agreement and that all actions necessary to grant to the Collateral Agent for the benefit of the Lenders a perfected first priority security interest (subject to Permitted Liens) in the Collateral described in the Guarantee and Collateral Agreement with respect to such Subsidiary has been taken, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by laws or as may be reasonably requested by the Collateral Agent, and (vi) if, requested, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(b) With respect to any personal Property acquired after the Effective Date by the Borrower or any Guarantor (other than personal Property which is excluded from the Collateral pursuant to the terms of the Guarantee and Collateral Agreement) as to which the Collateral Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly, and in any event on or prior to thirty (30) days after such acquisition (or such longer period as the Collateral Agent may agree in its reasonable discretion) (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably deems necessary to grant to the Collateral Agent, for the benefit of the Lenders, a security interest in such Property and (ii) take all actions necessary to grant to the Collateral Agent, for the benefit of the Lenders, a perfected first priority security interest in such Property (subject to Permitted Liens), including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent.

6.8 Compliance with Laws and Other Requirements. (i) Promptly and fully comply with, conform to and obey all present and future laws (including all applicable Environmental Laws), ordinances, rules, regulations, orders, writs, judgments, injunctions, decrees, awards and all other legal requirements applicable to the Loan Parties, their respective Subsidiaries and their respective properties, including, without limitation, Regulation Z of the Board, the Federal Interstate Land Sales Full Disclosure Act, ERISA, the Florida Land Sales Act or any similar statute in any applicable jurisdiction, in each case, the violation of which would have a Material Adverse Effect on any Loan Party; (ii) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iii) maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.9 Use of Proceeds. Use and cause to be used the proceeds of the Loans and other extensions of credit for working capital and general corporate purposes.

6.10 Further Assurances. Promptly upon request by any Agent, or any Lender through the Administrative Agent, and subject to the limitations described in Section 6.7, (i) correct any material defect or error that may be discovered in any Loan Document or other document or instrument relating to any Collateral or in the execution, acknowledgment, filing or recordation thereof and (ii) do, execute, acknowledge, deliver, record, re-record, file, refile, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as any Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to grant, preserve, protect and continue the validity, perfection and priority of the security interests created or intended to be created by the Security Documents.

6.11 Borrowing Base Account, Interest Reserve Account, Collateral Proceeds Account and Operating Accounts. From and after the Closing Date (or in the case of the Interest Reserve Account, if earlier, 30 days after the Effective Date), so long as any Commitment remains in effect or any portion of any Loan or any Letter of Credit remains outstanding, the Borrower agrees at all times to maintain the Borrowing Base Account, the Interest Reserve Account, the Collateral Proceeds Account and the Operating Accounts pursuant to arrangements reasonably satisfactory to the Collateral Agent. The Borrowing Base Account and the Interest Reserve Account shall be, at all times from and after the date on which they are required to be established hereunder, subject to a Blocked Account Control Agreement, and the Collateral Proceeds Account and the Operating Accounts shall be, at all times from and after the Closing Date, subject to a Contingent Account Control Agreement. The Borrower hereby pledges, assigns and grants to the Collateral Agent on behalf of and for the ratable benefit of the Lenders and the Issuing Lender, a security interest in all of the Borrower’s right, title and interest thereto and all funds and amounts from time to time on deposit in the Borrowing Base Account, Interest Reserve Account, Collateral Proceeds Account and Operating Accounts to secure prompt and complete performance of its Obligations. The Borrowing Base Account is a blocked account, and the Collateral Agent shall not be obligated to honor any withdrawal or transfer instructions pertaining thereto except as provided in Section 10.14 hereof. The Interest Reserve Account is a blocked account, and the Collateral Agent shall not be obligated to honor any withdrawal or transfer instructions pertaining thereto except as provided in this Agreement; provided that the Collateral Agent shall honor any withdrawal or transfer instructions pertaining thereto so long as (i) no Event of Default shall have occurred and be continuing or would results therefrom and (ii) after giving effect to such withdrawal or transfer, amounts on deposit in the Interest Reserve Account would be not less than the Interest Reserve. Unless and until an Event of Default shall have occurred and be continuing and so long as no Event of Default would result therefrom, the Borrower may make withdrawals and transfers from the Operating Accounts and the Collateral Proceeds Account. After the occurrence and during the continuance of an Event of Default, the Collateral Proceeds Account and the Operating Accounts shall be blocked accounts, and the Collateral Agent shall not be obligated to honor any withdrawal or transfer instructions pertaining thereto. In addition, no withdrawals or transfers from the Collateral Proceeds Account or the Operating Accounts shall be made any time when a mandatory prepayment is payable by the Borrower pursuant to Section 2.8 other than for necessary operating expenses payable in the ordinary course of business. The Borrower agrees that it will (a) maintain on deposit in or credited to the Borrowing Base Account only cash or Cash Equivalents and (b) cause to be deposited into or credited to the Borrowing Base Account only (i) proceeds from the Collateral Proceeds Account and (ii) other amounts held for a period of at least ninety (90) days in one or more accounts maintained by the Borrower with the Collateral Agent or its designee in which the Collateral Agent at all times has for the ratable benefit of the Lenders and the Collateral Agent a first priority security interest and Lien, perfected by control pursuant to a Blocked Account Control Agreement, as collateral security for the Obligations.

6.12 Appraisals. The Administrative Agent will be entitled to obtain, at the Borrower’s expense (i) at the direction of the Required Lenders, a new Acceptable Appraisal of all Qualified Real Property Inventory (or any portion thereof) included in the Borrowing Base once every twelve (12) months during the term of this Agreement commencing on the first anniversary of the Closing Date and (ii) additional Acceptable Appraisals of any such Qualified Real Property Inventory (or any portion thereof) (A) if an Event of Default has occurred and is continuing, (B) if an appraisal is required under applicable Requirements of Law or (C) upon any increase in Commitments pursuant to Section 2.21. Additionally, the Administrative Agent will be required to obtain an Acceptable Appraisal for any parcel of Qualified Real Property, no more than one time every twelve (12) months for each such parcel of Qualified Real Property, at the request of any Lender and at such Lender’s sole cost and expense. Prior to the finalization of each Acceptable Appraisal obtained by the Administrative Agent, the Administrative Agent shall furnish a copy of the substantially final draft thereof to the Borrower for review. The Borrower shall have ten (10) Business Days to respond to the Administrative Agent with comments to such draft; provided, however, that the Administrative Agent shall have no obligation to accept any such comments. Additionally, the Borrower may require the Administrative Agent to obtain, no more than one time every twelve (12) months for each parcel of Qualified Real Property and at the Borrower’s sole cost and expense, an Appraisal, which shall constitute an Acceptable Appraisal if the Administrative Agent determines that such Appraisal satisfies the criteria therefore specified in the definition thereof.

SECTION 7. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit for which 100% of the L/C Obligations thereunder has not been Cash Collateralized remains outstanding or any Loan or other amount (other than contingent obligations such as indemnities and increased costs) is owing to any Lender or Agent hereunder:

7.1 Financial Condition Covenants. The Borrower shall not,

(a) Maximum Leverage Ratio. As of the end of each fiscal quarter of the Borrower, permit the Leverage Ratio to exceed 60%.

(b) Minimum Interest Coverage/Minimum Liquidity Test. As of the end of each fiscal quarter of the Borrower, fail to maintain either (i) Liquidity (held in the Interest Reserve Account) in an amount not less than Consolidated Interest Incurred for the last twelve (12) months then ended (such amount, the “Minimum Liquidity Amount”) or (ii) an Interest Coverage Ratio not less than 1.50:1.00 (for the avoidance of doubt, as of the end of any fiscal quarter of the Borrower, the Borrower shall be required to satisfy (i) or (ii) above, but not both).

(c) Minimum Tangible Net Worth Test. As of the end of each fiscal quarter of the Borrower, fail to maintain minimum Consolidated Tangible Net Worth not less than (i) $228,881,000 plus (ii) the sum of (A) 50% of the cumulative Consolidated Net Income, if positive, of the Loan Parties and their respective Subsidiaries (other than Unrestricted Subsidiaries) from and after December 31, 2013 through the end of the fiscal quarter as of which Consolidated Tangible Net Worth is being determined plus (B) 50% of the net proceeds from any equity offerings (it being understood that any conversion of convertible securities shall not be considered an equity offering) of the Borrower occurring on or after December 31, 2013 through the end of the fiscal quarter as of which Consolidated Tangible Net Worth is being determined.

7.2 Liens and Encumbrances. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, grant or suffer or permit to exist any Liens on any of its rights, properties or assets, other than Liens incurred under the Loan Documents and Permitted Liens.

7.3 Fundamental Changes; Asset Sales; Acquisitions.

(a) The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, do any of the following:

(i) acquire any other Person, except pursuant to a Permitted Acquisition;

(ii) sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or any portion of its assets (whether now owned or hereafter acquired), except (A) the sale or other disposition of assets in the ordinary course of business or (B) other dispositions, sales, or assignments of properties (including a bulk sale of properties held in a geographic region) relating to a restructuring or withdrawal from one or more geographic regions, provided that with respect to any such dispositions, sales or transfers in this clause (B), (i) the fair value in any fiscal quarter does not exceed 25% of Consolidated Tangible Net Worth (determined as of the last day of the fiscal quarter for which financial statements are available), (ii) after giving effect thereto, the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 7.1 hereof, and shall have provided an officer’s certificate certifying compliance with such covenants and setting forth the calculations thereof and (iii) after giving effect thereto, the Borrowing Base Debt does not exceed the lesser of (A) the Commitments and (B) the Borrowing Base;

(iii) merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it;

(iv) dissolve, liquidate or wind up its business by operation of law or otherwise; or

(v) distribute to the stockholders of the Borrower any Capital Stock of any Guarantor;

provided, however, that any Subsidiary or any other Person may merge into or consolidate with or may dissolve and liquidate into a Loan Party and any Subsidiary that is not a Loan Party may merge into or consolidate with or may dissolve and liquidate into another Subsidiary that is not a Loan Party, if (and only if), (1) in the case of a merger or consolidation involving a Loan Party other than the Borrower, the surviving Person is, or upon such merger or consolidation becomes, a Loan Party, (2) in the case of a merger or consolidation involving the Borrower, the Borrower is the surviving Person, (3) the character of the business of the Borrower and the Subsidiaries on a consolidated basis will not be materially changed by such occurrence, and (4) such occurrence shall not constitute or give rise to (a) an Event of Default or (b) default (beyond all applicable grace and cure periods) in respect of any of the covenants contained in any agreement to which the Borrower or any such Subsidiary is a party or by which its property may be bound if such default would have a Material Adverse Effect.

Nothing contained in this Section 7.3, however, shall restrict any sale of assets among the Loan Parties and their Subsidiaries which is in the ordinary course of business or is otherwise in compliance with all other provisions of this Agreement.

7.4 Investments. The Borrower shall not, nor shall it permit any Loan Party to, make any Investment or otherwise acquire any interest in any Person, except:

(a) Investments in Cash Equivalents;

(b) Investments constituting extensions of credit in connection with the sale of land;

(c) loans and advances to officers and employees of the Borrower or any Guarantor, to other Persons in the ordinary course of business or as permitted by the code of regulations of the Borrower, which in the aggregate do not exceed $2,500,000 at any time outstanding;

(d) Investments in any Guarantor;

(e) [reserved];

(f) [reserved];

(g) Investments in Unrestricted Subsidiaries and Joint Ventures; provided that the aggregate cost of all Investments in Unrestricted Subsidiaries, when combined with the aggregate cost of all Investments in Joint Ventures, does not at any one time exceed 30% of Consolidated Tangible Net Worth (determined as of the last day of the prior fiscal quarter for which financial statements are available); provided further that no such Investment may be made if it causes or results (singly or with other actions or events) in (x) any violation of any other covenant or condition of this Agreement or (y) any other Default or Event of Default. For purposes of determining a Loan Party’s Investment in an Unrestricted Subsidiary or Joint Venture, such Investment shall be determined in accordance with GAAP (excluding, however, such Loan Party’s equity in the undistributed earnings or losses in such Unrestricted Subsidiary or Joint Venture), but also shall be deemed to include the amount, as determined in accordance with GAAP, of any loans or advances from any Loan Party to such Unrestricted Subsidiary or Joint Venture, and any guarantee or contractual commitment, arrangement or other agreement by such Loan Party to provide funds or credit to such Unrestricted Subsidiary or Joint Venture;

(h) Investments permitted by Section 7.3 (including Permitted Acquisitions);

(i) Investments by Financial Service Subsidiaries in mortgages, mortgage-backed securities, mortgage commitments and similar financial instruments related to the origination of mortgages and similar activities in the ordinary course of such Subsidiaries;

(j) Investments in securities of any trade creditor or customer received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditor or customer;

(k) Investments in mortgages, receivables, other securities or ownership interests, loans or advances made in connection with a strategy to acquire land or other homebuilding assets through foreclosure or other exercise of remedies; and

(l) Investments, other than those permitted by subsections (a) through (k) above, in the ordinary course of business and which are directly related to the Borrower’s homebuilding business, to the extent not otherwise prohibited by this Agreement and subject to the other provisions of this Agreement (provided that this clause (l) shall not permit Investments in Joint Ventures or Unrestricted Subsidiaries); and

(m) other Investments (not specifically listed in items (a) through (l) above) in an aggregate amount not to exceed $10,000,000 at any time outstanding.

7.5 Secured Indebtedness. The Borrower shall not, nor shall it permit any Loan Party to, create, incur, issue or suffer to exist any Secured Indebtedness exceeding $20,000,000 in aggregate principal amount at any time outstanding, other than:

(a) Secured Indebtedness outstanding on the Effective Date and set forth on Schedule 7.5, and any Permitted Refinancing thereof;

(b) Secured Indebtedness in respect of letters of credit fully secured by a Lien on cash and Cash Equivalents;

(c) purchase money Indebtedness and other Non-Recourse Indebtedness;

(d) Capitalized Lease Obligations;

(e) bonds issued by CDDs or similar bonds issued by Governmental Authorities to accomplish similar purposes, to the extent such bonds are secured by tax Liens or otherwise; and

(f) Secured Indebtedness incurred pursuant to development agreements or land contracts for the purchase or sale of real property which secure (i) the return of a land deposit from another builder and/or developer, (ii) development obligations, (iii) the deferred purchase price of land or other payments due to the seller pursuant to a contract for the purchase of real property and (iv) other similar obligations in connection with development agreements or land contracts for the purchase or sale of real property.

7.6 No Margin Stock. The Borrower shall not use or permit to be used any of the proceeds of the Loans or other extensions of credit hereunder to purchase or carry any “margin stock” (as defined in Regulation U).

7.7 Burdensome Agreements. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, enter into any Contractual Obligation that limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Restricted Subsidiary to guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure its obligations under the Loan Documents to which it is a party; provided, however, that the foregoing shall not apply to (v) restrictions imposed by agreements governing Indebtedness described in clause (i) or (ii) of the definition thereof so long as such restrictions will not materially affect the Borrower’s ability to make anticipated principal or interest payments on the Loans or payments in respect of the other Obligations hereunder (as determined in good faith by the Borrower), (w) restrictions imposed by law or this Agreement, (x) customary restrictions and conditions contained in agreements relating to a sale of a Subsidiary or all or substantially all of its assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (y) customary provisions in leases, partnership agreements, limited liability company organizational governance documents, joint venture agreements, joint development agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer or encumbrance of property under joint development or ownership, leasehold interests or ownership interests in such partnership, limited liability company, joint venture or similar Person and (z) with respect to clause (iii), the granting of a pari passu Lien in favor of any holder of any public Indebtedness if the Obligations hereunder are required to be secured equally and ratably therewith or customary provisions in leases restricting the assignment thereof.

7.8 Restricted Payments. The Borrower will not declare or pay, or permit any of its Subsidiaries to declare or pay, any Restricted Payments, except that:

(a) any Subsidiary may make Restricted Payments to the Borrower or any wholly owned Guarantor;

(b) the repurchase, redemption, defeasance or other acquisition or retirement for value of Capital Stock of the Borrower held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of the Borrower or any Restricted Subsidiary, in each case, upon their bankruptcy or petition for bankruptcy, death, disability, retirement, severance or termination of employment or service or any other repurchase event set forth pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or benefit plan of any kind; provided that the aggregate cash consideration paid for all such redemptions shall not exceed $2,000,000 during any calendar year (it being understood, however, that unused amounts permitted to be paid pursuant to this proviso are available to be carried over to the immediately succeeding calendar year);

(c) repurchases of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants, other rights to purchase Capital Stock or other convertible or exchangeable securities if such Capital Stock represent all or a portion of the exercise price thereof or upon the vesting of restricted stock, restricted stock units or similar equity incentives to satisfy tax withholding or similar tax obligations with respect thereto; and

(d) the payment, by the Borrower, of cash in lieu of the issuance of fractional shares upon the exercise of any option, warrant or similar instrument or upon the conversion or exchange of Capital Stock of the Borrower.

7.9 Prepayment of Indebtedness. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, voluntarily prepay, repurchase, redeem or cause the defeasance of senior notes or senior Indebtedness unless (a) after giving effect to such prepayment, repurchase, redemption or defeasance, (i) the Borrower is in pro forma compliance with the financial covenants in Section 7.1 hereof as of the end of the fiscal quarter of the Borrower ended immediately prior to such prepayment, repurchase, redemption or defeasance (for the avoidance of doubt, in relation to Section 7.1(b), as of such date, the Borrower shall be required to satisfy subclause (i) or (ii) of such section, but not both) and the Borrower has provided an officer’s certificate certifying compliance with such covenants and setting forth the calculations thereof and (ii) the Borrowing Base Debt does not exceed the lesser of (A) the Commitments and (B) the Borrowing Base, (b) it is refinanced with Permitted Refinancing Indebtedness, or (c) it is prepaid, repurchased or redeemed, or its defeasance is consummated, with the net proceeds of any issuance of common equity of the Borrower after the Effective Date.

7.10 Pension Plan. The Borrower shall not enter into, maintain or make contributions to, or permit any Subsidiary to enter into, maintain or make contributions to, directly or indirectly, any plan that is subject to Title IV of ERISA, except for defined benefit pension plans of any Person formed or acquired, directly or indirectly, by any Loan Party in a Permitted Acquisition, and in each case with prior notice being given to the Administrative Agent of the adoption or assumption of such defined benefit plan.

7.11 Transactions with Affiliates. Except for (a) compensation arrangements in the ordinary course of business with the officers, directors and employees of the Borrower and any Subsidiary, (b) payment pursuant to the Management Services Agreement, dated as of June 20, 2013, by and among the Borrower, each of the subsidiaries of the Borrower signatory thereto and TPG VI Management, LLC, as in effect on the Effective Date, or (c) any transactions, payments or transfers among Loan Parties, the Borrower shall not enter into any transaction (including, without limitation, the purchase or sale of any property or service) with, or make any payment or transfer to, any Affiliate (or permit any Loan Party to do any of the foregoing), except in the ordinary course of business and pursuant to the reasonable requirements of the business of the Borrower or such Loan Party and upon fair and reasonable terms no less favorable to the Borrower or such Loan Party than the Borrower or such Loan Party would obtain in a comparable arms’-length transaction.

7.12 Use of Proceeds. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, use, and the respective directors, officers, employees and agents of the Borrower and its Subsidiaries shall not use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 8. EVENTS OF DEFAULT; REMEDIES

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, Reimbursement Obligation, any fees hereunder or any other amount payable hereunder or under any other Loan Document within five (5) Business Days after any such interest, fees or other amounts becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document when made which shall be false or misleading in any material respect when made; or

(c) any Loan Party shall default in the observance or performance of any covenant contained in Sections 6.3, 6.5 or 6.6, or Section 7; or

(d) any Loan Party shall default in the observance or performance of any other covenant contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8), and such default shall continue unremedied for a period of thirty (30) days; or

(e) any Loan Party shall (i) default in making any payment of any principal of any Indebtedness (including any Contingent Obligation, but excluding the Loans) beyond any applicable period of grace, or (ii) default in making any payment of any interest on any such Indebtedness or Contingent Obligation set forth in clause (i) beyond the period of grace, if any, provided in the instrument or agreement under which such obligation was created, or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Contingent Obligation set forth in clause (i) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness or Contingent Obligation (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness or Contingent Obligation to become due prior to its stated maturity or (in the case of any Contingent Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness or Contingent Obligations the aggregate outstanding principal amount of which is $10,000,000 or more; or

(f) (i) the Borrower or any other Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against the Borrower or any other Loan Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against the Borrower or any other Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any other Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any other Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or the Borrower or any other Loan Party shall make a general assignment for the benefit of its creditors; or

(g) (i) an ERISA Event or Foreign Plan Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan, (iii) the PBGC shall institute proceedings to terminate any Pension Plan(s), (iv) any Loan Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, which could reasonably be expected to result in a Material Adverse Effect; or

(h) one or more final non-appealable judgments or decrees shall be entered against any Loan Party involving in the aggregate a liability of more than $10,000,000, and all such judgments or decrees shall not have been paid, settled, vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any Loan Party shall be found responsible for (A) the release or threatened release by any Loan Party, any of its Subsidiaries or any other Person of any Hazardous Substance into the indoor or outdoor environment, or (B) any violation of any Environmental Law or any federal, state or local health or safety law or regulation, which, in either case of clause (A) or (B), could reasonably be expected to have a Material Adverse Effect; or

(j) any of the Loan Documents (including the Guarantee and Collateral Agreement) shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority as purported to be created thereby;

(k) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(l) there shall occur any Change of Control;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to 103% of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

On and after the occurrence of an Event of Default, the Administrative Agent shall apply all payments in respect of any Obligations in the following order: (i) first, to pay Obligations in respect of (A) any fees, expenses, reimbursements or indemnities then due to the Agents on a ratable basis, (B) any fees (other than commitment fees and Letter of Credit fees), expenses, reimbursements or indemnities then due to the Lenders and Issuing Lenders and (C) to pay commitment fees, Letter of Credit fees and interest due in respect of Loans and Letters of Credit; (ii) second to the ratable payment or prepayment of principal outstanding on Loans and Letters of Credit; and (iii) third, to the ratable payment of all other Obligations. On or after the occurrence of an Event of Default, all principal payments in respect of Loans shall be applied, first, to repay outstanding Swingline Loans, next outstanding ABR Loans and then to repay outstanding Eurodollar Loans, with those that have the earlier expiring Interest Period being repaid prior to those that have later expiring Interest Periods. The order of priority set forth in this paragraph and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Agents, the Lenders, and the Issuing Lenders as among themselves. The order of priority set forth in clause (i) may be changed only with the prior written consent of the Agents and the order of priority of payments in respect of Letters of Credit may be changed only with the prior written consent of the Issuing Lenders.

SECTION 9. THE AGENTS

9.1 Appointment. (a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b) The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the Collateral Agent of (and to hold any security interest created by the Security Documents for and on behalf of or in trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Agreement for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Section 9 (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) and Section 10.05 as if set forth in full herein with respect thereto and all references to Administrative Agent in this Section 9 shall, where applicable, be read as including a reference to the Collateral Agent. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent as Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the secured parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action shall bind the Lenders.

9.2 Delegation of Duties. An Agent may execute any of its duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents or of exercising any rights and remedies thereunder) by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. An Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys in fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence, bad faith or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by an Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, the creation, perfection or priority of any Lien, or security interest created or purported to be created under the Security Documents, or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower rendered in any legal opinion for the benefit of an Agent or any Lender), independent accountants and other experts selected by an Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither any Agent nor any of their officers, directors, employees, agents, advisors, attorneys in fact or affiliates have made any representations or warranties to it and that no act by an Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by an Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of any Agent or any of its officers, directors, employees, agents, advisors, attorneys in fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Percentage Interests in effect on the date on which indemnification is sought under this Section 9.7, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence, bad faith or willful misconduct. The agreements in this Section 9.7 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8 Agents in Their Individual Capacity. Any Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an agent hereunder. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, an Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an agent, and the terms “Lender” and “Lenders” shall include such Agent in its individual capacity.

9.9 Successor Agents. The Administrative Agent or the Collateral Agent may resign as Administrative Agent or Collateral Agent, as applicable, upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent or Collateral Agent shall resign as Administrative Agent or Collateral agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s or Collateral Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Collateral Agent, as applicable, or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent or Collateral Agent by the date that is thirty (30) days following a retiring Administrative Agent’s or Collateral Agent’s notice of resignation, the retiring Administrative Agent’s or Collateral Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the

Administrative Agent or Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s or Collateral Agent’s resignation as Administrative Agent or Collateral Agent, the provisions of this Section 9 and of Section 10.5 shall continue to inure to its benefit. Upon the acceptance of any appointment as Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, the Administrative Agent or Collateral Agent, as applicable, shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, or except in accordance with this Agreement, (A) release all or substantially all of the collateral, if any, provided pursuant to this Agreement or (B) release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement and/or all or substantially all of the Collateral, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.14 without the written consent of all the Lenders; (v) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (vi) amend, modify or waive any provision of Section 2.3 or 2.4 without the written consent of the Swingline Lender; (vii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lenders; or (viii) amend, modify or waive any rights or obligations of any Agent without the written consent of such Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent on a subsequent or other Default or Event of Default.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower, the Administrative Agent and the Collateral Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	AV Homes, Inc.
8601 North Scottsdale Road, Suite 225
Scottsdale, AZ 85253
Attention: Michael S. Burnett,
Executive Vice President and Chief Financial Officer
Telecopy: (480) 948-0701
Telephone: (480) 214-7408
Email: M.Burnett@avhomesinc.com

with copies to:

AV Homes, Inc.
8601 North Scottsdale Road, Suite 225
Scottsdale, AZ 85253
Attention: Dave M. Gomez,
Executive Vice President and General Counsel
Telecopy: (480) 948-0701
Telephone: (480) 214-7388
Email: d.gomez@avhomesinc.com

Administrative Agent and Collateral Agent:

JPMorgan Chase Bank, N.A.
500 Stanton-Christiana Road
OPS2 3rd Floor
Newark, DE 19713
Attention: Nathan Parmenter
Telecopy: (302) 634-8459
Telephone: (302) 634-5585
Email: Nathan.t.parmenter@jpmorgan.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agents and the Arranger for all their reasonable and invoiced out-of-pocket costs and expenses incurred in connection with the syndication, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the administration of the transactions contemplated hereby and thereby, including the reasonable and invoiced fees and disbursements of counsel to the Agents and Arranger, filing and recording fees and expenses and reasonable fees and expenses associated with any of the actions taken under this Agreement in relation to the administration of the Borrowing Base Account or the Operating Accounts, administration of the Borrowing Base, and any appraisals, including (i) all reasonable fees and charges with respect to any appraisal, re-appraisal, and survey costs (other than those required pursuant to Section 6.12(ii)), (ii) title insurance charges and premiums, (iii) the cost of title searches and examinations, including abstracts, abstractors’ certificates and uniform commercial code searches reasonably requested by the Administrative Agent or the Collateral Agent, (iv) judgment and tax Lien searches for each Loan Party reasonably requested by the Administrative Agent or the Collateral Agent, (v) reasonable fees and costs of environmental investigations, site assessments and remediations reasonably requested by the Administrative Agent or the Collateral Agent, (vi) recordation taxes, documentary taxes, transfer taxes and mortgage taxes, (vii) filing and recording fees and (viii) reasonable subcontractor costs and expenses; with statements with respect to the foregoing to be submitted to the Borrower prior to the Effective Date (in the case of amounts to be paid on the Effective Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse the Agents and the Lenders for all their respective reasonable and invoiced out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel for the Agents and the Lenders, (c) to pay, indemnify, and hold each Lender and each Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes (but excluding any taxes or increased costs otherwise not subject to the gross-up provided for by Section 2.16(a)), if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Issuing Lenders, the Agents and the Arranger and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Loan Party or any of the properties and the reasonable fees and expenses of legal counsel in connection therewith (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than thirty (30) days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign, participate or otherwise transfer its rights or obligations hereunder(s) (x) to a Competitor without the Borrower’s written consent or (y) otherwise except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund, or, if an Event of Default has occurred and is continuing, any other Person; provided further that the Borrower shall be deemed to have consented to a proposed assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B) the Administrative Agent (such consent not to be unreasonably withheld), provided that no consent of the Administrative Agent shall be required for an assignment by a Lender to an Affiliate of such Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and

(2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C) the Assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, the Assignee shall have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15 and 2.16 (as they relate to any period during which such Lender was a party hereto), and Sections 2.17 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). No transfer or assignment of a Lender’s participation hereunder shall be effective unless and until recorded in the Register. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lenders and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.6 and any written consent to such assignment required by paragraph (b) of this Section 10.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Subject to Section 10.6(a)(ii), any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more Persons provided such Persons are a banking institution, life insurance company, or other similar chartered or licensed financial institution that ordinarily is engaged in the business of making real estate loans, or any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to clause (i) of the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation. No Participant shall be entitled to the benefits of Section 2.16 unless such Participant complies with the applicable provisions of Section 2.16 as if it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

10.7 Adjustments; Set off.

(a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender and its Affiliates shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise but after giving effect to any applicable period of grace), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any Affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents, the Issuing Lenders, the Swingline Lender and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set off. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender or its Affiliate, provided that the failure to give such notice shall not affect the validity of such application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of an original executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Agents or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. The Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Credit Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Credit Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Credit Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Credit Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their affiliates on the part of the Credit Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Credit Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Credit Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Credit Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person, (g) none of the Credit Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Credit Party and the Loan Parties or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Loan Parties and the Credit Parties.

10.14 Releases of Guarantees; Release of Security. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Collateral Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any guarantee obligations or Collateral to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document, including Section 6.7 of this Agreement, or that has been consented to in accordance with Section 10.1; provided that with respect to the release of any Collateral, (i) after giving effect to such release and any substitution of Qualified Real Property Inventory or Borrowing Base Cash, the Borrowing Base Debt does not exceed the lesser of (A) the Commitments and (B) the Borrowing Base, and (ii) if such release is of Borrowing Base Cash, or if the Qualified Real Property Inventory subject to the request for a release, in either case constitutes more than ten percent (10%) of the Borrowing Base, the Borrower has delivered to the Administrative Agent a pro forma Borrowing Base Certificate, based on the Borrowing Base Certificate most recently delivered under this Agreement and adjusted to reflect such release of Borrowing Base Cash or Qualified Real Property Inventory, as applicable, evidencing compliance with this Agreement. The Collateral Agent and the Borrower agree that any action taken by the Collateral Agent to release any guarantee obligations or Collateral to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 shall be at the expense of the Borrower and without recourse to the Collateral Agent. Upon the release of the Collateral Agent’s Liens on any Mortgaged Property, such Mortgaged Property shall no longer be included in the calculation of the Borrowing Base.

(b) The Agents and Lenders agree that:

(i) The Borrower may request the release of the security interests and Liens of the Collateral Agent on the Collateral that is (A) uneconomical, excess, damaged, obsolete, no longer useful in the Borrower’s or a Guarantor’s business, or worn out or scrap personal property, (B) other personal property being replaced with personal property of substantially equivalent value, or (C) in accordance with Exhibit H, whereupon the Collateral Agent shall release (or to the extent approved by any such secured party subordinate) such security interests and Liens promptly (and in any event within ten (10) days after receipt of such request), and, at the expense of the Borrower and without recourse to the Collateral Agent, execute any documents reasonably requested by the Borrower to evidence such release, so long as no Default or Event of Default has occurred and is then continuing or would result therefrom.

(ii) The Agents and Lenders agree that, upon the termination of the Commitments, termination, expiration or cash collateralization of all Letters of Credit and indefeasible payment and satisfaction in full of the Obligations (other than contingent indemnification obligations for which no claim has been asserted), all of the security interests in, and Liens on, the Collateral shall be automatically released, discharged and terminated, and the Collateral Agent shall (I) execute (as applicable) and deliver Uniform Commercial Code termination statements (and does hereby authorize the Loan Parties from and after such date, to file or cause to be filed such termination statements), mortgage release documents, intellectual property release documents and such other instruments of release and discharge pertaining to the security interests and other Liens granted to the Collateral Agent pursuant to the Security Documents in any of the Collateral being so released as the Borrower may reasonably request to effectuate or to reflect of public record the release and discharge of any such security interests and Liens, and (II) deliver promptly all Collateral in its possession to the extent that the Liens on such Collateral are being released, discharged or terminated. All of the foregoing deliveries shall be at the expense of the Borrower, with no liability to the Agents or any Lender and with no representation or warranty by or recourse to the Agents or any Lender.

10.15 Modifications to Mortgaged Property. A Loan Party may, without consent of any Lender, any Agent or any Person (i) make dispositions (including, but not limited to, lot line adjustments) of portions of any Mortgaged Property for dedication to the public and permit the creation of Liens to secure the levy of special assessments in favor of Governmental Authorities, community development districts and property owners’ associations, (ii) make dispositions of portions of the Mortgaged Property to third parties for the purposes of resolving any encroachment issues, (iii) grant easements, restrictions, covenants, reservations and rights-of-way for resolving minor encroachment issues or for access, water and sewer lines, telephone cable and internet lines, electric lines or other utilities or for other similar purposes, and (iv) consent to or join in any land use or other development approval documents (including subdivision plats, easements and the like) provided that, in each case, such disposition, grant or consent does not materially impair the value, utility or operation of the applicable Mortgaged Property. In connection with any disposition or creation of any Lien or any grant or consent permitted pursuant to this Section 10.15, the Collateral Agent shall execute and deliver or cause to be executed and delivered any instrument reasonably necessary or appropriate in the case of the dispositions referred to above to release the portion of the Mortgaged Property affected by such disposition from the Lien of the applicable Mortgage, or to subordinate the Lien of the applicable Mortgage, or acknowledgement that the Lien of any Mortgage is subordinate, to such Liens, easements, restrictions, covenants, reservations and rights-of-way or other similar grants, or to evidence such consent or joinder, in each case upon receipt by the Collateral Agent of (A) ten (10) days’ prior written notice thereof (or such shorter period as the Collateral Agent may agree); (B) a copy of the applicable instrument or instruments of disposition or subordination; and (C) a certificate from an officer of the Borrower stating that such disposition does not materially impair the value, utility or operation of the applicable Mortgaged Property.

10.16 Confidentiality. Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, any Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential or as material and non-public information; provided that nothing herein shall prevent any Agent or Lender from disclosing any such information (a) to the Administrative Agent, the Collateral Agent, any other Lender or any Affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section 10.16, to any actual or prospective Transferee, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if required to do so in connection with any litigation or similar proceeding arising under or related to this credit facility, (g) that has been publicly disclosed by a Person other than the Administrative Agent, the Collateral Agent, the Lenders or their respective Affiliates, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) if agreed by the Borrower in its sole discretion, to any other Person.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including federal and state securities laws.

10.17 WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.18 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

[Signatures appear on the next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AV HOMES, INC., as Borrower

By:	/s/ Roger A. Cregg
Name: Roger A. Cregg
Title: Chairman of the Board

[Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent, an Issuing Lender, Swingline Lender and as a Lender

By:	/s/ Chiara Carter
Name: Chiara Carter
Title: Vice President

[Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Brian Gross
Name: Brian Gross
Title: Authorized Signatory

[Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Bill O’Daly
Name: Bill O’Daly
Title: Authorized Signatory

By:	/s/ Sally Reyes
Name: Sally Reyes
Title: Authorized Signatory

[Credit Agreement]

SCHEDULE 1.1A

COMMITMENTS

Lender	Commitment
JPMORGAN CHASE BANK, N.A.	$30,000,000.00
ROYAL BANK OF CANADA	$20,000,000.00
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH	$15,000,000.00

SCHEDULE 1.1B

EXISTING LIENS

1.	Borrower and Guarantor Avatar Properties, Inc. (“API”) granted a security interest in certain equipment located at Solivita, 384 Village Drive, Poincianna, FL 34759, to Leasing Innovations, Inc., listed on Schedule A to Lease Agreement No. HGF120112. The security interest has been assigned to Extraco Banks, N.A.

2.	Borrower granted a security interest in all equipment leased to or financed for Borrower by Flexprint, Inc., under that certain Print Plus Program Agreement No. 7775937-001, including all accessories, accessions, replacements, additions, substitutions, add-ons and upgrades thereto, and any proceeds therefrom.

3.	API granted a security interest to Whirlpool Corporation.

4.	Textron Financial Corporation filed a precautionary lien against API in connection with a lease transaction covering all equipment and inventory, financed by Textron Financial Corporation and/or manufactured and/or distributed by Textron Golf, Turf and Specialty Products, a division of Textron Inc., wherever located, in which Debtor now or hereafter has rights, none of which the debtor is authorized to sell, lease or otherwise dispose of without the written consent of secured party, whether or not bearing the E-Z-Go trademark or trade name, including, but not limited to, golf cars and utility vehicles; all present and future attachments, accessories and accessions to such equipment and inventory, all spare parts, replacements, substitutions and exchanges therefore; all trade-ins relating thereto; all instruments, accounts and chattel paper arising therefrom (including leases and conditional sale contracts); and the proceeds of all of the foregoing, including proceeds in the form of goods, accounts, chattel paper, documents, instruments and/or general intangibles, and all cash and non-cash proceeds of any of the foregoing, in whatever form (including proceeds in the form of inventory, equipment or any other form of personal property), including proceeds of proceeds.

5.	API granted a security interest in (i) all Equipment from time to time between API as lessee and Cisco Systems Capital Corporation as lessor and any and all Schedules from time to time entered into or prepared in connection with any Master Agreement, (ii) all insurance, warranty, rental and other claims and rights to payment and chattel paper arising out of such Equipment, and (iii) all books, records and proceeds relating to the foregoing.

SCHEDULE 1.1C

GUARANTORS

1.	Avatar Properties Inc.

2.	JCH Estrella, LLC

3.	Vitalia at Tradition, LLC

4.	AVH Bethpage, LLC

5.	AVH Carolinas, LLC

6.	AV Homes of Arizona, LLC

7.	AVH EM, LLC

8.	JCH Group LLC

SCHEDULE 1.1D

ISSUING LENDER ADDRESSES

JPMorgan Chase Bank, N.A.

Letter of Credit Department

10420 Highland Manor Dr., 4th Fl

Tampa, FL 33610

SCHEDULE 4.11

PENSION PLANS

None.

SCHEDULE 4.12

SUBSIDIARIES; JOINT VENTURES

(a) Subsidiaries.

Name	State of Organization	Foreign Jurisdictions	Percentage of Capital Stock Held by Borrower	Percentage of Capital Stock Held by another Subsidiary	Relationship of Holder to Subsidiary	Guarantor or Unrestricted Subsidiary[1]
AV Homes Legacy Developers, Inc.	FL		0%	100%	Guarantor	Unrestricted Subsidiary
AV Homes of Arizona, LLC	AZ	N/A	0%	100%	Guarantor	Guarantor
Avatar Homes of Arizona, Inc.	AZ		0%	100%	Unrestricted Subsidiary	Unrestricted Subsidiary
Avatar Ocean Palms, Inc.	FL		0%	100%	Guarantor	Unrestricted Subsidiary
Avatar Properties Inc.	FL	AL, AZ, NH, NJ, NY, NC and OH	100%	0%	N/A	Guarantor
Avatar Retirement Communities, Inc.	DE		100%	0%	N/A	Unrestricted Subsidiary
Avatar Turtle Creek, LLC	FL		0%	100%	Guarantor	Unrestricted Subsidiary
Avatar Utilities, Inc.	DE		100%	0%	N/A	Unrestricted Subsidiary
AVH Bethpage, LLC	AZ	NC	0%	100%	Guarantor	Guarantor
AVH Carolinas, LLC	AZ	NC	0%	100%	Guarantor	Guarantor
AVH EM, LLC	AZ	N/A	0%	100%	Guarantor	Guarantor
AVH Realty, LLC	FL		0%	100%	Guarantor	Unrestricted Subsidiary
Banyan Bay Development Corporation	FL		0%	100%	Guarantor	Unrestricted Subsidiary
Bella Pointe Community Association, Inc.	FL		0%	100%	Guarantor	Unrestricted Subsidiary
Bridges Arizona, LLC	AZ		0%	100%	Guarantor	Unrestricted Subsidiary
Civila of Arizona, LLC	AZ		0%	100%	Guarantor	Unrestricted Subsidiary
Del Corazon Arizona, LLC	AZ		0%	100%	Guarantor	Unrestricted Subsidiary
EM 646, LLC	AZ			58.1951%	Guarantor	Unrestricted Subsidiary
Estancias Rio Vista Community Association	AZ		0%	100%	Unrestricted Subsidiary	Unrestricted Subsidiary
Frenchman’s Yacht Club Developers, LLC	FL		0%	100%	Guarantor	Unrestricted Subsidiary
JCH Construction, LLC	AZ		0%	100%	Guarantor	Unrestricted Subsidiary
JCH Construction, LLC	NV		0%	100%	Guarantor	Unrestricted Subsidiary
JCH Denali, LLC	NV		0%	100%	Unrestricted Subsidiary	Unrestricted Subsidiary

[1]	No Unrestricted Subsidiaries are Financial Services Subsidiaries.

Name	State of Organization	Foreign Jurisdictions	Percentage of Capital Stock Held by Borrower	Percentage of Capital Stock Held by another Subsidiary	Relationship of Holder to Subsidiary	Guarantor or Unrestricted Subsidiary[1]
JCH Estrella, LLC	AZ	N/A	0%	100%	Guarantor	Guarantor
JCH Group LLC	DE	AZ	0%	100%	Guarantor	Guarantor
JEN Florida II, LLC	DE		0%	100%	Guarantor	Unrestricted Subsidiary
Joseph Carl Homes, LLC	NV		0%	100%	Guarantor	Unrestricted Subsidiary
Poinciana New Township, Inc.	FL		0%	100%	Guarantor	Unrestricted Subsidiary
Poinciana Parkway Company LLC	DE		0%	100%	Guarantor	Unrestricted Subsidiary
Prominent Title Insurance Agency, Inc.	FL		0%	100%	Guarantor	Unrestricted Subsidiary
Rio Rico Properties Inc.	AZ		0%	100%	Guarantor	Unrestricted Subsidiary
Royal Oak Homes, LLC	FL		0%	100%	Guarantor	Unrestricted Subsidiary
Solivita at Poinciana Golf Club, Inc.	FL		0%	100%	Unrestricted Subsidiary	Unrestricted Subsidiary
Solivita at Poinciana Recreation, Inc.	FL		0%	100%	Unrestricted Subsidiary	Unrestricted Subsidiary
Solivita at Poinciana, Inc.	FL		0%	100%	Unrestricted Subsidiary	Unrestricted Subsidiary
Solivita Community Association, Inc.	FL		0%	100%	Guarantor	Unrestricted Subsidiary
Terralargo Community Association, Inc.	FL		0%	100%	Guarantor	Unrestricted Subsidiary
Tortosa Arizona LLC	AZ		0%	100%	Guarantor	Unrestricted Subsidiary
Vitalia at Tradition Residents Association, Inc.	FL		0%	100%	Guarantor	Unrestricted Subsidiary
Vitalia at Tradition, LLC	FL	N/A	0%	100%	Guarantor	Guarantor

(b) Joint Ventures

Name	State of Organization	Percentage of Capital Stock Held by Borrower	Percentage of Capital Stock Held by another Subsidiary
Cory Lakes Land, LLC	DE	0%	40.0000%
Fieldstone Land, LLC	FL	0%	20.0000%
Ocean Palms LLC	FL	0%	50.0000%
Terralargo Land, LLC	DE	0%	40.0000%

SCHEDULE 4.21(a)

FINANCING STATEMENTS

Debtor:	UCC Filing Office:
AV Homes Inc.	Delaware Secretary of State
Avatar Properties Inc.	Florida Secured Transaction Registry
JCH Estrella, LLC	Arizona Secretary of State
Vitalia at Tradition, LLC	Florida Secured Transaction Registry
AVH Bethpage, LLC	Arizona Secretary of State
AVH Carolinas, LLC	Arizona Secretary of State
AV Homes of Arizona, LLC	Arizona Secretary of State
AVH EM, LLC	Arizona Secretary of State
JCH Group LLC	Delaware Secretary of State

SCHEDULE 6.1(f)

FORMAT OF JOINT VENTURE REPORTING

AV Homes

Joint Ventures

DATE:

Joint Venture Name	Market	AV % Ownership	Managing Member	Additional Member(s)	Year Formed	Joint Venture				AV Investment	12 mo. AV Earnings (loss)	Lender
						Asset	Liabilities	Debt	Equity
NAME
NAME
NAME
NAME
NAME
NAME
NAME
NAME
NAME

TOTAL						$0	$0	$0	$0	$0	$0

PLUS AV HOMES SUB DEBT TO JVs
LESS IMPAIRMENT										—

AV HOMES INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES										$0

SCHEDULE 7.5

SECURED INDEBTEDNESS

None.

EXHIBIT A

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

[See Attached.]

EXECUTION COPY

GUARANTEE AND COLLATERAL AGREEMENT

made by

AV HOMES, INC.

and certain of its Subsidiaries

in favor of

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent

Dated as of April 7, 2014

TABLE OF CONTENTS

SECTION 1.	DEFINED TERMS	1

1.1	Definitions	1

1.2	Other Definitional Provisions	5

SECTION 2.	GUARANTEE	5

2.1	Guarantee	5

2.2	Right of Contribution	6

2.3	No Subrogation	6

2.4	Amendments, etc. with respect to the Borrower Obligations	6

2.5	Guarantee Absolute and Unconditional	6

2.6	Reinstatement	7

2.7	Payments	7

2.8	Keepwell	7

SECTION 3.	GRANT OF SECURITY INTEREST	8

SECTION 4.	REPRESENTATIONS AND WARRANTIES	9

4.1	Title; No Other Liens	9

4.2	Perfected First Priority Liens	9

4.3	Jurisdiction of Organization; Chief Executive Office	9

4.4	Inventory and Equipment	9

4.5	Farm Products	10

4.6	Investment Property	10

4.7	Receivables	10

4.8	Intellectual Property	10

4.9	Commercial Tort Claims	11

SECTION 5.	COVENANTS	11

5.1	Delivery of Instruments, Certificated Securities and Chattel Paper	11

5.2	Maintenance of Insurance	11

5.3	Payment of Obligations	12

5.4	Maintenance of Perfected Security Interest; Further Documentation	12

5.5	Changes in Name, etc	12

5.6	Notices	12

5.7	Investment Property	13

5.8	Receivables	13

5.9	Intellectual Property	14

5.10	Commercial Tort Claims	15

SECTION 6.	REMEDIAL PROVISIONS	15

6.1	Certain Matters Relating to Receivables	15

6.2	Communications with Obligors; Grantors Remain Liable	15

6.3	Pledged Stock	16

6.4	Proceeds to be Turned Over To Collateral Agent	17

6.5	Application of Proceeds	17

6.6	Code and Other Remedies	17

6.7	Registration Rights	18

6.8	Subordination	19

6.9	Deficiency	19

SECTION 7.	THE COLLATERAL AGENT	19

7.1	Collateral Agent’s Appointment as Attorney-in-Fact, etc	19

7.2	Duty of Collateral Agent	20

7.3	Execution of Financing Statements	21

7.4	Authority of Collateral Agent	21

SECTION 8.	MISCELLANEOUS	21

8.1	Amendments in Writing	21

8.2	Notices	21

8.3	No Waiver by Course of Conduct; Cumulative Remedies	21

8.4	Enforcement Expenses; Indemnification	22

8.5	Successors and Assigns	22

8.6	Set-Off	22

8.7	Counterparts	22

8.8	Severability	23

8.9	Section Headings	23

8.10	Integration	23

8.11	GOVERNING LAW	23

8.12	Submission To Jurisdiction; Waivers	23

8.13	Acknowledgements	23

8.14	Additional Grantor	24

8.15	Releases	24

8.16	WAIVER OF JURY TRIAL	24

SCHEDULES

Schedule 1	Notice Addresses

Schedule 2	Investment Property

Schedule 3	Perfection Matters

Schedule 4	Jurisdictions of Organization and Chief Executive Offices
Schedule 5	Intellectual Property

GUARANTEE AND COLLATERAL AGREEMENT

GUARANTEE AND COLLATERAL AGREEMENT, dated as of April 7, 2014, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of JPMORGAN CHASE BANK, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement, dated as of April 7, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AV HOMES, INC. (the “Borrower”), the Lenders from time to time parties thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Collateral Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Collateral Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Documents, Equipment, Farm Products, Fixtures, General Intangibles, Instruments, Inventory, Letter-of-Credit Rights and Supporting Obligations.

(b) The following terms shall have the following meanings:

“Agreement”: this Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

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“Borrower Obligations”: the collective reference to the unpaid principal of and interest on the Loans and Reimbursement Obligations and all other obligations and liabilities of the Borrower (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent, the Collateral Agent or any Lender (or, in the case of any Specified Swap Agreement or any Specified Cash Management Agreement, any Affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Collateral Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements); provided, that for purposes of determining any Guarantor Obligations of any Guarantor under this Agreement, the definition of “Borrower Obligations” shall not create any guarantee by any Guarantor of any Excluded Swap Obligations of such Guarantor.

“Collateral”: as defined in Section 3.

“Collateral Account”: any collateral account established by the Collateral Agent as provided in Section 6.1 or 6.4.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Copyrights”: (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed in Schedule 5), all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 5), granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“Excluded Swap Obligation”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such

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security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Foreign Subsidiary”: any Subsidiary organized under the laws of any jurisdiction outside the United States of America.

“Foreign Subsidiary Voting Stock”: the voting Capital Stock of any Foreign Subsidiary.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document, any Specified Swap Agreement or any Specified Cash Management Agreement to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Collateral Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).

“Guarantors”: the collective reference to each Grantor other than the Borrower.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to any of its Subsidiaries.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

“Issuers”: the collective reference to each issuer of any Investment Property.

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations”: (i) in the case of the Borrower, the Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Patents”: (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including, without limitation, any of the foregoing referred to in Schedule 5, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any of the foregoing referred to in Schedule 5, and (iii) all rights to obtain any reissues or extensions of the foregoing.

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“Patent License”: all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 5.

“Pledged Notes”: all promissory notes listed on Schedule 2, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Stock”: the shares of Capital Stock listed on Schedule 2, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided that in no event shall more than 66% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary be required to be pledged hereunder.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Qualified Keepwell Provider”: in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell or guarantee pursuant to Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Secured Parties”: the collective reference to the Administrative Agent, the Collateral Agent, the Lenders and any affiliate of any Lender to which Borrower Obligations or Guarantor Obligations, as applicable, are owed.

“Securities Act”: the Securities Act of 1933, as amended.

“Swap”: any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Obligation”: with respect to any Person, any obligation to pay or perform under any Swap.

“Trademarks”: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to in Schedule 5, and (ii) the right to obtain all renewals thereof.

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“Trademark License”: any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 5.

1.2 Other Definitional Provisions. (a) The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2. GUARANTEE

2.1 Guarantee. (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Collateral Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations (other than, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor).

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent, the Collateral Agent or any Lender hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full, no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations.

(e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent, the Collateral Agent or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated.

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2.2 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Collateral Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the Collateral Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent, the Collateral Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent, the Collateral Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent, the Collateral Agent or any Lender for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent, the Collateral Agent and the Lenders by the Borrower on account of the Borrower Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent, the Collateral Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Collateral Agent may determine.

2.4 Amendments, etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Administrative Agent, the Collateral Agent or any Lender may be rescinded by the Administrative Agent, the Collateral Agent or such Lender and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent, the Collateral Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent, the Collateral Agent or any Lender for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor the Collateral Agent or any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Administrative Agent, the Collateral Agent or any Lender upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower

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and any of the Guarantors, on the one hand, and the Administrative Agent, the Collateral Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent, the Collateral Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent, the Collateral Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent, the Collateral Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent, the Collateral Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent, the Collateral Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent, the Collateral Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Collateral Agent without set-off or counterclaim in Dollars at the Funding Office.

2.8 Keepwell. Each Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this guarantee in respect of any Swap Obligation (provided, however, that each Qualified Keepwell Provider shall only be liable under this Section 2.8 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.8, or otherwise under this guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified Keepwell Provider under this Section 2.8 shall remain in full force and effect until such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Obligations in respect of Specified Swap Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding. Each Qualified Keepwell Provider intends that this Section 2.8

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constitute, and this Section 2.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 3. GRANT OF SECURITY INTEREST

Each Grantor hereby assigns and transfers to the Collateral Agent, and hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a) all Accounts;

(b) all Chattel Paper;

(c) all Deposit Accounts;

(d) all Documents (other than title documents with respect to Vehicles);

(e) all Equipment;

(f) all Fixtures;

(g) all General Intangibles;

(h) all Instruments;

(i) all Intellectual Property;

(j) all Inventory;

(k) all Investment Property;

(l) all Letter-of-Credit Rights;

(m) all other property not otherwise described above (except for any property specifically excluded from any clause in this section above, and any property specifically excluded from any defined term used in any clause of this section above);

(n) all books and records pertaining to the Collateral; and

(o) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 3, this Agreement shall not constitute a grant of a security interest in any property to the extent that such grant of a security interest is prohibited by any Requirements of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent

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not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, Pledged Stock or Pledged Note (other than any of the foregoing issued by a Grantor), any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Administrative Agent, the Collateral Agent and each Lender that:

4.1 Title; No Other Liens. Except for the security interest granted to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or as are permitted by the Credit Agreement. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned or developed by a Grantor. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. Each of the Administrative Agent, the Collateral Agent and each Lender understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Collateral Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

4.2 Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) constitute valid perfected security interests in all of the Collateral in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except for unrecorded Liens permitted by the Credit Agreement which have priority over the Liens on the Collateral by operation of law.

4.3 Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4. Such Grantor has made available to the Collateral Agent a charter, certificate of incorporation or other organization document and good standing certificate as of a date which is recent to the date hereof.

4.4 Inventory and Equipment. (a) No Inventory is stored with any bailee, warehouseman or similar Person or on any premises leased to any Grantor, nor has any Inventory been consigned to any Grantor or consigned by any Grantor to any Person or is held by any Grantor for any Person under any “bill and hold” or other arrangement, except with respect to Inventory stored with any particular landlord, bailee, warehouseman or similar person, or held by any particular consignee, with a value of less than $25,000 or with respect to all landlords, bailees, warehousemen or similar persons or held by consignees, less than

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$200,000 in the aggregate or with respect to which a landlord, bailee or warehouse waiver has been obtained or has not been obtained pursuant to the Credit Agreement.

(b) None of the Equipment or other Collateral is affixed to real property, except Collateral with respect to which the Grantors have supplied the Collateral Agent with all information and documentation requested by the Collateral Agent necessary to make all fixture filings required to perfect and protect the priority of the Collateral Agent’s security interest in all such Collateral which may be fixtures as against all Persons having an interest in the premises to which such property may be affixed, in each case, except to the extent that such Equipment or other Collateral affixed to real property does not have a fair market value in excess of $2,000,000 in the aggregate and except for unrecorded Liens permitted by the Credit Agreement which have priority over the Liens on the Collateral by operation of law. None of the Equipment is leased from or to any Person, except (i) as disclosed to the Collateral Agent in writing, (ii) with respect to any individual item of Equipment which is leased from or to any Person and which lease has not been disclosed to the Collateral Agent as provided in the foregoing clause (i), its value is not in excess of $35,000 and (iii) with respect to all Equipment which is leased from or to any Person and which leases have not been disclosed to the Collateral Agent as provided in the foregoing clause (i), its aggregate value is not in excess of $200,000.

4.5 Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

4.6 Investment Property. (a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor or, in the case of Foreign Subsidiary Voting Stock, if less, 66% of the outstanding Foreign Subsidiary Voting Stock of each relevant Issuer.

(b) All the shares of the Pledged Stock have been duly and validly issued and are fully paid and nonassessable.

(c) Each of the Pledged Notes constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(d) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the security interest created by this Agreement.

4.7 Receivables. (a) No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Collateral Agent.

(b) None of the obligors on any Receivables is a Governmental Authority.

(c) The amounts represented by such Grantor to the Lenders from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate.

4.8 Intellectual Property. (a) Schedule 5 lists all Intellectual Property owned by such Grantor in its own name on the date hereof.

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(b) On the date hereof, all material Intellectual Property is valid, subsisting, unexpired and enforceable, has not been abandoned and does not infringe the intellectual property rights of any other Person.

(c) Except as set forth in Schedule 5, on the date hereof, none of the Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

(d) No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Grantor’s rights in, any Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect.

(e) No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any Intellectual Property or such Grantor’s ownership interest therein, or (ii) which, if adversely determined, would have a material adverse effect on the value of any Intellectual Property.

4.9 Commercial Tort Claims

(a) On the date hereof, except to the extent listed in Section 3.1 above, no Grantor has rights in any Commercial Tort Claim with potential value in excess of $100,000.

(b) Upon the filing of a financing statement covering any Commercial Tort Claim referred to in Section 5.10 hereof against such Grantor in the jurisdiction specified in Schedule 3 hereto, the security interest granted in such Commercial Tort Claim will constitute a valid perfected security interest in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase such Collateral from Grantor, which security interest shall be prior to all other Liens on such Collateral except for unrecorded liens permitted by the Credit Agreement which have priority over the Liens on such Collateral by operation of law.

SECTION 5. COVENANTS

Each Grantor covenants and agrees with the Administrative Agent, the Collateral Agent and the Lenders that, from and after the date of this Agreement until the Obligations shall have been paid in full, no Letter of Credit shall be outstanding and the Commitments shall have terminated:

5.1 Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be immediately delivered to the Collateral Agent, duly indorsed in a manner satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement.

5.2 Maintenance of Insurance. (a) The Borrower and each Grantor shall maintain the insurance required to be maintained by Section 6.4 of the Credit Agreement.

(b) The Borrower and each applicable Grantor shall use commercially reasonable efforts to ensure that all insurance required by Section 6.4 of the Credit Agreement provides that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof. Additionally, all such insurance shall (i) name the Collateral Agent as insured party or loss payee, (ii) if reasonably requested by the Collateral

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Agent, include a breach of warranty clause and (iii) be reasonably satisfactory in all other respects to the Collateral Agent.

(c) The Borrower shall furnish to the Administrative Agent, the Collateral Agent and the Lenders, upon reasonable written request by the Collateral Agent, full information as to the insurance carried.

5.3 Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.

5.4 Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.2 and shall defend such security interest against the claims and demands of all Persons whomsoever, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral.

(b) Such Grantor will furnish to the Collateral Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Collateral Agent may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Deposit Accounts, Letter-of-Credit Rights and any other relevant Collateral, taking any actions necessary to enable the Collateral Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto.

5.5 Changes in Name, etc. Such Grantor will not, except upon 15 days’ prior written notice to the Collateral Agent and delivery to the Collateral Agent of all additional executed financing statements and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein, (i) change its jurisdiction of organization or the location of its chief executive office or sole place of business or principal residence from that referred to in Section 4.3 or (ii) change its name.

5.6 Notices. Such Grantor will advise the Administrative Agent, the Collateral Agent and the Lenders promptly, in reasonable detail, of:

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(a) any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Collateral Agent to exercise any of its remedies hereunder; and

(b) of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

5.7 Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Administrative Agent, the Collateral Agent and the Lenders, hold the same in trust for the Administrative Agent, the Collateral Agent and the Lenders and deliver the same forthwith to the Collateral Agent in the exact form received, duly indorsed by such Grantor to the Collateral Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Collateral Agent so requests, signature guaranteed, to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Administrative Agent, the Collateral Agent and the Lenders, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

(b) Without the prior written consent of the Collateral Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any Capital Stock of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Capital Stock of any nature of any Issuer, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction expressly permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Collateral Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof.

(c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 5.7(a) with respect to the Investment Property issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Investment Property issued by it.

5.8 Intentionally Omitted.

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5.9 Intellectual Property. (a) Such Grantor (either itself or through licensees) will (i) continue to use each material Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Collateral Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

(b) Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public.

(c) Such Grantor (either itself or through licensees) (i) will employ each material Copyright and (ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of the Copyrights may become invalidated or otherwise impaired. Such Grantor will not (either itself or through licensees) do any act whereby any material portion of the Copyrights may fall into the public domain.

(d) Such Grantor (either itself or through licensees) will not do any act that knowingly uses any material Intellectual Property to infringe the intellectual property rights of any other Person.

(e) Such Grantor will notify the Administrative Agent, the Collateral Agent and the Lenders immediately if it knows, or has reason to know, that any application or registration relating to any material Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

(f) Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, such Grantor shall report such filing to the Collateral Agent within five Business Days after the last day of the fiscal quarter in which such filing occurs. Upon request of the Collateral Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Collateral Agent may request to evidence the Administrative Agent’s, the Collateral Agent’s and the Lenders’ security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(g) Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

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(h) In the event that any material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Collateral Agent after it learns thereof and sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

5.10 Commercial Tort Claims. If such Grantor shall obtain an interest in any Commercial Tort Claim with a potential value in excess of $100,000, such Grantor shall within 30 days of obtaining such interest sign and deliver documentation acceptable to the Collateral Agent granting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim.

5.11 New Accounts. Substantially simultaneously with the opening by the Borrower or any Loan Party of any deposit account or securities account (or at such later time as may be agreed by the Administrative Agent in its sole discretion), the Borrower or the applicable Loan Party shall take such actions as required by the Credit Agreement so that such deposit account or securities account (other than (x) deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s salaried employees and (y) any Borrowing Base Account, Collateral Proceeds Account or Interest Reserve Account) is an Operating Account; provided that with respect to zero balance accounts, the Borrower need only exercise commercially reasonable efforts to cause such deposit account to become subject to a Contingent Account Control Agreement.

SECTION 6. REMEDIAL PROVISIONS

6.1 Certain Matters Relating to Receivables. (a) If required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Administrative Agent and the Lenders only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent, the Collateral Agent and the Lenders, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(b) At the Collateral Agent’s request after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

6.2 Communications with Obligors; Grantors Remain Liable. (a) The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Receivables.

(b) Upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Collateral Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.

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(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor the Administrative Agent or any Lender shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent, the Administrative Agent or any Lender of any payment relating thereto, nor shall the Collateral Agent, the Administrative Agent or any Lender be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3 Pledged Stock. (a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken which, in the Collateral Agent’s reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b) If an Event of Default shall occur and be continuing and the Collateral Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in such order as the Collateral Agent may determine, and (ii) any or all of the Investment Property shall be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Collateral Agent.

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6.4 Proceeds to be Turned Over To Collateral Agent. In addition to the rights of the Administrative Agent, the Collateral Agent and the Lenders specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent, the Collateral Agent and the Lenders, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent and the Lenders) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5 Application of Proceeds. At such intervals as may be agreed upon by the Borrower and the Collateral Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Collateral Agent’s election, the Collateral Agent may apply all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the following order:

First, to pay incurred and unpaid fees and expenses of the Administrative Agent and the Collateral Agent under the Loan Documents;

Second, to the Collateral Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Secured Parties;

Third, to the Collateral Agent, for application by it towards prepayment of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties; and

Fourth, any balance remaining after the Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have terminated shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.

Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

6.6 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent, the Collateral Agent or any Lender or

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elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent, the Collateral Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent, the Collateral Agent and the Lenders hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Collateral Agent may elect, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Collateral Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent, the Collateral Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.7 Registration Rights. (a) If the Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 6.6, and if in the opinion of the Collateral Agent it is necessary or advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Collateral Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Collateral Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b) Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

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(c) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Administrative Agent, the Collateral Agent and the Lenders, that the Administrative Agent, the Collateral Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

6.8 Subordination. Each Grantor hereby agrees that, upon the occurrence and during the continuance of an Event of Default, unless otherwise agreed by the Collateral Agent, all Indebtedness owing by it to any Subsidiary of the Borrower shall be fully subordinated to the indefeasible payment in full in cash of such Grantor’s Obligations.

6.9 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent, the Collateral Agent or any Lender to collect such deficiency.

SECTION 7. THE COLLATERAL AGENT

7.1 Collateral Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence the Administrative Agent’s, the Collateral Agent’s and the Lenders’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

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(iv) execute, in connection with any sale provided for in Section 6.6 or 6.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s, the Collateral Agent’s and the Lenders’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) (other than pursuant to clause (ii) thereof) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2 Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. Neither the Administrative Agent, the Collateral Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand,

20

collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent, the Collateral Agent and the Lenders hereunder are solely to protect the Administrative Agent’s, the Collateral Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent, the Collateral Agent or any Lender to exercise any such powers. The Administrative Agent, the Collateral Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

7.3 Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Collateral Agent determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. Each Grantor authorizes the Collateral Agent to use the collateral description “all personal property” in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Collateral Agent of any financing statement with respect to the Collateral made prior to the date hereof.

7.4 Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent, the Collateral Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Administrative Agent and the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8. MISCELLANEOUS

8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

8.2 Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

8.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor the Administrative Agent or any Lender shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent, the Collateral Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the

21

Administrative Agent, the Collateral Agent or such Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4 Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse each Lender, the Administrative Agent and the Collateral Agent for all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to each of the Administrative Agent and the Collateral Agent.

(b) Each Guarantor agrees to pay, and to save the Administrative Agent, the Collateral Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Each Guarantor agrees to pay, and to save the Administrative Agent, the Collateral Agent and the Lenders harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement.

(d) The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent, the Collateral Agent and the Lenders and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.

8.6 Set-Off. In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to any Grantor, any such notice being expressly waived by each Grantor to the extent permitted by applicable law, upon any Obligations becoming due and payable by any Grantor (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of such Grantor. Each Lender agrees promptly to notify the relevant Grantor and the Collateral Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

8.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by email or telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent, the Collateral Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Collateral Agent or any Lender relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

8.11 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12 Submission To Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13 Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Collateral Agent nor the Administrative Agent or any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the

23

other Loan Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent, the Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.

8.14 Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.7 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

8.15 Releases. (a) At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Obligations in respect of Specified Swap Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (or all such outstanding Letters of Credit shall be collateralized in accordance with Section 3.1(a) of the Credit Agreement), the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Collateral Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

8.16 WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

24

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

[NAME OF GRANTOR]

By:
Title:

Schedule 1

NOTICE ADDRESSES OF GUARANTORS

Schedule 2

DESCRIPTION OF INVESTMENT PROPERTY

Pledged Stock:

Issuer	Class of Stock	Stock Certificate No.	No. of Shares

Pledged Notes:

Issuer	Payee	Principal Amount

Schedule 3

FILINGS AND OTHER ACTIONS

REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

[List each office where a financing statement is to be filed]

Patent and Trademark Filings

[List all filings]

Actions with respect to Pledged Stock

Other Actions

[Describe other actions to be taken]

Schedule 4

LOCATION OF JURISDICTION OF ORGANIZATION

AND CHIEF EXECUTIVE OFFICE

Grantor	Jurisdiction of Organization	Location of Chief Executive Officer

Schedule 5

COPYRIGHTS AND COPYRIGHT LICENSES

PATENTS AND PATENT LICENSES

TRADEMARKS AND TRADEMARK LICENSES

ACKNOWLEDGEMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Guarantee and Collateral Agreement dated as of April 7, 2014 (the “Agreement”), made by the Grantors parties thereto for the benefit of JPMorgan Chase Bank, N.A., as Administrative Agent. The undersigned agrees for the benefit of the Administrative Agent and the Lenders as follows:

1. The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

2. The undersigned will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.7(a) of the Agreement.

3. The terms of Sections 6.3(c) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 of the Agreement.

[NAME OF ISSUER]
By:
Name:
Title:

Address for Notices:

Fax:

Annex 1 to

Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT, dated as of                         , 20    , made by                                                               (the “Additional Grantor”), in favor of JPMORGAN CHASE BANK, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for the banks and other financial institutions or entities (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H :

WHEREAS, AV HOMES, INC. (the “Borrower”), the Lenders, JPMORGAN CHASE BANK, N.A., as administrative agent and as Collateral Agent have entered into a Credit Agreement, dated as of April 7, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantor) have entered into the Guarantee and Collateral Agreement, dated as of April 7, 2014 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Collateral Agent for the ratable benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Annex 1-A to

Assumption Agreement

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 3

Supplement to Schedule 4

Supplement to Schedule 5

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you by the Borrower pursuant to Sections 6.1(c) and 6.1(g) of the Credit Agreement, dated as of April 7, 2014 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, terms defined therein being used herein as therein defined), among AV HOMES, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders, including the Swingline Lender and the Issuing Lender (collectively, the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders and the other agents party thereto. This Compliance Certificate relates to the accounting period ending                     , 20    . I, the undersigned, on behalf of the Borrower, do certify on behalf of the Borrower that:

1. I am (a) the Chief Executive Officer, President or an Executive Vice President of the Borrower or (b) an Authorized Financial Officer of the Borrower.

2. I have reviewed and am familiar with the contents of this Compliance Certificate.

3. [I, on behalf of the Borrower, have read the Credit Agreement and, based on an examination which I have deemed sufficient to enable me to make an informed statement, there does not exist, as at the end of the accounting period covered by the financial statements delivered by the Borrower pursuant to Section [6.1(a)] [6.1(b)] of the Credit Agreement concurrently with the delivery of this Compliance Certificate, any Default or Event of Default except as set forth below:]1

4. Attached hereto as Attachment 1 are the computations showing compliance with the covenants set forth in Sections 7.1 and 7.4(g) of the Credit Agreement as of the accounting period set forth above.

[Signature page follows.]

[1]	Not to be included in the Compliance Certificate delivered on the Closing Date pursuant to Section 5.1(g), because absence of Default or Event of Default is covered by Officer’s Certificate delivered pursuant to Section 5.1(f).

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate this         day of                    , 20        .

AV HOMES, INC., a Delaware corporation

By:
Name:
Title:

Attachment 1

to Exhibit B

Compliance with Covenants

[To be supplied by Borrower]

EXHIBIT C

FORM OF BORROWING BASE CERTIFICATE

[To be delivered with final form of Borrowing Base Calculations]

[            ], 20[    ]

[LETTERHEAD OF AV HOMES, INC.]

JPMORGAN CHASE BANK, N.A., Administrative Agent

500 Stanton-Christiana Road

OPS2 3rd Floor

Newark, DE 19713

Attention: Nathan Parmenter

Telecopy: (302) 634-8459

Telephone: (302) 634-5585

Email: Nathan.t.parmenter@jpmorgan.com

Ladies/Gentlemen:

This Borrowing Base Certificate is delivered to you pursuant to Section [5.1(g)]1 [6.1(g)]2 [10.14]3 of the Credit Agreement, dated as of April 7, 2014 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, terms defined therein being used herein as therein defined), among AV HOMES, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders, including the Swingline Lender and the Issuing Lender (collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders and the other agents party thereto.

1.	[Name of officer signing on behalf of the Borrower] is a duly elected, qualified and acting Authorized Financial Officer of the Borrower; and

2.	The Borrowing Base as of , 20 (the “Report Date”) and the components thereof are calculated and set forth on Attachment 1 hereto.

[Signature page follows.]

[1]	For Borrowing Base Certificate delivered on the Closing Date.
[2]	For any Borrowing Base Certificate delivered subsequent to the Closing Date (except if delivered pursuant to Section 10.14 of the Credit Agreement).
[3]	For pro forma Borrowing Base Certificate delivered in connection with release of Collateral.

IN WITNESS WHEREOF, the undersigned has executed this Borrowing Base Certificate this          day of                     , 20    .

AV HOMES, INC., a Delaware corporation

By:
Name:
Title:

Attachment 1

to Exhibit C

Borrowing Base Compliance Calculations

[See Attached.]

[Calculations to be provided by the Borrower.]

EXHIBIT D

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	AV Homes, Inc.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated April 7, 2014 by and among the Borrower, the Lenders parties thereto, including the Swingline Lender, the Issuing Lenders, and the Administrative Agent, as the same may be amended, supplemented, restated or otherwise modified from time to time.

[1]	Select as applicable.

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]

(1)	$	$	%

	$	$	%

	$	$	%

Effective Date:                         , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

NAME OF ASSIGNOR

By:
Title:

ASSIGNEE

NAME OF ASSIGNEE

By:
Title:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Tranche A Term Commitment,” “Tranche B Term Commitment”).
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.

2

[Consented to and][4] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Title:

[Consented to:][5]

AV HOMES, INC.

By
Title:

[NAME OF ANY OTHER RELEVANT PARTY]

By
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Lender) is required by the terms of the Credit Agreement.

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ANNEX 1

Credit Agreement dated April 7, 2014 (the “Credit Agreement”) by and among the AV Homes, Inc. (the

“Borrower”), the Lenders parties thereto, including the Swingline Lender, the Issuing Lenders, and

JPMorgan Chase Bank, N.A. as the Administrative Agent (in such capacity, the “Administrative Agent”),

as the same may be amended, supplemented, restated or otherwise modified from time to time.

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E

FORM OF NEW LENDER SUPPLEMENT

Reference is made to the Credit Agreement, dated as of April 7, 2014 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, terms defined therein being used herein as therein defined), among AV HOMES, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders, including the Swingline Lender and the Issuing Lender (collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders and the other agents party thereto.

Upon execution and delivery of this New Lender Supplement by the parties hereto as provided in Section 2.21 of the Credit Agreement, the undersigned hereby becomes a Lender thereunder having the Commitment set forth in Schedule 1 attached hereto and shall be bound by the obligations in the Credit Agreement as a Lender and entitled to the benefits of the Credit Agreement, effective as of the Increased Facility Closing Date.

THIS NEW LENDER SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

This New Lender Supplement may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page hereof by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this New Lender Supplement to be duly executed and delivered by their proper and duly authorized officers as of this        day of                         , 201      .

Name of Lender

By:
Name:
Title:

Accepted and agreed: AV HOMES, INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:
Name:
Title:

Attachment 1

to Exhibit E

Commitment and Notice Address

Name of Lender:
Notice Address:
Attention:
Telephone:
Facsimile:
Email:
Commitment:

EXHIBIT F

FORM OF LEGAL OPINIONS

[See Attached.]

April 7, 2014

JPMorgan Chase Bank, N.A.,

as Swingline Lender, Issuing Lender,

Administrative Agent and Collateral Agent

500 Stanton-Christiana Road

OPS2 3rd Floor

Newark, DE 19713

The Several Lenders Party to the

Credit Agreement (as hereinafter defined)

Re:	Credit Agreement, dated as of the date hereof (“Credit Agreement”), among AV Homes, Inc., the several Lenders party thereto, and JPMorgan Chase Bank, N.A., as Swingline Lender, Issuing Lender, Administrative Agent and Collateral Agent

Ladies and Gentlemen:

We have acted as special counsel for AV Homes, Inc., a Delaware corporation (“Borrower”), and the direct and indirect subsidiaries of Borrower listed on Schedule 1 attached hereto (each, a “Guarantor” and collectively, the “Guarantors”) in connection with the above-referenced Credit Agreement. This opinion letter is being delivered to you pursuant to Section 5.1(e) of the Credit Agreement. Capitalized terms used and not otherwise defined herein have the meanings ascribed to those terms in the Credit Agreement.

We have made such examination of law and facts as we have deemed necessary as a basis for our opinions set forth below. In connection with such examination, we have reviewed originals or facsimile or electronic copies of the following documents, each dated as of the date hereof (unless otherwise noted):

(i)	the Credit Agreement;

(ii)	the Guarantee and Collateral Agreement;

(iii)	the Grant of Security Interest in Trademark Rights, dated as of the date hereof, between the Borrower and the Agent, and the Grant of Security Interest in Trademark Rights, dated as of the date hereof, between Avatar Properties, Inc., a Florida corporation (“API”) and the Agent (collectively, the “Trademark Security Agreements”);

JPMorgan Chase Bank, N.A.,

as Swingline Lender, Issuing Lender,

Administrative Agent and Collateral Agent

The Several Lenders Party to the Credit Agreement

April 7, 2014

(iv)	the Grant of Security Interest in Copyright Rights, dated as of the date hereof, between the Borrower and the Agent, and the Grant of Security Interest in Copyright Rights, dated as of the date hereof, between API and the Agent (collectively, the “Copyright Security Agreements”); and

(v)	the Uniform Commercial Code financing statements attached hereto as Exhibit A (the “Financing Statements”).

Each agreement described in (i) through (iv) above is sometimes referred to herein as a “Loan Document” and they are sometimes collectively referred to herein as the “Loan Documents” and the agreements described in (ii) through (iv) above are sometimes collectively referred to herein as the “Security Documents.”

Based upon and subject to the foregoing and the assumptions, qualifications and exceptions set forth below, we are of the opinion that:

1. Borrower is a corporation validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as currently conducted and to execute and deliver the Loan Documents to which it is a party and to consummate the transactions effected thereby (including borrowing, performing its obligations thereunder and granting the security interests to be granted by it pursuant to the Security Documents). JHC Group LLC (the “DE Guarantor”) is a limited liability company validly existing and in good standing under the laws of the State of Delaware and has the limited liability company power and authority to carry on its business as currently conducted and to execute and deliver the Loan Documents to which it is a party and to consummate the transactions effected thereby (including performing its obligations thereunder and granting the security interests to be granted by it pursuant to the Security Documents).

2. The execution and delivery by each of Borrower and the DE Guarantor of the Loan Documents to which it is a party, the borrowing by Borrower under the Credit Agreement, the performance by each of Borrower and the DE Guarantor of its payment and other obligations under the Loan Documents and the granting of security interests under the Security Documents by each of Borrower and the DE Guarantor have, in each case, been properly authorized by all necessary corporate or limited liability company action, as applicable, on the part of Borrower or DE Guarantor, as applicable. Each of Borrower and the DE Guarantor has duly executed and delivered the Loan Documents to which it is a party.

3. The execution and delivery by Borrower of the Loan Documents to which it is a party and the consummation by Borrower of the transactions effected thereby (including borrowing, performing its obligations thereunder and granting the security interests to be granted by it pursuant to the Security Documents) do not violate its certificate of incorporation or bylaws.

JPMorgan Chase Bank, N.A.,

as Swingline Lender, Issuing Lender,

Administrative Agent and Collateral Agent

The Several Lenders Party to the Credit Agreement

April 7, 2014

The execution and delivery by the DE Guarantor of the Loan Documents to which it is a party and the consummation by the DE Guarantor of the transactions effected thereby (including performing its obligations thereunder and granting the security interests to be granted by it pursuant to the Security Documents) do not violate its certificate of formation or operating agreement.

4. The execution and delivery by each of Borrower and each Guarantor (each, a “Loan Party” and collectively, the “Loan Parties”) of the Loan Documents to which it is a party and the consummation by each Loan Party of the transactions effected thereby (including performing its obligations thereunder, granting the security interests to be granted by it pursuant to the Security Documents and (with respect to Borrower) borrowing under the Credit Agreement) do not (a) violate any provisions of constitutional or statutory law or regulation under any Covered Laws (as hereinafter defined) applicable to such Loan Party or (b) violate any judicial or administrative order, injunction, or decree of which we have Knowledge and to which any Loan Party or its property is subject.

5. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the consummation by each Loan Party of the transactions effected thereby (including performing its obligations thereunder, granting the security interests to be granted by it pursuant to the Security Documents and (with respect to the Borrower) borrowing under the Credit Agreement) do not require such Loan Party to obtain the consent or approval of, or make any filing with, any Governmental Authority under any provision of statutory law or regulation under any Covered Laws, except for consents, approvals and filings that have already been obtained or made.

6. Each of the Loan Documents to which a Loan Party is a party constitutes a valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms.

7.      (a) The provisions of the Guarantee and Collateral Agreement are sufficient to create in the Collateral Agent’s favor, for the benefit of the Secured Parties (as defined in the Guarantee and Collateral Agreement), as security for the Obligations (as defined in the Guarantee and Collateral Agreement), a security interest in all right, title and interest of each Loan Party in and to those items and types of Collateral (as defined in the Guarantee and Collateral Agreement) in which a security interest may be created under the New York UCC (as hereinafter defined) (the “Code Collateral”).

(b) Upon filing of the Financing Statements in the Uniform Commercial Code Records of the Delaware Division of Corporations, the security interest in Borrower’s and the DE Guarantor’s Code Collateral granted to the Collateral Agent for the benefit of the Secured Parties under the Guarantee and Collateral Agreement will be perfected in that portion of Borrower’s and the DE Guarantor’s Code Collateral in which a security interest may be perfected by the filing of a financing statement under the Uniform Commercial Code of the State of Delaware (the “Delaware UCC”).

JPMorgan Chase Bank, N.A.,

as Swingline Lender, Issuing Lender,

Administrative Agent and Collateral Agent

The Several Lenders Party to the Credit Agreement

April 7, 2014

(c) Upon the delivery (within the meaning of such term under Section 8-301(a) of the UCC of the State of New York (the “New York UCC”)) by the Loan Parties to the Collateral Agent for the benefit of the Secured Parties of all certificates evidencing the shares of capital stock described in Schedule 2 attached hereto, together with properly completed undated stock powers endorsing such certificates in blank duly executed by such Loan Parties, as applicable, the security interest in the shares evidenced by such certificates granted to the Collateral Agent for the benefit of the Secured Parties under the Guarantee and Collateral Agreement will be perfected and, assuming that the Collateral Agent takes such shares (as so endorsed) by pledge without notice of any adverse claims (within the meaning of Section 8-105 of the New York UCC) to such shares, the Collateral Agent will qualify as a protected purchaser of such shares under Section 8-303(a) of the New York UCC and the security interest held by the Collateral Agent for the benefit of the Secured Parties in such shares will be free of any adverse claim (as such term is defined in Section 8-102(a)(1) of the New York UCC).

(d) To the extent that the Lanham Act, 15 U.S.C. §§ 1051, et seq., and the Delaware UCC (or other applicable Uniform Commercial Code) are interpreted to require recordation with the United States Patent and Trademark Office (the “PTO”) in order to perfect the security interest of the Collateral Agent in Collateral consisting of United States federally registered trademarks and trademark applications appropriately itemized in the schedules to the Trademark Security Agreement (the “Trademark Collateral”), and if each assignment of Trademark Collateral, beginning with the original owner(s) and culminating in an assignment to the Loan Party described in the Trademark Security Agreement as the owner of such Trademark Collateral, has been recorded within three months after such assignment in accordance with the requirements of the PTO and if such Loan Party is the current sole owner of such Trademark Collateral and the owner of record at the PTO of such Trademark Collateral and if no prior owners have ever assigned ownership of such Trademark Collateral to any other person (other than to such Loan Party or another Person who subsequently, directly or indirectly, assigned ownership of such Trademark Collateral to such Loan Party as shown in the records of the PTO), then the recordation of the Trademark Security Agreement within three months after the date hereof in accordance with the recording requirements of the PTO and, to the extent applicable, the Delaware UCC (or other applicable Uniform Commercial Code) is sufficient for purpose of such perfection with respect to such Trademark Collateral.

(e) To the extent that the Copyright Act of 1976, as amended, 17 U.S.C. §§ 101, et seq. (the “Copyright Act”), and the Delaware UCC (or other applicable Uniform Commercial Code) are interpreted to require recordation with the United States Copyright Office (the “Copyright Office”) in order to perfect the security interest of the Collateral Agent in Collateral consisting of United States copyrights registered under the Copyright Act which are appropriately itemized by title and registration number in the schedules to the Copyright Security Agreement (the “Copyright Collateral”), and if each transfer of copyright ownership (as defined in the Copyright Act) of Copyright Collateral, beginning with the original owner(s) and culminating

JPMorgan Chase Bank, N.A.,

as Swingline Lender, Issuing Lender,

Administrative Agent and Collateral Agent

The Several Lenders Party to the Credit Agreement

April 7, 2014

in a transfer of copyright ownership to the Loan Party described in the Copyright Security Agreement as the owner of such Copyright Collateral, has been recorded within one month after such transfer of copyright ownership in accordance with the requirements of the Copyright Office and indexed by both title and registration number and if such Loan Party is the current sole owner of all rights in and to such Copyright Collateral and the owner of record at the Copyright Office of all rights in and to such Copyright Collateral and if no prior owners have ever engaged in a transfer of copyright ownership of such Copyright Collateral to any other Person (other than to such Loan Party or another Person who subsequently, directly or indirectly, engaged in a transfer of copyright ownership of such Copyright Collateral to such Loan Party as shown in the records of the Copyright Office), then the recordation of the Copyright Security Agreement within one month after the date hereof in accordance with the recording requirements of the Copyright Office and, to the extent applicable, the Delaware UCC (or other applicable Uniform Commercial Code) is sufficient for purpose of such perfection with respect to such Copyright Collateral.

8. No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

9. Assuming that Borrower will comply with the provisions of the Credit Agreement relating to the use of proceeds, the making of the Loans under the Credit Agreement will not violate Regulation U or X of the Board of Governors of the Federal Reserve System.

ASSUMPTIONS, QUALIFICATIONS AND EXCEPTIONS

In rendering the foregoing opinions, we wish to advise you of the following additional assumptions, qualifications and exceptions to which such opinions are subject:

A. We have relied solely on certificates of public officials attached hereto as Exhibit B as to the opinions set forth in paragraph 1 above, and we have assumed that the information set forth in such certificates is true and correct as of the date of this opinion letter. As to the accuracy of certain factual matters, we have relied on representations made by the Loan Parties in the Loan Documents, the assumptions set forth below and certificates of officers of the Loan Parties reasonably believed by us to be appropriate sources of information, in each case without independent verification thereof or other investigation; provided, however, that our Primary Lawyers have no Knowledge concerning the factual matters upon which reliance is placed that would render such reliance unreasonable. The term “Primary Lawyers” means lawyers in this firm who have given substantive legal attention to representation of the Loan Parties in connection with this matter, and the term “Knowledge” means the conscious awareness by such Primary Lawyers at the time this opinion letter is delivered of facts or other information without any other investigation.

B. This opinion letter is limited to the following (collectively, “Covered Laws”): (i) the laws of the State of New York, (ii) for purposes of the opinions set forth in paragraphs 1

JPMorgan Chase Bank, N.A.,

as Swingline Lender, Issuing Lender,

Administrative Agent and Collateral Agent

The Several Lenders Party to the Credit Agreement

April 7, 2014

through 5 above, to the extent applicable, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, (iii) for purposes of the opinions set forth in paragraph 7(b) above, to the extent applicable, the Delaware UCC, and (iv) the federal laws of the United States of America.

C. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including without limitation (i) the enforceability of the governing law provisions contained in the Loan Documents and (ii) which jurisdiction’s laws govern perfection, the effect of perfection or non-perfection, and priority of the security interests granted in the Collateral. We note in that regard that, under the New York UCC, perfection of a possessory security interest in a certificated security and whether an adverse claim can be asserted against a Person to whom a security certificate is delivered is governed by the local law of the jurisdiction where the security certificate is located. Accordingly, the opinion set forth in paragraph 7(c) above is given as if New York is the jurisdiction in which the referenced certificates are and will continue to be located.

D. We have relied, without investigation, upon the following assumptions: (i) natural persons who are involved on behalf of the Loan Parties have sufficient legal capacity to enter into and perform the transactions contemplated by the Loan Documents or to carry out their role in such transactions; (ii) the Loan Parties hold the requisite title and rights to the Collateral; (iii) each party to a Loan Document (other than the Loan Parties) has satisfied those legal requirements that are applicable to it to the extent necessary to make such Loan Document enforceable against it; (iv) each party to a Loan Document (other than the Loan Parties) has complied with all legal requirements pertaining to its status (such as legal investment laws, foreign qualification statutes and business activity reporting requirements) as such status relates to its rights to enforce such Loan Document against the Loan Parties; (v) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (vi) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (vii) the conduct of the parties to the Loan Documents has complied with any requirement of good faith, fair dealing and conscionability; (viii) the Administrative Agent, the Collateral Agent, each Lender and any representatives acting for them in connection with the Loan Documents have acted in good faith and without notice of any defense against the enforcement of any rights created by, or adverse claim to any property or security interest transferred or created as a part of, any of the Loan Documents; (ix) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of any of the Loan Documents; (x) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of any relevant jurisdiction are generally available (i.e., in terms of access and distribution following publication or other release) to lawyers practicing in such jurisdiction, and are in a format that makes legal research reasonably feasible; (xi) the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue

JPMorgan Chase Bank, N.A.,

as Swingline Lender, Issuing Lender,

Administrative Agent and Collateral Agent

The Several Lenders Party to the Credit Agreement

April 7, 2014

unless a published decision in the relevant jurisdiction has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; (xii) documents reviewed by us (other than the Loan Documents) would be enforced as written and would be interpreted in a manner consistent with their interpretation under the laws of the State of New York; (xiii) no Loan Party will in the future take any discretionary action (including a decision not to act) permitted under the Loan Documents that would result in a violation of law or constitute a breach or default under any other agreement or court order; (xiv) the Loan Parties will obtain all permits and governmental approvals required in the future, and will make all governmental filings and take all actions similarly required, relevant to subsequent consummation of the transactions contemplated by the Loan Documents or performance of the Loan Documents; (xv) all parties to the transactions contemplated by the Loan Documents will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Loan Documents; and (xiv) the Loan Documents and the transactions effected pursuant thereto, including without limitation any contracts of guaranty or suretyship included in the Loan Documents, are necessary or convenient to the conduct, promotion or attainment of the business of Borrower and the Guarantor.

E. With respect to each Guarantor (other than the DE Guarantor), we have assumed, without investigation, that (i) such Guarantor is a corporation or limited liability company, as applicable, validly existing and in good standing under the laws of the jurisdiction governing its organization, (ii) such Guarantor has the corporate or limited liability company power and authority, as applicable, to carry on its business as currently conducted and to execute and deliver the Loan Documents to which it is a party, consummate the transactions contemplated thereby, and perform its obligations thereunder, (iii) each Loan Document has been duly authorized, executed and delivered by such Guarantor that is a party thereto, and (iv) the execution and delivery by such Guarantor of the Loan Documents to which it is a party and the consummation by such Guarantor of the transactions effected thereby do not violate its certificate or articles of incorporation or organization, bylaws or operating or limited liability company agreement, or like charter documents.

F. The opinions expressed above are limited to the specific issues addressed and to laws and facts existing on the date hereof. By rendering our opinions, we do not undertake to advise you with respect to any other matter or of any change in such laws or in the interpretation thereof, or of any changes in facts, that may occur after the date hereof.

G. The opinions expressed above are limited by the effect of bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance, receivership and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and by general principles of equity.

H. Without limiting any other qualifications set forth herein, the opinion expressed in paragraph 6 above is subject to the effect of generally applicable laws (including without limitation common law) that (i) provide for the enforcement of oral waivers or modifications

JPMorgan Chase Bank, N.A.,

as Swingline Lender, Issuing Lender,

Administrative Agent and Collateral Agent

The Several Lenders Party to the Credit Agreement

April 7, 2014

where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver; (ii) limit the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (iii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iv) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of or contribution to a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct or insofar as such provisions otherwise contravene public policy; (v) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (vi) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs; (vii) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the contract; (viii) may limit the enforceability of provisions restricting competition, the solicitation of customers or employees, the use or disclosure of information or other activities in restraint of trade; (ix) may require mitigation of damages; (x) limit the right of a creditor to use force or cause a breach of the peace in enforcing rights; (xi) relate to the sale or disposition of Collateral or the requirements of a commercially reasonable sale; (xii) relate to the exercise of voting rights or rights to receive distributions in respect of investment property included in the Collateral; or (xiii) provide a time limitation after which rights may not be enforced (i.e., statutes of limitation).

I. We express no opinion as to the enforceability or effect in the Loan Documents of (i) any provision that provides for the payment of premiums upon mandatory prepayment or acceleration or of liquidated damages (whether or not denominated as such); (ii) any usury or fraudulent transfer or conveyance “savings” provision; (iii) any provision that authorizes one party to act as attorney-in-fact for another party; (iv) any agreement to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction or subject matter jurisdiction), any provision restricting access to courts (including without limitation agreements to arbitrate disputes), any waivers of the right to jury trial, any waivers of service of process requirements that would otherwise be applicable, any provision relating to evidentiary standards, any agreement that a judgment rendered by a court in one jurisdiction may be enforced in another jurisdiction, or any provision otherwise affecting the jurisdiction or venue of courts; (v) any provision waiving legal or equitable defenses or other procedural, judicial or substantive rights, such as rights to damages, rights to counterclaim or set-off, the application of statutes of limitation and rights to notice; (vi) any provision that provides for set-off or similar rights; or (vii) any provision that imposes increased interest rates or late payment charges upon overdraft, delinquency in payment or default, or provides for the compounding of interest or the payment of interest on interest.

JPMorgan Chase Bank, N.A.,

as Swingline Lender, Issuing Lender,

Administrative Agent and Collateral Agent

The Several Lenders Party to the Credit Agreement

April 7, 2014

J. The opinion expressed in paragraph 6 above is subject to the qualification that certain other provisions of the Loan Documents may be further limited or rendered unenforceable by applicable laws, but in our opinion such laws do not render such Loan Documents invalid as a whole or preclude the practical realization of the principal benefits purported to be provided thereby.

K. We express no opinion as to the enforceability or effect of any agreement, instrument or undertaking (including without limitation any statutory undertaking) that is not itself a Loan Document, solely as a result of any provision in a Loan Document requiring that any Loan Party perform or cause any other Person to perform its obligations under, or stating that any action will be taken as provided in or in accordance with, or otherwise incorporating by reference, such agreement, instrument or undertaking.

L. In rendering the opinions expressed herein, we have only considered the applicability of statutes, rules and regulations that a lawyer in the relevant jurisdiction exercising customary professional diligence would reasonably recognize as being directly applicable to general business organizations that are not engaged in regulated business activities and to transactions involving such organizations of the type effected pursuant to the Loan Documents.

M. The opinions expressed above do not address any of the following legal issues: (i) securities laws and regulations, the rules and regulations of securities exchanges, and laws and regulations relating to commodity (and other) futures and indices, swaps, security-based swaps and other similar instruments (and activities related thereto), including without limitation all laws and regulations administered by one or both of the Securities and Exchange Commission and the Commodity Futures Trading Commission; (ii) except as set forth in paragraph 9 above, Federal Reserve Board margin regulations; (iii) pension and employee benefit laws and regulations (e.g., ERISA); (iv) antitrust and unfair competition laws and regulations; (v) laws and regulations concerning filing and notice requirements (e.g., the Hart-Scott-Rodino Antitrust Improvements Act, as amended), other than requirements applicable to charter-related documents such as certificates of merger; (vi) laws, regulations, directives and executive orders restricting transactions with, or freezing or otherwise controlling assets of, designated foreign persons or governing investments by foreign persons in the United States (e.g., the Trading with the Enemy Act, as amended, regulations of the Office of Foreign Asset Control of the United States Treasury Department, and the Foreign Investment and National Security Act of 2007, as amended); (vii) compliance with fiduciary duty and conflict-of-interest requirements; (viii) the statutes and ordinances, administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level) and judicial decisions to the extent that they deal with the foregoing; (ix) environmental laws and regulations; (x) land use and subdivision laws and regulations; (xi) tax laws and regulations; (xii) except as set forth in paragraphs 7(e) and (f) above, intellectual property laws and regulations; (xiii) racketeering laws and regulations (e.g., RICO); (xiv) health and safety laws and regulations (e.g., OSHA); (xv) labor laws and regulations;

JPMorgan Chase Bank, N.A.,

as Swingline Lender, Issuing Lender,

Administrative Agent and Collateral Agent

The Several Lenders Party to the Credit Agreement

April 7, 2014

(xvi) laws, regulations and policies concerning national and local emergency (e.g., the International Emergency Economic Powers Act, as amended), possible judicial deference to acts of sovereign states, and criminal and civil forfeiture laws; and (xvii) other statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes).

N. We express no opinion as to the effect of any prohibitions against assignment or similar restrictions that may be contained in, or otherwise apply as a matter of law to, any particular account, chattel paper, document, instrument, investment property, letter of credit, lease, license, contract, permit, franchise or general intangible constituting a part of the Collateral.

O. Except as expressly provided in paragraph 7 above, we express no opinion as to the creation, attachment, perfection or relative priority of any lien provided for in the Security Documents or the necessity of making any filings in connection therewith. Furthermore, we express no opinion as to (i) the creation, attachment or perfection of any security interest in commercial tort claims or timber to be cut (as each such term is defined or used in the Delaware UCC or New York UCC, as applicable); (ii) the perfection of any security interest in fixtures or as-extracted collateral (as each such term is defined or used in the Delaware UCC or New York UCC, as applicable); or (iii) whether the description of the Collateral in the Security Documents is sufficient to cover the property intended to be encumbered thereby. We have assumed, without investigation, that the name of the Collateral Agent shown on the Financing Statements is the correct legal name of the Collateral Agent and the Collateral Agent has the power and authority to act as collateral agent for the Secured Parties under the Security Documents. With respect to our opinion set forth in paragraph 7 above, we call your attention to the fact that, under Section 9-108(c) of the New York UCC, a description of collateral in a security agreement as “all the debtor’s assets” or “all the debtor’s personal property,” or using words of similar import, does not reasonably identify the collateral. Accordingly, we express no opinion with respect to the creation, attachment or perfection of any security interest in any property or assets constituting a part of the Collateral solely as a result of the inclusion in the Security Documents of such a super-generic collateral description. However, we note that, under Section 9-504 of the Delaware UCC, a financing statement sufficiently indicates the collateral if it covers “all assets or all personal property.” Under the Delaware UCC, a financing statement filed in Delaware is effective for a period of five years from the date of filing (and for an additional period in certain limited circumstances). The effectiveness of a filed financing statement may be continued for five additional years, however, by action (such as the filing of a continuation statement) in the manner prescribed by law. If Borrower or the DE Guarantor changes its name or jurisdiction of organization, or if a new debtor (within the meaning of Section 9-102(a)(56) of the Delaware UCC) has or acquires rights in collateral, an amendment to the Financing Statement naming the Borrower or the DE Guarantor, as applicable, as debtor or the filing of an additional financing statement may be required to maintain the perfection of the security interest granted under the Security Documents. The perfection of any security interest in proceeds is limited to the extent set forth in Section 9-315 of the Delaware and New York UCC.

JPMorgan Chase Bank, N.A.,

as Swingline Lender, Issuing Lender,

Administrative Agent and Collateral Agent

The Several Lenders Party to the Credit Agreement

April 7, 2014

P. With respect to our opinion in paragraph 6 above, we hereby advise you that (i) in the absence of an effective waiver or consent, a guarantor may be discharged from its guaranty (and any accommodation security) to the extent the guarantied obligations are modified or other action or inaction by a creditor increases the scope of the guarantor’s risk or otherwise detrimentally affects the guarantor’s interests, such as by impairing the value of collateral securing the guarantied obligations, negligently administering the guarantied obligations, or releasing the borrower or a co-guarantor from the guarantied obligations and (ii) a guarantor may have the right to revoke a guaranty (and any accommodation security) with respect to obligations incurred after the revocation, notwithstanding the absence of an express right of revocation.

This opinion letter is being furnished to the Administrative Agent, the Collateral Agent and each Lender as of the date hereof in connection with the consummation of the transactions effected pursuant to the Loan Documents, and may not be used for any other purpose or relied on by or assigned, published or communicated to any other Person without our prior written consent in each instance. Notwithstanding the foregoing, copies of this opinion letter may be delivered to permitted assignees in connection with such assignments, to participants in connection with their purchasing of participating interests, to accountants, attorneys and other professionals advising the Administrative Agent, the Collateral Agent and each Lender in connection with the transactions effected pursuant to the Loan Documents, and, upon the request of any governmental regulatory agencies having jurisdiction over the Administrative Agent, the Collateral Agent and Lenders or self-regulatory bodies to which the Administrative Agent, the Collateral Agent and Lenders are subject to review, such agencies and bodies. We hereby consent to reliance on this opinion letter by any such permitted assignee to the same extent as the original Lenders as if this opinion letter had been addressed and delivered to such permitted assignee on the date hereof on the condition and understanding that we assume no responsibility or obligation to consider the applicability or correctness of this opinion letter to any Person other than such addressees.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By
John R. Marcil

Schedule 1

Guarantors

Full Legal Name	Jurisdiction of Organization
Avatar Properties Inc.	Florida
AVH Bethpage, LLC	Arizona
AVH Carolinas, LLC	Arizona
AVH EM, LLC	Arizona
AV Homes of Arizona, LLC	Arizona
JCH Estrella, LLC	Arizona
JCH Group LLC	Delaware
Vitalia at Tradition, LLC	Florida

Schedule 2

Pledged Stock

Corporation	Stockholder	Number of Shares	Certificate No.
API	Borrower
Avatar Retirement Communities, Inc. (DE)	Borrower
Avatar Utilities, Inc. (DE)	Borrower
Avatar Ocean Palms, Inc. (FL)	API
AV Homes Legacy Developers, Inc. (FL)	API
Banyan Bay Development Corporation (FL)	API
Poinciana New Township, Inc. (FL)	API
Prominent Title Insurance Agency, Inc. (FL)	API
Rio Rico Properties Inc. (AZ)	API

Exhibit A

Financing Statements

[Attached]

Exhibit B

Good Standing Certificates

[Attached]

April 7, 2014

JPMorgan Chase Bank, N.A.,

as Swingline Lender, Issuing Lender,

Administrative Agent and Collateral Agent

500 Stanton-Christiana Road

OPS2 3rd Floor

Newark, DE 19713

The Several Lenders Party to the

Credit Agreement (as hereinafter defined)

Re:	Credit Agreement, dated as of the date hereof (“Credit Agreement”), among AV Homes, Inc.,

the several Lenders party thereto, and JPMorgan Chase Bank, N.A., as Swingline

Lender, Issuing Lender, Administrative Agent and Collateral Agent

Ladies and Gentlemen:

I am Vice President and Assistant General Counsel of AV Homes, Inc., a Delaware corporation (“Borrower”) and have acted as counsel for Borrower and its direct and indirect subsidiaries listed on Schedule 1 attached hereto (each, a “Guarantor” and collectively, the “Guarantors”) in connection with the above-referenced Credit Agreement. This opinion letter is being delivered to you pursuant to Section 5.1(e) of the Credit Agreement. Capitalized terms used and not otherwise defined herein have the meanings ascribed to those terms in the Credit Agreement.

I have made such examination of law and facts as I have deemed necessary as a basis for my opinions set forth below. In connection with such examination, I have reviewed originals or facsimile or electronic copies of the following documents, each dated as of the date hereof (unless otherwise noted):

(i)	the Credit Agreement;

(ii)	the Guarantee and Collateral Agreement;

(iii)	the Grant of Security Interest in Trademark Rights, dated as of the date hereof, between Avatar Properties Inc., a Florida corporation (“API”), and the Agent;

(iv)	the Grant of Security Interest in Copyright Rights, dated as of the date hereof, between API and the Agent; and

(v)	the Uniform Commercial Code financing statements attached hereto as Exhibit A (the “Financing Statements”).

JPMorgan Chase Bank, N.A.,

as Swingline Lender, Issuing Lender,

Administrative Agent and Collateral Agent

The Several Lenders Party to the Credit Agreement

April 7, 2014

Each agreement described in (i) and (iv) above is sometimes referred to herein as a “Loan Document” and they are sometimes collectively referred to herein as the “Loan Documents” and the agreements described in (ii) through (iv) above are sometimes collectively referred to herein as the “Security Documents.” The State of Arizona and the State of Florida, are referred to individually, as applicable, as an “Applicable Jurisdiction” or collectively, as the “Applicable Jurisdictions.”

Based upon and subject to the foregoing and the assumptions, qualifications and exceptions set forth below, I am of the opinion that:

1. Each Guarantor that is organized in Arizona or Florida as set forth on Schedule 1 attached hereto (each, an “AZ/FL Guarantor” and collectively, the “AZ/FL Guarantors”) is a corporation or limited liability company validly existing and in good standing under the laws of its state of organization set forth on Schedule 1 attached hereto and has the corporate or limited liability company power and authority, as applicable, to carry on its business as currently conducted and to execute and deliver the Security Agreements to which it is a party and to consummate the transactions effected thereby (including performing its obligations thereunder and granting the security interests to be granted by it pursuant to the Security Agreements to which it is a party).

2. The execution and delivery by each AZ/FL Guarantor of the Security Agreements to which it is a party, the performance by each AZ/FL Guarantor of its obligations under the Security Agreements to which it is a party and the granting of security interests under the Security Agreements to which it is a party by each AZ/FL Guarantor have, in each case, been properly authorized by all necessary corporate or limited liability company action, as applicable, on the part of such AZ/FL Guarantor. Each AZ/FL Guarantor has duly executed and delivered the Security Agreements to which it is a party.

3. The execution and delivery by each AZ/FL Guarantor of the Security Agreements to which it is a party and the consummation such AZ/FL Guarantor of the transactions effected thereby (including performing its obligations thereunder and granting the security interests to be granted by it pursuant to the Security Agreements to which it is a party) do not violate its certificate of incorporation or organization, bylaws, operating agreement, limited liability company agreement or like charter documents.

4. The execution and delivery by each of Borrower and each Guarantor (each, a “Loan Party” and collectively, the “Loan Parties”) of the Loan Documents to which it is a party and the consummation by each Loan Party of the transactions effected thereby (including performing its obligations thereunder and granting the security interests to be granted by it pursuant to the

JPMorgan Chase Bank, N.A.,

as Swingline Lender, Issuing Lender,

Administrative Agent and Collateral Agent

The Several Lenders Party to the Credit Agreement

April 7, 2014

Security Agreements to which it is a party) do not (a) violate any provisions of constitutional or statutory law or regulation under any Covered Laws (as hereinafter defined) applicable to such Loan Party, (b) breach or cause a default under any written instrument or agreement to which such Loan Party is a party that is an exhibit to the most recent Annual Report on Form 10-K filed by the Borrower with the Securities and Exchange Commission or any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by the Borrower with the Securities and Exchange Commission subsequent to such Form 10-K, (c) create or impose any security interest in any assets of the Loan Parties under any written instrument or agreement described in clause (b) above, or (d) violate any judicial or administrative order, injunction, or decree of which I have Knowledge and to which any Loan Party or its property is subject.

5. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the consummation by each Loan Party of the transactions effected thereby (including performing its obligations thereunder and granting the security interests to be granted by it pursuant to the Security Agreements to which it is a party) do not require such Loan Party to obtain the consent or approval of, or make any filing with, any Governmental Authority under any provision of statutory law or regulation under any Covered Laws, except for consents, approvals and filings that have already been obtained or made.

6. Upon filing of the Financing Statements with the applicable filing offices in the States of Arizona and Florida as set forth on Schedule 1 attached hereto (the “Applicable Jurisdiction”), the security interest in each AZ/FL Guarantor’s Code Collateral granted to the Collateral Agent for the benefit of the Secured Parties under the Security Documents will be perfected in that portion of such AZ/FL Guarantor’s Code Collateral in which a security interest may be perfected by the filing of a financing statement under the Uniform Commercial Code of the Applicable Jurisdiction.

ASSUMPTIONS, QUALIFICATIONS AND EXCEPTIONS

In rendering the foregoing opinions, I wish to advise you of the following additional assumptions, qualifications and exceptions to which such opinions are subject:

A. I have relied solely on a certificates of public officials attached hereto as Exhibit B as to the opinions set forth in paragraph 1 above, and I have assumed that the information set forth in such certificates is true and correct as of the date of this opinion letter. As to the accuracy of certain factual matters, I have relied on representations made by the Loan Parties in the Loan Documents, the assumptions set forth below and certificates of officers of the Loan Parties reasonably believed by us to be appropriate sources of information, in each case without independent verification thereof or other investigation; provided, however, I have no Knowledge

JPMorgan Chase Bank, N.A.,

as Swingline Lender, Issuing Lender,

Administrative Agent and Collateral Agent

The Several Lenders Party to the Credit Agreement

April 7, 2014

concerning the factual matters upon which reliance is placed that would render such reliance unreasonable. The term “Knowledge” means my conscious awareness at the time this opinion letter is delivered of facts or other information without any other investigation.

B. This opinion letter is limited to the laws of the States of Arizona and Florida (collectively, “Covered Laws”).

C. I express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including without limitation (i) the enforceability of the governing law provisions contained in the Loan Documents and (ii) which jurisdiction’s laws govern perfection, the effect of perfection or non-perfection, and priority of the security interests granted in the Collateral.

D. I have relied, without investigation, upon the following assumptions: (i) natural persons who are involved on behalf of the Loan Parties have sufficient legal capacity to enter into and perform the transactions contemplated by the Loan Documents or to carry out their role in such transactions; (ii) the Loan Parties hold the requisite title and rights to the Collateral; (iii) each party to a Loan Document (other than the Loan Parties) has satisfied those legal requirements that are applicable to it to the extent necessary to make such Loan Document enforceable against it; (iv) each party to a Loan Document (other than the Loan Parties) has complied with all legal requirements pertaining to its status (such as legal investment laws, foreign qualification statutes and business activity reporting requirements) as such status relates to its rights to enforce such Loan Document against the Loan Parties; (v) each document submitted to me for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (vi) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (vii) the conduct of the parties to the Loan Documents has complied with any requirement of good faith, fair dealing and conscionability; (viii) the Administrative Agent, the Collateral Agent, each Lender and any representatives acting for them in connection with the Loan Documents have acted in good faith and without notice of any defense against the enforcement of any rights created by, or adverse claim to any property or security interest transferred or created as a part of, any of the Loan Documents; (ix) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of any of the Loan Documents; (x) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of any relevant jurisdiction are generally available (i.e., in terms of access and distribution following publication or other release) to lawyers practicing in such jurisdiction, and are in a format that makes legal research reasonably feasible; (xi) the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue unless a published decision in the relevant jurisdiction has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; (xii) documents reviewed by me (other than the Loan Documents) would be enforced as written and would be interpreted in a manner

JPMorgan Chase Bank, N.A.,

as Swingline Lender, Issuing Lender,

Administrative Agent and Collateral Agent

The Several Lenders Party to the Credit Agreement

April 7, 2014

consistent with their interpretation under the laws of the State of Arizona or Florida; (xiii) no Loan Party will in the future take any discretionary action (including a decision not to act) permitted under the Loan Documents that would result in a violation of law or constitute a breach or default under any other agreement or court order; (xiv) the Loan Parties will obtain all permits and governmental approvals required in the future, and will make all governmental filings and take all actions similarly required, relevant to subsequent consummation of the transactions contemplated by the Loan Documents or performance of the Loan Documents; and (xv) all parties to the transactions contemplated by the Loan Documents will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Loan Documents.

E. The opinions expressed above are limited to the specific issues addressed and to laws and facts existing on the date hereof. By rendering my opinions, I do not undertake to advise you with respect to any other matter or of any change in such laws or in the interpretation thereof, or of any changes in facts, that may occur after the date hereof.

F. The opinions expressed above are limited by the effect of bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance, receivership and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and by general principles of equity.

G. In rendering the opinions expressed herein, I have only considered the applicability of statutes, rules and regulations that a lawyer in the relevant jurisdiction exercising customary professional diligence would reasonably recognize as being directly applicable to general business organizations that are not engaged in regulated business activities and to transactions involving such organizations of the type effected pursuant to the Loan Documents.

H. The opinions expressed above do not address any of the following legal issues: (i) securities laws and regulations, the rules and regulations of securities exchanges, and laws and regulations relating to commodity (and other) futures and indices, swaps, security-based swaps and other similar instruments (and activities related thereto), including without limitation all laws and regulations administered by one or both of the Securities and Exchange Commission and the Commodity Futures Trading Commission; (ii) Federal Reserve Board margin regulations; (iii) pension and employee benefit laws and regulations (e.g., ERISA); (iv) antitrust and unfair competition laws and regulations; (v) laws and regulations concerning filing and notice requirements (e.g., the Hart-Scott-Rodino Antitrust Improvements Act, as amended), other than requirements applicable to charter-related documents such as certificates of merger; (vi) laws, regulations, directives and executive orders restricting transactions with, or freezing or otherwise controlling assets of, designated foreign persons or governing investments by foreign persons in the United States (e.g., the Trading with the Enemy Act, as amended, regulations of the Office of Foreign Asset Control of the United States Treasury Department, and the Foreign Investment and National Security Act of 2007, as amended); (vii) compliance with fiduciary duty and conflict-of-interest requirements; (viii) the statutes and ordinances, administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions

JPMorgan Chase Bank, N.A.,

as Swingline Lender, Issuing Lender,

Administrative Agent and Collateral Agent

The Several Lenders Party to the Credit Agreement

April 7, 2014

(whether created or enabled through legislative action at the federal, state or regional level) and judicial decisions to the extent that they deal with the foregoing; (ix) environmental laws and regulations; (x) land use and subdivision laws and regulations; (xi) tax laws and regulations; (xii) intellectual property laws and regulations; (xiii) racketeering laws and regulations (e.g., RICO); (xiv) health and safety laws and regulations (e.g., OSHA); (xv) labor laws and regulations; (xvi) laws, regulations and policies concerning national and local emergency (e.g., the International Emergency Economic Powers Act, as amended), possible judicial deference to acts of sovereign states, and criminal and civil forfeiture laws; and (xvii) other statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes).

I. I express no opinion as to the effect of any prohibitions against assignment or similar restrictions that may be contained in, or otherwise apply as a matter of law to, any particular account, chattel paper, document, instrument, investment property, letter of credit, lease, license, contract, permit, franchise or general intangible constituting a part of the Collateral.

J. I express no opinion as to matters of title to property.

K. I express no opinion as to any defense based upon ultra vires, lack or inadequacy of consideration or the like.

L. I have not reviewed and do not opine as to (i) any governmental rule or regulation relating to securities matters or any “blue sky” law, (ii) any governmental law, rule or regulation relating to tax matters, environmental matters or the ownership, construction, operation or maintenance of the Mortgaged Property, (iii) any governmental approval relating to the ownership, construction, operation or maintenance of any project, including without limitation whether Mortgagor has obtained all necessary licenses, permits, approvals and authorizations to maintain, occupy or operate the Mortgaged Property and to perform its obligations under the Mortgages, (iv) any existing or future compliance by the Mortgaged Property with applicable zoning, health, safety, building, environmental, land use or subdivision laws, ordinances, codes, rules or regulations.

O. Except as expressly provided in paragraph 6 above, I express no opinion as to the creation, attachment, perfection or relative priority of any lien provided for in the Security Agreements or the necessity of making any filings in connection therewith. Furthermore, I express no opinion as to (i) the creation, attachment or perfection of any security interest in commercial tort claims or timber to be cut (as each such term is defined or used in the UCC of the Applicable Jurisdiction); (ii) the perfection of any security interest in fixtures or as-extracted collateral (as each such term is defined in the UCC of the Applicable Jurisdiction); or (iii) whether the description of the Collateral in the Security Documents is sufficient to cover the property intended to be encumbered thereby. I have assumed, without investigation, that the name of the Collateral Agent shown on the Financing Statements is the correct legal name of the Collateral Agent and that the Collateral Agent has the power and authority to act as collateral agent for the Secured

JPMorgan Chase Bank, N.A.,

as Swingline Lender, Issuing Lender,

Administrative Agent and Collateral Agent

The Several Lenders Party to the Credit Agreement

April 7, 2014

Parties under the Security Documents. Under the UCC of the Applicable Jurisdiction, a financing statement filed in the Applicable Jurisdiction is effective for a period of five years from the date of filing (and for an additional period in certain limited circumstances). The effectiveness of a filed financing statement may be continued for five additional years, however, by action (such as the filing of a continuation statement) in the manner prescribed by law. If any AZ/FL Guarantor changes its name or jurisdiction of organization, or if a new debtor (within the meaning of Section 9-102(a)(56) of the UCC of the Applicable Jurisdiction) has or acquires rights in collateral, an amendment to the Financing Statement naming the applicable AZ/FL Guarantor as debtor or the filing of an additional financing statement may be required to maintain the perfection of the security interest granted under the Security Documents. The perfection of any security interest in proceeds is limited to the extent set forth in Section 9-315 of the Applicable Jurisdiction.

This opinion letter is being furnished to the Administrative Agent, the Collateral Agent and each Lender as of the date hereof in connection with the consummation of the transactions effected pursuant to the Loan Documents, and may not be used for any other purpose or relied on by or assigned, published or communicated to any other Person without my prior written consent in each instance. Notwithstanding the foregoing, copies of this opinion letter may be delivered to permitted assignees in connection with such assignments, to participants in connection with their purchasing of participating interests, to accountants, attorneys and other professionals advising the Administrative Agent, the Collateral Agent and each Lender in connection with the transactions effected pursuant to the Loan Documents, and, upon the request of any governmental regulatory agencies having jurisdiction over the Administrative Agent, the Collateral Agent and Lenders or self-regulatory bodies to which the Administrative Agent, the Collateral Agent and Lenders are subject to review, such agencies and bodies. I hereby consent to reliance on this opinion letter by any such permitted assignee to the same extent as the original Lenders as if this opinion letter had been addressed and delivered to such permitted assignee on the date hereof on the condition and understanding that I assume no responsibility or obligation to consider the applicability or correctness of this opinion letter to any Person other than such addressees.

Very truly yours,

Schedule 1

Guarantors

Full Legal Name	Jurisdiction of Organization	Applicable Jurisdiction
Avatar Properties Inc.	Florida	Florida

AVH Bethpage, LLC	Arizona	Arizona

AVH Carolinas, LLC	Arizona	Arizona

AVH EM, LLC	Arizona	Arizona

AV Homes of Arizona, LLC	Arizona	Arizona

JCH Estrella, LLC	Arizona	Arizona

JCH Group LLC	Delaware	Delaware

Vitalia at Tradition, LLC	Florida	Florida

Exhibit A

Financing Statements

[Attached]

Exhibit B

Good Standing Certificates

[Attached]

EXHIBIT G-1

FORM OF EXEMPTION CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of April 7, 2014 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, terms defined therein being used herein as therein defined), among AV HOMES, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders, including the Swingline Lender and the Issuing Lender (collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders and the other agents party thereto. [            ] (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.16(d) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

1. The Non-U.S. Lender is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate;

2. The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code;

3. The Non-U.S. Lender is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code;

4. The Non-U.S. Lender is not a “controlled foreign corporation” related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code; and

5. The interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate or in such W-8BEN changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered as of the date indicated below.

[NAME OF NON-U.S. LENDER]

By:
Name: Title:

Date:

EXHIBIT G-2

FORM OF EXEMPTION CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of April 7, 2014 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, terms defined therein being used herein as therein defined), among AV HOMES, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders, including the Swingline Lender and the Issuing Lender (collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders and the other agents party thereto. [            ] (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.16(d) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

1. The Non-U.S. Lender is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate;

2. The Non-U.S. Lender’s direct or indirect partners/members are the sole beneficial owners of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate;

3. Neither the Non-U.S. Lender nor its direct or indirect partners/members that are beneficial owners of the Loan(s) is a “bank” for purposes of Section 881(c)(3)(A) of the Code;

3. Neither the Non-U.S. Lender nor its direct or indirect partners/members that are beneficial owners of the Loan(s) is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code;

4. Neither the Non-U.S. Lender nor its direct or indirect partners/members that are beneficial owners of the Loan(s) is a “controlled foreign corporation” related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code; and

5. The interest payments in question are not effectively connected with the conduct of a U.S. trade or business by the undersigned nor any of its partners/members that is a beneficial owner of the Loan(s).

The undersigned has furnished, or concurrently herewith furnishes, the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate or in such Form W-8IMY or such Form W-8BEN changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered as of the date indicated below.

[NAME OF NON-U.S. LENDER]

By:
Name: Title:

Date: ____________________

EXHIBIT G-3

FORM OF EXEMPTION CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of April 7, 2014 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, terms defined therein being used herein as therein defined), among AV HOMES, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders, including the Swingline Lender and the Issuing Lender (collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders and the other agents party thereto. The undersigned is providing this certificate pursuant to Section 2.16(d) of the Credit Agreement. The undersigned hereby represents and warrants that:

1. It is the sole record owner of the participation in respect of which it is providing this certificate;

2. Its direct or indirect partners/members are the sole beneficial owners of the participation in respect of which it is providing this certificate;

3. With respect to such participation, neither the undersigned nor any of its direct or indirect partners/members that are beneficial owners of such participation is a “bank” for purposes of Section 881(c)(3)(A) of the Code;

3. None of its direct or indirect partners/members that are beneficial owners of the participation is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code;

4. None of its direct or indirect partners/members that are beneficial owners of the participation is a “controlled foreign corporation” related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code; and

5. The interest payments in question are not effectively connected with the conduct of a U.S. trade or business by the undersigned nor any of its partners/members that are beneficial owners of the participation.

The undersigned has furnished the participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate or in such Form W-8IMY or such Form W-8BEN changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered as of the date indicated below.

[NAME OF PARTICIPANT]

By:
Name: Title:

Date: ____________________

EXHIBIT G-4

FORM OF EXEMPTION CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of April 7, 2014 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, terms defined therein being used herein as therein defined), among AV HOMES, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as lenders, including the Swingline Lender and the Issuing Lender (collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders and the other agents party thereto. The undersigned is providing this certificate pursuant to Section 2.16(d) of the Credit Agreement. The undersigned hereby represents and warrants that:

1. It is the sole record and beneficial owner of the participation in respect of which it is providing this certificate;

2. It is not a “bank” for purposes of Section 881(c)(3)(A) of the Code;

3. It is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code;

4. It is not a “controlled foreign corporation” related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code; and

5. The interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate or in such Form W-8BEN changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed and delivered as of the date indicated below.

[NAME OF PARTICIPANT]

By:
Name: Title:

Date: ____________________

EXHIBIT H

ADMINISTRATION OF SECURITY AND BORROWING BASE

The Mortgaged Property and the Borrowing Base shall be administered in accordance with the following procedures subject to such revisions as agreed by the Administrative Agent and the Borrower:

(a) Security Documents. The Guarantee and Collateral Agreement, the Blocked Account Control Agreement, the Contingent Account Control Agreements, each Mortgage and all other Security Documents shall be in form and substance satisfactory to the Collateral Agent.

(b) Security Generally. On or prior to date of this Agreement, the Collateral Agent shall receive duly executed copies of the Guarantee and Collateral Agreement, Blocked Account Control Agreements and the Contingent Account Control Agreements and, promptly thereafter, searches of records evidencing that financing statements have been filed in all appropriate jurisdictions to perfect a security interest conforming to the representation contained in Section 4.21, and, at all times thereafter, the Collateral Agent shall receive such other agreements, amendments, documents, assignments, statements or instruments, in each case in form and substance satisfactory to the Collateral Agent, as may be reasonably necessary to evidence, perfect or otherwise implement the Lien created by the Security Documents as collateral security for the performance and repayment of the Obligations (in the case of Borrower) or of the Guarantor Obligations (as defined in the Guarantee and Collateral Agreement in the case of the Guarantors) in accordance with the requirements of the Credit Agreement.

(c) Release of Mortgaged Property Upon Sale.

(i) Prior to the closing of the sale of all or any portion of any Mortgaged Property, the Borrower will request the title company handling the escrow for sale or issuing the title insurance policy to the buyer (the “Title Company”) to deliver to the Collateral Agent by email to OneBase@Chase.com (or such other email address as the Collateral Agent shall designate to the Borrower) the following (collectively, a “Release Request”):

(w) a request to release its Lien on such Mortgaged Property,

(x) the forms of releases of Mortgage and any assignment of leases and rents (each with completed legal description) that the Collateral Agent is requested to provide (collectively, the “Release Documents”),

(y) the address of the Title Company to which the original executed Release Documents should be returned, and

(z) (i) confirmation that after giving effect to such release and any substitution of Qualified Real Property Inventory or Borrowing Base Cash, the Borrowing Base Debt does not exceed the lesser of (A) the Commitments and (B) the Borrowing Base and (ii) if such release is of Mortgaged Property constituting more than ten percent (10%) of the Borrowing Base, a pro forma Borrowing Base Certificate as required by Section 10.14 of the Credit Agreement.

(ii) Within one Business Day after receipt, the Collateral Agent will respond to each Release Request by an email acknowledging receipt of the Release Request and confirming that the Collateral Agent will return the executed Release Documents upon receipt of the net settlement proceeds.

(iii) Upon the closing of the sale of all or any portion of any Mortgaged Property, the Borrower shall require the Title Company immediately to deposit in the form of a wire transfer, all net proceeds from such closing to the following account (Collateral Proceeds Account):

JPMorgan Chase Bank, N.A.

ABA # 021000021

Acct Number: As established by the Collateral Agent and notified to the Borrower

Acct Name: As established by the Collateral Agent and notified to the Borrower

Ref: [Community No., Community Name, Unit/Lot Numbers]

DETAILED REFERENCE MUST BE MADE TO PROPERLY IDENTIFY UNIT

ALL PAYMENTS MUST BE RECEIVED BY THE COLLATERAL AGENT NO LATER THAN 2:00 P.M. CST ON A BUSINESS DAY FOR SAME DAY CREDIT. PAYMENTS RECEIVED AFTER THAT TIME WILL BE CREDITED ON THE NEXT BUSINESS DAY.

(iv) Within five (5) Business Days after receipt of (x) the net settlement proceeds as required by Section (ii) and (y) the form of Release Documents for the Mortgaged Property (to the extent not previously received), the Collateral Agent will send the Release Documents requested by the Title Company, duly executed, to such Title Company.

(d) Borrowing Base Cash. So long as the Borrowing Base includes Borrowing Base Cash, such Borrowing Base Cash will be held by or on behalf of the Collateral Agent in the Borrowing Base Account.

(e) Qualified Real Property Inventory. So long as the Borrowing Base includes Qualified Real Property Inventory, the Administrative Agent or Collateral Agent, as applicable, shall have received, with respect to any Qualified Real Property Inventory included in the Borrowing Base, those documents, instruments and agreements contemplated for the real property by the definition of Qualified Real Property Inventory and such other documents specified on Annex I with respect to such real property.

(f) Review of Borrowing Base Certificates. Each Borrowing Base Certificate will be subject to review and testing pursuant to such methodologies as the Administrative Agent shall reasonably determine.

(g) Calculation of Appraised Value of Qualified Real Property Inventory and Borrowing Base. The Appraised Value of any Qualified Real Property Inventory included in the Borrowing Base shall be subject to adjustments from time to time approved by the Administrative Agent in its reasonable discretion (with notice to Lenders) to take into account partial dispositions, costs of improvement, damage, destruction, other casualty, condemnation, eminent domain, contamination and other adverse events. Except as otherwise reasonably determined by the Administrative Agent in its discretion (with notice to Lenders) the Appraised Value of Qualified Real Property Inventory included in the Borrowing Base as of any date shall equal (i) the Appraised Value of such Qualified Real Property Inventory as set forth in the Borrowing Base Certificate then in effect in accordance with the Credit Agreement or, if not previously reflected in a Borrowing Base Certificate, the appraised value of such Qualified Real Property Inventory as set forth on an “as is” basis in the most-recent Acceptable Appraisal received by the Administrative Agent (the date of such Borrowing Base Certificate or receipt of such Acceptable Appraisal, as the case may be, the “Appraised Value Measurement Date”) plus (ii) the book value of ongoing or completed construction of Units and improvements since the Appraised Value Measurement Date less (iii) upon disposition of any such Qualified Real Property Inventory, an amount equal to the amount included in the Borrowing Base in respect of such disposed Qualified Real Property Inventory. The Administrative Agent may determine that

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the Appraised Value of a Qualified Real Property Inventory is $0.00 as a result of material damage, destruction, other casualty, condemnation, eminent domain, contamination or other adverse event affecting such Qualified Real Property Inventory.

(h) Inspections. Subject to and without limiting Section 6.5, The Administrative Agent or its employees, agents or representatives shall be entitled to inspect Qualified Real Property Inventory from time to time, as follows:

(i) at the Administrative Agent’s option, but no more than twice in any calendar year unless an Event of Default has occurred and is continuing, the Administrative Agent may review the inventory status from the financial records of the Loan Parties, which will include sales reports, copies of contracts, paid invoices, etc.;

(ii) at the Administrative Agent’s option, but no more than twice in any calendar year unless an Event of Default has occurred and is continuing, a portion of any material vertical construction may be selected at random for inspection;

(iii) land development work for Qualified Real Property Inventory will be inspected periodically, but not more than twice in any calendar year unless an Event of Default has occurred and is continuing, by the Administrative Agent in its discretion; and

(iv) material negative variances between calculations of the Borrowing Base made by the Borrower as adjusted by the Administrative Agent’s calculations will be discussed with the Borrower and, if not satisfactorily resolved, will be reflected in the next Borrowing Base Certificate delivered hereunder.

All inspections made by the Administrative Agent or its employees, agents or representatives, shall be made solely and exclusively for the protection and benefit of the Lenders and neither the Borrower nor any other Person shall be entitled to claim any loss or damage against the Administrative Agent, any Lender or any of their respective employees, agents or representatives for failure to properly discharge any alleged duties of the Administrative Agent.

(i) Delivery of Information. The Administrative Agent shall share with the Lenders all findings and/or reports provided by consultants with respect to Sections (h), (j), (k), (l), (m) and (o) of this Exhibit H.

(j) Work-in-Progress Documentation. The Administrative Agent shall be entitled to inspect not more than once each fiscal quarter of the Borrower documentation with a scope reasonably identified by the Administrative Agent with respect to any work-in-progress, including, without limitation, sales contracts, loan commitments, buyer deposits, lot purchase closing statements, certificates of occupancy, notices of commencement and other matters relating to the Qualified Real Property Inventory, etc.

(k) Budget. Upon the request of the Administrative Agent from time to time, but no more than twice in any calendar year unless an Event of Default has occurred and is continuing, a budget setting forth the estimates of the total cost of construction for specific Units of a reasonable number and size included in the Borrowing Base shall be provided by the Borrower to the Administrative Agent, at the Borrower’s sole expense.

(l) Plan and Cost Review. Upon the request of the Administrative Agent from time to time, but no more than twice in any calendar year unless an Event of Default has occurred and is continuing, plans and cost budgets with respect to land development work in respect of Qualified Real Property Inventory of

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a reasonable size shall be provided by the Borrower to the Administrative Agent, at the Borrower’s expense.

(m) Title Report Updates and other Lien Searches. Upon the request of the Collateral Agent from time to time, but no more than once in any calendar year unless an Event of Default has occurred and is continuing, title updates (including without limitation, ownership and encumbrance reports) with respect to Qualified Real Property Inventory to confirm the lien status of such Collateral (in particular, that the Security Documents continue to constitute a first lien on and security interest in such Collateral subject only to Permitted Liens described in clauses (b), (c), (f) or (p) of the definition of “Permitted Liens”) shall be provided to the Collateral Agent, at the Borrower’s expense. Any Lender shall have the right to order title searches more frequently at such Lender’s sole expense.

(n) Appraisals. From time to time, the Administrative Agent will require appraisals to be made in accordance with Section 6.12.

(o) Procedure for Review of Appraisals. Upon receipt by the Administrative Agent of any draft appraisal, the Administrative Agent shall as soon as practicable deliver a copy of such appraisal to each Lender and each Lender shall have seven Business Days after receipt of such delivery to notify the Administrative Agent in writing whether it approves or rejects such appraisal; provided that (x) subject to clause (y) below, if, after such seven Business Day period, such Lender has not responded to the Administrative Agent with either a rejection of such appraisal or a confirmation that such appraisal is reasonably acceptable to such Lender, such appraisal shall be deemed reasonably acceptable to such Lender and (y) any modifications or revisions to such appraisal shall be delivered as soon as practicable to each Lender and shall re-start the seven Business Day period for Lender review.

(p) Allocation. The Appraised Value of a portion of Mortgaged Property shall be calculated based on the Acceptable Appraisal for such Mortgaged Property and allocated to such portion of such Mortgaged Property by the Borrower (a) as set forth in such Acceptable Appraisal or (b) if not set forth in such Acceptable Appraisal, based upon the relative book value of the such portion of the Mortgaged Property covered by such Acceptable Appraisal.

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ANNEX I

Required Documents

1.	With respect to Entitled Land:

a.	Preliminary plat maps;

b.	Development Agreements with the city or municipality, if any; and

c.	Water, utility and sewer “will serve” letters, references on the preliminary plat map to the specific utility companies that will provide utilities to the Real Property Inventory shown in the preliminary plat, or other evidence reasonably acceptable to Administrative Agent that water, utility and sewer utilities will be provided to such Real Property Inventory.

2.	Other information reasonably required by Administrative Agent to evidence compliance with the definition of Units Under Contract, Speculative Units, Model Units, Finished Lots, or Lots Under Development, as applicable.